Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOLARCITY CORPORATION,

SUNFLOWER ACQUISITION CORPORATION,

SUNFLOWER ACQUISITION LLC,

SILEVO, INC.,

RICHARD LIM,

AS SECURITYHOLDER REPRESENTATIVE,

AND,

WITH RESPECT TO ARTICLE VIII, ARTICLE IX AND ARTICLE X ONLY,

U.S. BANK NATIONAL ASSOCIATION,

AS ESCROW AGENT

Dated as of June 16, 2014

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Key Employee Non-Competition and Non-Solicitation Agreement
Exhibit B	Form of Key Employee Offer Letter
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Joinder and Waiver Agreement
Exhibit E	Form of Stockholder Written Consent
Exhibit F	Form of Letter of Transmittal
Exhibit G	Reserved
Exhibit H	Form of Director and Officer Resignation and Release Letter
Exhibit I	Form of Legal Opinion of Counsel to the Company
Exhibit J	U.S. Bank Money Market Deposit Account Terms
Exhibit K	U.S. Bank Security Procedures

Schedules

Schedule A	Certain Company Securityholders
Schedule 1.1(lll)	Key Employees
Schedule 1.1(mmm)	Knowledge Persons
Schedule 1.1(wwww)	Certain Subsidiaries
Schedule 2.16	Earnout Matters
Schedule 6.7	Agreements Requiring Consents, Waivers and Approvals
Schedule 6.15	Liens to be Released
Schedule 6.23(a)	Indemnification Schedule
Schedule 7.2(e)(i)	Agreements Requiring Consents, Waivers and Approvals
Schedule 7.2(e)(ii)	Agreements to be Modified
Schedule 7.2(e)(iii)	Agreements to be Terminated
Schedule 7.2(e)(iv)	Notices to be Sent

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 16, 2014 by and among SolarCity Corporation, a Delaware corporation (“Parent”), Sunflower Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub One”), Sunflower Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub Two” and together with Merger Sub One, “Merger Subs”), Silevo, Inc., a Delaware corporation (the “Company”), Richard Lim, solely in his capacity as securityholder representative (the “Securityholder Representative”), and, with respect to Article VIII, Article IX and Article X only, U.S. Bank National Association, as Escrow Agent (the “Escrow Agent”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

A. The boards of directors (or similar governing body) of each of Parent, Merger Subs and the Company have determined that it is advisable and in the best interests of each such corporation and their respective equityholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “First Step Merger”). As soon as practicable following the First Step Merger, and as part of a single integrated transaction, Parent will cause the Company, as the surviving entity in the First Step Merger, to merge with and into Merger Sub Two, with Merger Sub Two continuing as the surviving entity (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”).

B. The Company and Parent intend, by executing this Agreement, that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C. The Company, on the one hand, and Parent and Merger Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and the other transactions contemplated hereby.

D. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (i) all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive the consideration set forth herein; (ii) all of the Company Options shall be cancelled and extinguished and shall be converted into the right to receive the consideration set forth herein; and (iii) all of the issued and outstanding Company Warrants or other securities convertible into or exchangeable for shares of Company Capital Stock shall be terminated and shall be converted into the right to receive the consideration set forth herein.

E. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement in the amount and on the terms and subject to the conditions set forth herein.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Subs to enter into this Agreement, (i) each of the Key Employees shall enter into a non-competition and non-solicitation agreement with Parent, substantially in the form attached as Exhibit A (a “Key Employee Non-Competition and Non-Solicitation Agreements”); and (ii) each of the Key Employees shall execute an offer letter, substantially in the form of Exhibit B (a “Key Employee Offer Letters”), each to be effective as of the Effective Time.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Subs to enter into this Agreement, certain holders of shares of Company Capital Stock or Company Options set forth in Schedule A shall execute and deliver Voting Agreements, in the form attached as Exhibit C (each, a “Voting Agreement”) to Parent and Merger Subs.

G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Subs to enter into this Agreement, Company Securityholders listed on Schedule A are entering into and delivering to Parent one or more Joinder and Waiver Agreements, substantially in the form attached as Exhibit D (a “Joinder and Waiver Agreement”), to be effective upon the Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Advisory Fee” shall mean all amounts payable or that become payable by the Company to Clark Street Associates LLC, including any such amounts paid by Parent on behalf of the Company.

(b) “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

(c) “Affiliated Group” shall mean an affiliated, consolidated, combined, unitary or similar group for Tax purposes, including any arrangement for group or consortium relief or similar arrangement.

(d) “Antitrust Law” shall mean any Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(e) “Base Closing Merger Consideration Amount” shall mean $200,000,000 (i) plus the sum of (A) the aggregate exercise price of all Company Options (other than Unvested Company Options not held by Continuing Employees or Persons who will continue to be service providers to Parent or its Subsidiaries immediately after the Effective Time) and Company Warrants, in each case outstanding as of the Effective Time; and (B) the aggregate amount of Closing Cash; and (ii) minus the sum of (1) the aggregate amount of any and all Third Party Expenses that have not been paid by the Company (using the Company’s cash) prior to the Closing; (2) the aggregate amount of all Change of Control Fees that have not been paid by the Company (using the Company’s cash) prior to the Closing (whether payable at or after the Closing); and (3) the Closing Indebtedness.

(f) “Business Conditions” has the meaning set forth on Schedule 2.16

(g) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or the Federal Reserve Bank of San Francisco is closed.

(h) “CCC” shall mean the California Corporations Code.

(i) “Claim” shall mean any cause of action or suit (whether in contract, tort or otherwise), action, claim, demand, charge, hearing, complaint, litigation (whether at law or in equity, whether civil or criminal), assessment, controversy or audit by or before any Governmental Entity, arbitration proceeding or investigation by any Governmental Entity or any other Person.

(j) “Closing Cash” shall mean the aggregate amount of cash and cash equivalents in the bank accounts of the Company and its Subsidiaries immediately prior to the Effective Time.

(k) “Closing Indebtedness” shall mean the aggregate amount of (i) any and all Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time (including the Promissory Note and the Convertible Notes (including any “change of control” or similar payment with respect to the Convertible Notes)) and any amounts that may be incurred thereto to payoff or discharge such Indebtedness of the Company and its Subsidiaries; (ii) the amount of the Advisory Fee in excess of $1,750,000; and (iii) all amounts related to the Company’s joint venture in China that are payable or that become payable, including under any “put” or similar right, by the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement (other than for any interest that accrues following the Effective Time).

(l) “Closing Merger Consideration” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Final Adjusted Closing Merger Consideration Amount by (ii) the Closing Price (rounded down to the nearest whole share of Parent Common Stock).

(m) “Closing Net Working Capital” shall mean an amount equal to (i) all current assets of the Company and its Subsidiaries, including all accounts receivable (net of all related reserves) minus (ii) all current liabilities of the Company and its Subsidiaries (including, as current liabilities, any Pre-Closing Taxes and any liability associated with any form of deferred revenue), in each case calculated in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Interim Financials; provided, however, that Closing Net Working Capital shall exclude (A) Third Party Expenses; (B) Change of Control Fees; (C) Closing Indebtedness; (D) Closing Cash; and (E) the Advisory Fee, in each case to the extent such amounts are used to determine the Base Closing Merger Consideration Amount as provided in Section 1.1(e).

(n) “Closing Price” shall mean the volume-weighted sales price per share rounded to four decimal places of the Parent Common Stock on The NASDAQ Global Select Market for the 20 consecutive trading day period beginning at 9:30 a.m., Eastern time, on the 23rd trading day prior to the Closing Date and ending at 4:00 p.m., Eastern time, on the third trading day prior to the Closing Date, as calculated by Bloomberg LP under the function “SCTY US Equity.”

(o) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(p) “Company Capital Stock” shall mean the Company Common Stock, Company Preferred Stock and any other shares of capital stock of the Company.

(q) “Company Common Stock” shall mean shares of common stock, par value $.00001 per share, of the Company.

(r) “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, compensatory stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

(s) “Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(t) “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance, condition or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) that is or would reasonably be expected to be or become materially adverse to the financial condition, business, assets (including intangible assets), liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) that would reasonably be expected to materially impede the authority or ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, except, in each case, to the extent that any such Effect directly results from any of the following: (A) changes in general economic conditions or changes affecting the industry generally in which the Company operates (provided, however, that such changes do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies as the Company); (B) acts of war or terrorism (provided, however, that such acts do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies as the Company); (C) any changes in applicable Law or GAAP (provided, however, that such changes do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies the Company); (D) the announcement, pendency or confirmation of the transactions contemplated by this Agreement (including any disruption in, or termination or modification of, distributor, partner or similar relationships) other than with respect to the New York Manufacturing Facility; (E) (1) compliance with the terms of, or the taking of any action required by, this Agreement or (2) actions taken (or omitted to be taken) with the express written consent of Parent (provided, however, that, in the case of each of clauses (1) and (2), prior to taking, or refraining or omitting from taking, an action, as applicable, the Company notifies Parent in writing if the Company believes, in its good faith reasonable judgment, that such action or inaction, as applicable, would result in a Company Material Adverse Effect without giving effect to this clause (E)); or (F) any failure, in and of itself, of the Company to meet financial or other projections for any period ending after the date of this Agreement (but not, in each case, the underlying cause of such failure).

(u) “Company Option” shall mean any issued and outstanding option (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested).

(v) “Company Preferred Stock” shall mean shares of Series A Preferred Stock, par value $.00001 per share, of the Company, Series B Preferred Stock, par value $.00001 per share, of the Company, and Series B-1 Preferred Stock, par value $.00001 per share, of the Company.

(w) “Company Products” shall mean all products (including products currently under development), technologies or service offerings of the Company that have been owned, made, marketed, sold, provided, imported for resale, sold or licensed by or on behalf of the Company since its inception or distributed, or that Company intends to market, sell, or distribute, including any products or service offerings under development, and including any such products or services that form the basis, in whole or in part, of any revenue or business projection made by Company, or provided by Company in connection with the negotiation of this Agreement.

(x) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(y) “Company Restricted Stock” shall mean shares of Company Capital Stock that are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company.

(z) “Company Securityholder” shall mean any Company Stockholder, holder of Company Options or holder of Company Warrants, in each case as of immediately prior to the Effective Time.

(aa) “Company Stockholder” shall mean any holder of any shares of Company Capital Stock immediately prior to the Effective Time (after giving effect to the exercise, conversion, cancellation or termination of each Company Option and each Company Warrant immediately prior to the Effective Time).

(bb) “Company Technology” shall mean all Company Products and all other Technology owned or purported to be owned by the Company or its Subsidiaries that is used by or on behalf of the Company or its Subsidiaries in connection with the Company’s or its Subsidiaries’ businesses.

(cc) “Company Warrant” shall mean any issued and outstanding warrant (other than Company Options) to purchase or otherwise acquire shares of Company Capital Stock.

(dd) “Confidentiality Agreement” shall mean the mutual nondisclosure agreement dated October 10, 2012, between the Company and Parent.

(ee) “Continuing Employee” shall mean each Employee who (i) for U.S. Employees, is offered at-will employment with Parent or any of its Subsidiaries, accepts such offer of at-will employment prior to the Effective Time and remains an employee of Parent or any of its Subsidiaries as of immediately after the Effective Time; and (ii) for non-U.S. Employees, is an employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time, and, in each case, remains an employee of the Interim Surviving Entity or one of its Subsidiaries or becomes an employee of Parent or one of its Subsidiaries as of immediately after the Effective Time.

(ff) “Contract” shall mean any legally binding contract, agreement, instrument, commitment or undertaking of any nature (including any lease, mortgage, indenture, note, guarantee, covenant, letter of intent, insurance policy, permit, concession, franchise, license, sublicense, subcontract, purchase order or other arrangement, obligation, understanding or commitment), including in each case any contingent or springing obligations and any amendments, supplements, or other modifications thereto.

(gg) “Convertible Notes” shall mean the convertible notes issued by the Company.

(hh) “DGCL” shall mean the General Corporation Law of the State of Delaware.

(ii) “Earnout Closing Price” shall mean the volume-weighted sales price per share rounded to four decimal places of the Parent Common Stock on The NASDAQ Global Select Market for the 20 consecutive trading day period beginning at 9:30 a.m., Eastern time, on the 23rd trading day prior to the applicable date of an Earnout Payment date and ending at 4:00 p.m., Eastern time, on the third trading day prior to the applicable date of an Earnout Payment, as calculated by Bloomberg LP under the function “SCTY US Equity.”

(jj) “Earnout Consideration” shall mean the shares of Parent Common Stock deliverable pursuant to Section 2.16, if any.

(kk) “Earnout Consideration Amount” shall mean $150,000,000.

(ll) “Employee” shall mean any current or former employee (including any such individual engaged through a third party agency), consultant or independent contractor of the Company or any ERISA Affiliate.

(mm) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other employment-related Contract between the Company or any ERISA Affiliate and any Employee.

(nn) “Environmental Laws” shall mean any and all Laws that prohibit, regulate or control protection of the environment, natural resources, human health and safety, any Hazardous Material, or any Hazardous Material Activity and all as amended from time to time.

(oo) “Environmental Permit” shall mean any notification, license, permit (including construction and operation permits), franchise, concession, certificate, consent, grant, approval, exemption, classification, registration and other similar documents and authorizations issued by any Governmental Entity (including any application therefor) pursuant to Environmental Law.

(pp) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any official guidance promulgated thereunder.

(qq) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(rr) “Escrow Amount” shall mean that number of shares of Parent Common Stock (rounded down to the nearest whole share of Parent Common Stock) equal to the quotient obtained by dividing (i) $30,000,000 by (ii) the Closing Price.

(ss) “Estimated Adjusted Closing Merger Consideration Amount” shall mean the Base Closing Merger Consideration Amount (i) plus the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Working Capital Amount; and (ii) minus the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Working Capital Amount.

(tt) “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses anticipated to be incurred or payable by the Company or any of its Subsidiaries upon or after the Closing (including amounts incurred or payable prior to the Closing that remain unpaid as of immediately prior to the Closing), as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

(uu) “Final Adjusted Closing Merger Consideration Amount” shall mean as follows:

(i) if the Actual Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then the “Final Adjusted Closing Merger Consideration Amount” shall mean the Estimated Adjusted Closing Merger Consideration Amount plus the amount by which the Actual Closing Net Working Capital is greater than the Estimated Closing Net Working Capital; and

(ii) if the Actual Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the “Final Adjusted Closing Merger Consideration Amount” shall mean the Estimated Adjusted Closing Merger Consideration Amount minus the amount by which the Actual Closing Net Working Capital is less than the Estimated Closing Net Working Capital.

(vv) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(ww) “Foundation” shall mean the Research Foundation for the State University of New York.

(xx) “Full Production Output” shall have the same meaning as the paragraph 4.1(b) of the New York Facility Agreement.

(yy) “Fully Loaded Cost” has the meaning set forth on Schedule 2.16.

(zz) “Funding Event” has the meaning set forth on Schedule 2.16.

(aaa) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(bbb) “Governmental Entity” shall mean any U.S. federal, state, municipal, local or foreign government, or, in each case, any political subdivision thereof, or any authority, agency, board, commission, department or other regulatory entity or body, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or other governmental power, any court or tribunal (or any department, bureau or division thereof).

(ccc) “Hazardous Material” shall mean any material, chemical, emission or substance that has been characterized, identified or designated by any Governmental Entity to be radioactive, toxic, hazardous, dangerous, a pollutant, a nuisance, biohazardous, a medical waste, or otherwise a potential danger to human health, human reproduction or the environment.

(ddd) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, labeling, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including any required payment of waste fees or charges (including so called e-waste fees) and compliance with any recycling, packaging, product take back or product content requirements.

(eee) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(fff) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(ggg) “Indebtedness” shall mean, without duplication, all Liabilities (including any applicable penalties (including with respect to any accrued or unpaid prepayment thereof) and accrued or unpaid interest and premiums) of the Company or any of its Subsidiaries (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or other similar instruments; (iii) for the deferred purchase price of goods or services (excluding trade payables incurred in the ordinary course of business consistent with past practice); (iv) as lessee under leases that have been recorded as capital leases, in accordance with GAAP; (v) under acceptances, letters of credit or similar facilities; (vi) under installment sale or other title retention Contracts relating to purchased property; and (vii) all guarantees of any of the foregoing of another Person.

(hhh) “Intellectual Property” shall mean Technology and Intellectual Property Rights.

(iii) “Intellectual Property Rights” shall mean any or all of the following and all statutory or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor (“Domain Name Rights”); (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (viii) rights associated with works of authorship, including exclusive exploitation rights, and moral rights (“Moral Rights”); (ix) any other rights in or to Technology; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(jjj) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement, whether written or unwritten, that has been established, adopted or maintained by the Company or any ERISA Affiliate, or contributed to or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(kkk) “IRS” shall mean the United States Internal Revenue Service.

(lll) “Key Employees” shall mean the employees of the Company listed in Schedule 1.1(lll).

(mmm) “Knowledge” shall mean (i) with respect to any Person, the actual knowledge of such Person, and (ii) with respect to the Company, (A) the actual knowledge of the Persons identified in Schedule 1.1(mmm) and the knowledge that each such Person would reasonably be expected to have obtained if such Person had made reasonable inquiry of those Employees, contractors and consultants of the Company whom such Person reasonably believes would have actual knowledge of the matters represented; and (B) the actual knowledge of the directors of the Company in their capacities as directors of the Company.

(nnn) “Law” shall mean any statutes, rules, codes, regulations, restrictions, resolutions, ordinances, orders, decrees, approvals, guidance, promulgations, directives, judgments, injunctions, writs, awards, decrees or other similar legal requirements having the force or effect of law, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

(ooo) “Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or order of any Governmental Entity and those arising under any Contract.

(ppp) “Lien” shall mean, with respect to any asset, any lien, pledge, charge, adverse title, claim, mortgage, deed of trust, security interest, defect in title, preemptive right, vesting limitation, right of first offer or refusal, transfer restriction of any kind or other encumbrance of any sort in respect of such asset.

(qqq) “Multiemployer Plan” shall mean any “Pension Plan” that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(rrr) “New York Facility Agreement” shall mean the Agreement for Research & Development Alliance on Triex Module Technology dated February 24, 2014 between the Foundation and the Company.

(sss) “New York Manufacturing Facility” shall mean the Manufacturing Facility as defined and referenced in paragraph 2.7 of the New York Facility Agreement.

(ttt) “New York Site” shall mean the real property (including the soil and groundwater thereunder and the surface water thereon) located in Buffalo, New York referenced in the New York Facility Agreement on which the New York Manufacturing Facility will be constructed.

(uuu) “Open Source Software” shall mean any Software that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) or other Software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict one’s ability to charge for distribution of Software.

(vvv) “Parent Common Stock” shall mean the common stock, par value $0.0001 per share of Parent.

(www) “Parent Material Adverse Effect” shall mean any Effect, individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (i) that is or could reasonably be expected to be or become materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, employees, operations or results of operations of Parent and its Subsidiaries, taken as a whole; or (ii) that could reasonably be expected to materially impede the authority or ability of Parent to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, except, in each case, to the extent that any such Effect directly results from any of the following: (A) changes in general economic conditions or changes affecting the industry generally in which Parent operates (provided, however, that such changes do not affect Parent disproportionately as compared to other companies operating in the same industries or geographies as Parent); (B) or acts of war or terrorism (provided, however, that such acts do not affect Parent disproportionately as compared to other companies operating in the same industries or geographies as Parent); (C) any changes in applicable Law or GAAP (provided, however, that such changes do not affect Parent disproportionately as compared to other companies operating in the same industries or geographies as Parent); or (D) any changes in the trading volume or trading price of Parent Common Stock on The NASDAQ Global Select Market, or any failure by Parent to meet published analyst estimates (provided, however, that such exclusion shall not apply to any underlying Effect that caused such change in trading volume or trading price or such failure to meet such estimate).

(xxx) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(yyy) “Per Share Closing Merger Consideration” shall mean the quotient obtained by dividing (i) the Closing Merger Consideration; by (ii) the Total Outstanding Shares.

(zzz) “Per Share Closing Merger Consideration Value” shall mean the product obtained by multiplying (i) the Per Share Closing Merger Consideration; by (ii) the Closing Price.

(aaaa) “Per Share Earnout Consideration” shall mean the quotient obtained by dividing (i) First Earnout Amount, the Second Earnout Amount or the Third Earnout Amount, as applicable; by (ii) the Total Outstanding Shares.

(bbbb) “Per Share Earnout Consideration Value” shall mean the product obtained by multiplying (i) the Per Share Earnout Consideration; by (ii) the applicable Earnout Closing Price.

(cccc) “Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, concessions, certificates, consents, grants, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(dddd) “Permitted Liens” shall mean (i) Liens for Taxes that are not yet due and payable; (ii) non-exclusive licenses (other than occupancy rights) granted by the Company in the ordinary course of business; (iii) mechanics’, carriers’, workers’, repairers’, and other similar Liens imposed by Law arising or incurred in the ordinary course of business for obligations that are not yet past due; (iv) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (v) liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods; and (vi) zoning regulations, restrictive covenants and easements or other encumbrances that do not detract in any material respect from the value of the Company’s or its Subsidiaries’ leasehold estates and do not materially and adversely affect, impair or interfere with the use by the Company or any of its Subsidiaries of any property affected thereby.

(eeee) “Person” shall mean an individual or entity, including a company, partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, a proprietorship, unincorporated association, organization or enterprise or other business entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(ffff) “Plan” shall mean the Company’s 2007 Stock Option/Stock Issuance Plan.

(gggg) “Pre-Closing Taxes” shall mean (i) any Taxes of the Company or any Subsidiary of the Company relating or attributable to (A) any taxable period ending on or before the Closing Date; and (B) the portion of any taxable period beginning on or before the Closing Date and ending after the Closing Date that ends on the Closing Date, determined in the case of property Taxes and similar ad valorem Taxes by multiplying the amount of such Taxes for the entire taxable period by a fraction, the numerator of which is the number of calendar days of such taxable period in the pre-closing portion and the denominator of which is the number of calendar days in the entire taxable period, and in the case of all other Taxes, determined as though the taxable year of the Company (or Subsidiary of the Company) terminated at the close of business on the Closing Date; and (ii) any Taxes attributable to the transactions contemplated by this Agreement, including any Transaction Payroll Taxes. For the avoidance of doubt, Pre-Closing Taxes shall be determined as if the Company and its Subsidiaries use the accrual method of Tax accounting.

(hhhh) “Pro Rata Portion” shall mean, with respect to a Company Stockholder or a holder of Company Warrants, the aggregate Per Share Closing Merger Consideration of such Person over the aggregate Per Share Closing Merger Consideration payable to all Company Stockholders and holders of Company Warrants.

(iiii) “Promissory Note” shall mean the Promissory Note, dated April 9, 2014, issued by the Company to Parent.

(jjjj) “Qualified Panels” has the meaning set forth on Schedule 2.16.

(kkkk) “Registered Intellectual Property” shall mean all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity anywhere in the world, including the PTO or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.

(llll) “Related Agreements” shall mean (i) the Confidentiality Agreement; and (ii) all other agreements, instruments and certificates entered into by the Company in connection with the transactions contemplated by this Agreement.

(mmmm) “Remedial Action” shall have the same definition as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C., Section 9601(24).

(nnnn) “Removal” shall have the same definition as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C., Section 9601(23).

(oooo) “Required Stockholder Approval” shall mean the approval of the holders of a type and number of shares of Company Capital Stock sufficient to adopt and approve this Agreement and approve the First Step Merger and the other transactions contemplated hereby, in each case as required under applicable Law (including the DGCL and the CCC), the Charter Documents and any applicable agreements between the Company, on the one hand, and any Company Stockholder, on the other hand.

(pppp) “Return” shall mean all U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, notifications, elections, forms, transfer pricing studies and reports relating to Taxes, including any attachments, schedules or addenda thereto or amendments thereof filed or required to be filed with a Governmental Entity.

(qqqq) “SEC” shall mean the United States Securities and Exchange Commission.

(rrrr) “Second Line” has the meaning set forth on Schedule 2.16

(ssss) “Shrink-Wrap Code” shall mean Contracts pursuant to which the Company has received a license to commercially available Software, for less than $10,000 and which Software is not incorporated into a Company Product.

(tttt) “Software” shall mean any and all computer software and code, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, Source Code, object code, firmware, net lists, GDS-II files, gerber files, test vectors, data (including image and sound data), software models and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation.

(uuuu) “Source Code” shall mean Software source code, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, that may be printed out or displayed in human readable form or from which object code can be derived by compilation or otherwise.

(vvvv) “Stockholder Written Consent” shall mean the written consent of holders representing at least 95% of the shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time with respect to (i) their approval and adoption of this Agreement, the First Step Merger and the other transactions contemplated hereby; and (ii) their waiver of appraisal, dissenters’ or similar rights pursuant to the applicable provisions of the DGCL, the CCC and other applicable Law, in each case pursuant to the form of written consent attached as Exhibit E, pursuant to and in accordance with the applicable provisions of the DGCL, CCC and the Charter Documents.

(wwww) “Subsidiary” shall mean with respect to (i) any Person (including the Company), any corporation or other organization or Person, whether incorporated or unincorporated, of which (A) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership); or (B) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or Affiliates; and (ii) the Company, any Person listed on Schedule 1.1(wwww).

(xxxx) “Target Working Capital Amount” shall mean $6,300,000.

(yyyy) “Tax” or “Taxes” shall mean (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, fringe benefit, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including unemployment, workers’ compensation, Medicare and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(yyyy) as a result of being or having been a member of an Affiliated Group for any period ending on or prior to the Closing Date; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 1.1(yyyy) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts (other than any obligation arising under an agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(zzzz) “Technology” shall mean any or all of the following: (i) works of authorship, including computer programs in any form, including Source Code and object code, whether embodied in Software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know-how; (iv) databases, data compilations and collections, customer lists models, and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, Web addresses and sites; (vii) tools, methods and processes; and (viii) all instantiations and disclosures of the foregoing in any form and embodied in any media, and all documentation related to the foregoing.

(aaaaa) “Total Outstanding Shares” shall mean, as of immediately prior to the Effective Time, the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding; and (ii) the aggregate number of shares of Company Common Stock that are issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants, Company Preferred Stock, convertible notes and any other rights (whether vested or unvested) outstanding that are convertible into, exercisable for or exchangeable for shares of Company Capital Stock, calculated on an as-converted-to-Company Common Stock basis ((A) without giving effect to the (1) conversion of the Convertible Notes; or (2) treatment of the Company Options or Company Warrants pursuant to Section 2.7; and (B) excluding any Unvested Company Options that are not held by Continuing Employees or Persons who will continue to be service providers to Parent or its Subsidiaries immediately after the Effective Time).

(bbbbb) “Transaction Payroll Taxes” shall mean any employment or payroll Taxes with respect to any change of control payments or other bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent, Merger Subs, the Company or any Subsidiary of the Company.

(ccccc) “Unvested Company Options” shall mean those Company Options that are unvested as of immediately prior to the Effective Time pursuant to the terms of the Plan and applicable agreements governing such Company Options (after giving effect to any acceleration of vesting that occurs at or prior to the Effective Time or otherwise in connection with the consummation of the First Step Merger).

(ddddd) “Vested Company Options” shall mean those Company Options (or portions thereof) that are vested as of immediately prior to the Effective Time or vest as a result of the occurrence of the Effective Time.

(eeeee) “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below:

Capitalized Term	Section

280G Waiver	7.2(f)
280G Approval	6.9
401(k) Plan	6.12
Action of Divestiture	6.6
Actual Closing Net Working Capital	2.9(b)(iii)
Actual Closing Net Working Capital Statement	2.9(b)(i)
Agent Indemnification Expenses	8.6(d)(vii)
Agent Interpleader Expenses	8.6(d)(vi)
Agreement	Preamble
Anticorruption Laws	3.20(e)
Audited Financials	3.6(a)
Balance Sheet Date	3.6(a)
California Commissioner	6.1(a)
California Permit	6.1(a)
Cancelled Company Options	2.7(f)(i)
Certificate of Incorporation	3.1(a)
Certificates	8.1(a)
Certificates of Merger	2.3(b)
Change of Control Fees	6.7
Charter Documents	3.1(a)
Claim Certificate	8.4(a)
Claim Date	8.4(a)

Capitalized Term	Section

Closing	2.2
Closing Date	2.2
Code	Recitals
Company	Preamble
Company Auditors	3.6(a)
Company Authorizations	3.14(a)
Company Indemnitees	6.23(a)
Company Stock Certificates	2.10(b)(ii)
Company Treasury Stock	2.7(b)
Compensation Schedule	3.18(a)
Conflict	3.4(a)
Consent and Modification Fees	6.7
Consultant Proprietary Information Agreement	3.11(k)
Contaminants	3.11(s)
Copyrights	1.1(iii)
Core Representations	7.2(a)(ii)
Current Balance Sheet	3.6(a)
Director and Officer Resignation and Release Letter	6.10(c)
Disclosure Schedule	Article III
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
Domain Name Rights	1.1(iii)
DOJ	3.5
Earnout Notice	2.16(c)(ii)
Earnout Payment	2.16(c)(ii)
Effect	1.1(t)
Effective Time	2.3
Election Notice	6.1(d)
Electronic Delivery	10.2
Employee Proprietary Information Agreement	3.11(k)
End Date	9.1(b)
Escrow Agent	Preamble
Escrow Fund	8.6(a)
Escrow Period	8.6(b)(i)
Estimated Closing Net Working Capital	2.9(a)
Estimated Closing Net Working Capital Statement	2.9(a)
Excess Amount	2.10(c)
Excess Expenses and Fees	6.8(a)
Excess Losses	8.3(a)
Exchange Act	7.2(m)
Exchange Documents	2.10(b)(ii)
Expense Fund	8.7(c)
Export Approvals	3.20(c)(i)
Fairness Hearing Law	6.1(a)
Financials	3.6(a)
FIRPTA Compliance Certificate	6.16
First Earnout	2.16(b)(i)
First Earnout Amount	2.16(b)(i)
First Step Merger	Recitals
FTC	3.5

Capitalized Term	Section

Fundamental Representations	7.2(a)(ii)
Hearing	6.1(a)
In-Licenses	3.11(g)
Indemnifiable Matters	8.2(a)
Indemnified Parties	8.2(a)
Indemnified Party	8.2(a)
Indemnifying Party	8.2(a)
Independent Accounting Firm	2.9(b)(iii)(B)
Information Statement	6.1(b)
Interim Financials	3.6(a)
Joinder and Waiver Agreement	Recitals
Key Employee Non-Competition and Non-Solicitation Agreements	Recitals
Key Employee Offer Letters	Recitals
Lease Agreements	3.10(b)
Leased Real Property	3.10(a)
Letter of Transmittal	2.10(b)(i)
Loss	8.2(a)
Losses	8.2(a)
Management Representative	2.16(e)(ii)
Material Contract	3.12(a)
Merger	Recitals
Merger Sub One	Preamble
Merger Sub Two	Preamble
Merger Subs	Preamble
Moral Rights	1.1(iii)
Notice	6.1(a)
Notice of Dispute	2.9(b)(ii)
Objection Deadline	8.4(b)(i)
Objection Notice	8.4(b)(i)
Offered Employees	6.11
Offered Terms	6.11
OMM	10.11
Operating Plan	2.16(e)(ii)
Out-Licenses	3.11(g)
Parent	Preamble
Parent SEC Reports	4.8
Parent Welfare Plans	6.11
Patents	1.1(iii)
PEO Arrangement	6.12(b)
Permit Application	6.1(a)
Permit Filing Date	6.1(a)
PTO	3.11(b)
Representatives	5.4(a)
Related Party	3.12(a)(xx)
Restrictive Contracts	3.12(a)(vi)
Second Earnout	2.16(b)(ii)
Second Earnout Amount	2.16(b)(ii)
Second Step Merger	Recitals
Section 280G Payments	6.9
Section 409A	3.9(d)

Capitalized Term	Section

Securityholder Representative	Preamble
Securityholder Representative Expenses	8.7(b)
Securities Act	3.2(f)
Shortfall Amount	2.10(c)
Soliciting Materials	6.1(g)
Specified Bonuses	3.18(a)
Spreadsheet	6.14
Statement of Expenses	6.8(a)
Survival Date	8.1(a)
Tail Policy	6.23(b)
Tax Contest	6.17(e)
Tax Forms	6.26(b)
Tax Service Provider	6.17(e)
Third Earnout	2.16(b)(iii)
Third Earnout Amount	2.16(b)(iii)
Third Party Claim	8.5
Third Party Expenses	6.8(a)
Threshold	8.3(b)
Trade Secrets	1.1(iii)
Trademarks	1.1(iii)
Transfer Taxes	6.17(d)
Vested Option Merger Consideration	2.7(f)(i)
Unobjected Claim	8.4(b)(ii)
Unresolved Claims	8.6(b)(ii)
Unvested Option Merger Consideration	2.7(f)(ii)
Voting Agreement	Recitals
Working Capital Memorandum	2.9(b)(iii)(A)

1.3 Interpretation.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be constructed to refer to this Agreement as whole and not to any particular provision of this Agreement.

(d) Unless the context requires otherwise, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(e) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) References to any statute shall be deemed to refer to such statue as amended from time to time and any rules or regulations promulgated thereunder. References to any agreement or Contract shall be to that agreement or Contract as amended, modified or supplemented from time to time.

(g) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning.

(h) All accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

(i) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(j) The measure of a period of one month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(k) References to any Person shall include the successors and permitted assigns of that Person.

(l) The parties hereto acknowledge and agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m) No summary of this Agreement or any Exhibit or Schedule (including any Disclosure Schedule) delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(n) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(o) Documents or other information and materials shall be deemed to have been “made available” (or similarly provided) by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company at https://omm.firmex.com/projects/70/documents at least 12 hours prior to the date of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, Merger Sub One shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub One shall cease and the Company shall continue as the surviving corporation of the First Step Merger. The Company as the surviving corporation of the Merger is sometimes referred to herein as the “Interim Surviving Entity.”

(b) As part of a single integrated plan, as soon as practicable following the First Step Merger, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware law, the Interim Surviving Entity shall be merged with and into Merger Sub Two in the Second Step Merger, the separate corporate existence of the Interim Surviving Entity shall thereupon cease and Merger Sub Two shall continue as the surviving entity of the Second Step Merger and as a wholly owned Subsidiary of Parent. Merger Sub Two as the surviving entity of the Second Step Merger is sometimes referred to herein as the “Final Surviving Entity.”

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the First Step Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and in any event on the third Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304 (or remotely via the electronic exchange of executed documents and other closing deliverables), unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 The Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto shall cause the First Step Merger to become effective by (i) filing a certificate of merger in customary form with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL; and (ii) making all other filings and recordings required under the DGCL. The actual time of acceptance of such filing by the Secretary of State of the State of Delaware (or any later time as may be mutually agreed upon in writing by Parent and the Company and expressly designated as the effective time of the Merger in the Certificate of Merger) is referred to herein as the “Effective Time.”

(b) As soon as practicable after the First Step Merger, Parent shall cause the Second Step Merger to be consummated under Delaware law by filing a certificate of merger in customary form (together with the certificate of merger contemplated by Section 2.3(a), the “Certificates of Merger”) in customary form and substance with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware law.

2.4 General Effects of the Merger.

(a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub One shall be vested in the Interim Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub One shall be the debts, liabilities and duties of the Interim Surviving Entity.

(b) At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of Delaware law. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Entity shall vest in the Final Surviving Entity, and all debts, liabilities and duties of the Interim Surviving Entity and Merger Sub Two shall become the debts, liabilities and duties of the Final Surviving Entity.

2.5 Organizational Documents.

(a) Interim Surviving Entity.

(i) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the certificate of incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub One as in effect immediately prior to the Effective Time, except that the name of the Interim Surviving Entity as stated in such certificate of incorporation as so amended and restated shall be “Silevo, Inc.,” whereupon such certificate of incorporation as so amended and restated shall be the certificate of incorporation of the Interim Surviving Entity until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(ii) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub One as in effect immediately prior to the Effective Time, except that the name of the Interim Surviving Entity as stated in such bylaws as so amended and restated shall be “Silevo, Inc.,” whereupon such bylaws as so amended and restated shall be the bylaws of the Interim Surviving Entity until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Interim Surviving Entity and such bylaws.

(b) Final Surviving Entity.

(i) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the applicable provisions of Delaware and such certificate of formation, except that at the effective time of the Second Step Merger, the certificate of formation of the Final Surviving Entity shall be amended so that the name of the Final Surviving Entity shall be “Silevo, LLC.”

(ii) Unless otherwise determined by Parent prior to the Effective Time, the limited liability company agreement of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the limited liability company agreement of the Final Surviving Entity until thereafter amended in accordance with the applicable provisions Delaware, the certificate of formation of the Final Surviving Entity and such limited liability company agreement.

(c) Corporate Records. At the Closing, the Company shall deliver or cause to be delivered to Parent the original stock books, stock ledgers, minute books and corporate seal, if any, of the Company and each of its Subsidiaries and any controlled affiliates.

2.6 Directors and Officers.

(a) Interim Surviving Entity.

(i) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the directors of Merger Sub One immediately prior to the Effective Time shall be the directors of the Interim Surviving Entity until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(ii) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the officers of Merger Sub One immediately prior to the Effective Time shall be the officers of the Interim Surviving Entity until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) Final Surviving Entity.

(i) Unless otherwise determined by Parent prior to the effective time of the Second Step Merger, at the effective time of the Second Step Merger, the directors of the Interim Surviving Entity shall become the managers of the Final Surviving Entity, each to hold the office in accordance with the certificate of formation and limited liability company agreement of the Final Surviving Entity until their respective successors are duly elected and qualified.

(ii) Unless otherwise determined by Parent prior to the effective time of the Second Step Merger, at the effective time of the Second Step Merger the officers of the Interim Surviving Entity immediately prior to the effective time of the Second Step Merger shall become the officers of the Final Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Final Surviving Entity until their respective successors are duly appointed.

2.7 Effect of the First Step Merger on the Capital Stock of the Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, by virtue of the First Step Merger and without any action on the part of Parent, Merger Subs, the Company or the holders of any shares of Company Capital Stock:

(a) Merger Sub One Common Stock. At the Effective Time, each share of common stock of Merger Sub One that is outstanding immediately prior to the Effective Time shall be converted into and become, and shall thereupon represent, one fully paid and non-assessable share of common stock of the Interim Surviving Entity, with the same rights, powers and privileges as each share so converted, and shall thereupon constitute the only outstanding shares of capital stock of the Interim Surviving Entity. Each stock certificate of Merger Sub One evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Entity.

(b) Company Treasury Stock. At the Effective Time, notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is outstanding and owned by the Company as of immediately prior to the Effective Time (“Company Treasury Stock”) shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall thereupon cease to exist.

(c) Dissenting Shares of Company Capital Stock. Following the Effective Time, notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.

(d) Company Capital Stock Generally. At the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Treasury Shares and (ii) Dissenting Shares), shall be cancelled, extinguished and converted into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock, a number shares (or fraction thereof) of Parent Common Stock equal to the Per Share Closing Merger Consideration. Each such Company Stockholder shall also have a right to receive a portion of the Earnout Consideration as set forth in Section 2.16, when and if paid.

(e) Preferred Stock Conversion. Immediately prior to the Effective Time, all of the shares of the Company Preferred Stock shall be converted into shares of Company Common Stock pursuant to the approval of the Company Stockholders set forth in the Stockholder Written Consent.

(f) Treatment of Company Options.

(i) Parent will not assume any Company Options. At the Effective Time and by virtue of the First Step Merger, each Company Option shall be cancelled and replaced with the consideration set forth in this Section 2.7(f) (the “Cancelled Company Options”). Cancelled Company Options that are Vested Company Options will be cancelled and replaced with (A) the right to receive a number of whole shares of Parent Common Stock (rounded down to the nearest whole share of Parent Common Stock) equal to (1) the product of (x) the total number of shares of Company Common Stock subject to such Vested Company Option that were issuable upon exercise of the Vested Company Option immediately prior to the Effective Time; multiplied by (y) the excess of (a) the Per Share Closing Merger Consideration Value; over (b) the entire exercise price per share of such Vested Company Option; divided by (2) the Closing Price; and (B) the right to receive a portion of the Earnout Consideration as set forth in Section 2.16, when and if paid, with the amount of any such payment to be determined based on the total number of shares of Company Common Stock subject to such Vested Company Option (together, the “Vested Option Merger Consideration”).

(ii) Cancelled Company Options that are Unvested Company Options (other than Unvested Company Options that are not held by Continuing Employees or Persons who will continue to be service providers to Parent or its Subsidiaries immediately after the Effective Time, all of which will be cancelled and not replaced) will be cancelled and replaced with (A) the right to receive a number of whole shares of Parent Common Stock (rounded down to the nearest whole share of Parent Common Stock) equal to (1) the product of (x) the total number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time; multiplied by (y) the excess of (a) the Per Share Closing Merger Consideration Value; over (b) the entire exercise price per share of such Unvested Company Option; divided by (2) the Closing Price; and (B) the right to receive a portion of the Earnout Consideration as set forth in Section 2.16, when and if paid, with the maximum amount of any such payment to be determined based on the total number of shares of Company Common Stock subject to such Unvested Company Option (together, the “Unvested Option Merger Consideration”). The Unvested Option Merger Consideration will be paid to the holder in accordance with the vesting schedule applicable to the Unvested Company Option prior to the Effective Time, subject to the satisfaction of any vesting conditions (including continued service) that applied to the Unvested Company Option prior to the Effective Time. If the service of a holder of Unvested Option Merger Consideration with Parent or one of its Subsidiaries terminates prior to the vesting of the Unvested Option Merger Consideration, then Parent shall have no further obligation to pay any Unvested Option Merger Consideration to such holder, except that such holder shall still be entitled to receive, in respect of the portion of holder’s Unvested Option Merger Consideration that vested prior to or in connection with such termination of service, any amounts payable pursuant to Section 2.16, when and if paid.

(iii) Payment of the Vested Option Merger Consideration and any payment of the Unvested Option Merger Consideration will be subject to applicable Tax withholding in accordance with the procedures implemented by Parent in its reasonable discretion. To the extent necessary to comply with applicable Law, Parent may limit the sale of transfer of any shares of Parent Common Stock paid pursuant to any Vested Option Merger Consideration or earned Unvested Option Merger Consideration.

(iv) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.7(f) under the Plan, and all Company Option agreements and any other applicable plan or arrangement of the Company (whether written or oral, formal or informal), including adopting all resolutions, giving all requisite notices and obtaining appropriate consents from each holder of Company Options. Materials to be submitted to the holders of Company Options in connection with any notice required under this Section 2.7(f) shall be subject to review and approval by Parent.

(g) Treatment of Company Warrants. No outstanding Company Warrants, if any, shall be assumed by Parent, and the Company shall cause each such Company Warrant to be either (i) exercised by the holder of such Company Warrant in full prior to the Effective Time; or (ii) to the extent not exercised in full, terminated, cancelled and automatically converted into (A) the right to receive a number of shares of Parent Common Stock (rounded down to the nearest whole share of Parent Common Stock) equal to (1) the product of (x) the total number of shares of Company Common Stock (after giving effect to the conversion of Company Preferred Stock into Company Common Stock, if applicable) subject to such Company Warrant; multiplied by (y) the excess of (a) the Per Share Closing Merger Consideration Value; over (b) the exercise price per share of such Company Warrant; divided by (2) the Closing Price; and (B) the right to receive payment of a portion of the Earnout Consideration as provided in Section 2.16, with the amount of any such payment to be determined based on the total number of shares of Company Common Stock (after giving effect to the conversion of Company Preferred Stock into Company Common Stock, if applicable) subject to such Company Warrant.

(h) Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Notwithstanding the foregoing, Parent makes no representation or warranty to the Company or to any Company Stockholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Stockholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company, on behalf of itself and the Company Stockholders, acknowledges that it and they are relying solely on their respective Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

(i) Withholding of Taxes. The Company, Parent, the Interim Surviving Entity, the Final Surviving Entity and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, a Company Option or a Company Warrant such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any applicable legal requirement and to be provided with any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify Parent and its Affiliates (including the Interim Surviving Entity and the Final Surviving Entity) for any amounts imposed by any taxing authority with respect to any payments made to such recipient pursuant to this Agreement, together with any costs and expenses related thereto (including reasonable attorneys’ fees and costs of investigation); provided, however, that such recipient shall not be required to indemnify Parent and its Affiliates (including the Interim Surviving Entity and the Final Surviving Entity) for any cost or expense attributable to the gross negligence or intentional misconduct of Parent or its Affiliates.

(j) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the First Step Merger, but in lieu thereof, each Company Securityholder that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.14, receive from Parent an amount of cash (rounded up to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.7(g) that are required to be withheld with respect thereto, equal to the product of: (i) such fraction multiplied by (ii) the Closing Price.

(k) Stock Threshold. Notwithstanding anything in this Agreement to the contrary, to the extent that the sum of (i) the aggregate number of shares of Parent Common Stock issuable in the First Step Merger plus (ii) the maximum number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed or exchanged in connection with the Merger would be equal to or greater than 19.9% of the shares of Parent Common Stock outstanding as of immediately prior to the Effective Time, then Parent shall be permitted to elect to make cash payments for Company Options that would otherwise be assumed or exchanged.

2.8 Dissenting Shares.

(a) No Conversion. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder who has duly perfected dissenters’ rights under applicable Law (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable amount of consideration under this Agreement for such Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7, but in lieu thereof, such Company Stockholder shall be entitled to such rights as are provided by applicable Law.

(b) Loss of Dissenters’ Rights. Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under applicable Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares in accordance with the terms of Section 2.10, (i) the Per Share Closing Merger Consideration; and (ii) a portion of the Earnout Consideration as set forth in Section 2.16, when and if paid.

(c) Cooperation. The Company shall give Parent (i) prompt notice of any demand for dissenters’ rights or other payment received by the Company pursuant to the applicable provisions of applicable Law; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent. Notwithstanding anything to the contrary in this Agreement, to the extent that Parent, the Interim Surviving Entity, the Final Surviving Entity or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the amounts that would otherwise would have been payable in respect of such shares in accordance with this Agreement; or (ii) incurs any Losses (including reasonable attorneys’ and consultants’ fees and out-of-pocket costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together, “Dissenting Share Payments”), then Parent shall be entitled to recover, under the terms of Article VIII, the amount of such Dissenting Share Payments.

2.9 Working Capital Adjustment.

(a) Calculation of Estimated Closing Net Working Capital. At least five Business Days prior to the close of business on the Closing Date, the Company shall prepare and deliver to Parent a draft of an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date, which shall include a statement setting forth the Company’s estimate of the Closing Net Working Capital. At least two Business Days prior to the close of business on the Closing Date, the Company shall prepare and deliver to Parent a final unaudited balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date, which shall include a statement setting forth the Company’s estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”). The Estimated Closing Net Working Capital Statement shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the Closing Net Working Capital without giving effect to the consummation of the First Step Merger and the other transactions contemplated by this Agreement. The estimated Closing Net Working Capital set forth in the Estimated Closing Net Working Capital Statement shall be referred to herein as the “Estimated Closing Net Working Capital.”

(b) Calculation of Actual Closing Net Working Capital.

(i) Within 60 days following the Closing Date, Parent shall prepare (or cause to be prepared) and deliver to the Securityholder Representative a statement setting forth Parent’s calculation of the Closing Net Working Capital (the “Actual Closing Net Working Capital Statement”). If Parent does not deliver the Actual Closing Net Working Capital Statement within such time period, then for all purposes of and under this Agreement the term “Actual Closing Net Working Capital” shall mean the Estimated Closing Net Working Capital set forth in the Estimated Closing Net Working Capital Statement delivered by the Company pursuant to Section 2.9(a).

(ii) The Securityholder Representative may dispute any item or amount set forth in the Actual Closing Net Working Capital Statement within 30 days following receipt of the Actual Closing Net Working Capital Statement by delivering to Parent a written notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Securityholder Representative; (B) the Securityholder Representative’s calculation of each such disputed item or amount; and (C) the Securityholder Representative’s calculation of the Closing Net Working Capital of the Company after giving effect to the Securityholder Representative’s calculation of each such disputed item or amount.

(iii) If Parent does not receive a Notice of Dispute from the Securityholder Representative delivered pursuant to and in accordance with Section 2.9(b)(ii) within the time period set forth therein, then (A) the Securityholder Representative shall be deemed to have irrevocably consented and agreed to each item and amount set forth in the Actual Closing Net Working Capital Statement delivered by Parent pursuant to Section 2.9(b)(i); and (B) for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital as set forth in the Actual Closing Net Working Capital Statement delivered by Parent pursuant to Section 2.9(b)(i). If Parent receives a Notice of Dispute from the Securityholder Representative delivered pursuant to and in accordance with Section 2.9(b)(ii) within the time period set forth therein, then Parent and the Securityholder Representative shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations. In the event that Parent and the Securityholder Representative shall reach agreement within 30 days following Parent’s receipt of a Notice of Dispute on all disputed items and amounts set forth in such Notice of Dispute, then for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital as agreed upon by Parent and the Securityholder Representative in writing, and any such resolution shall be final and binding on the parties hereto for the purposes of this Section 2.9(b) and Article VIII. In the event that Parent and the Securityholder Representative are unable to reach agreement within 30 days following Parent’s receipt of a Notice of Dispute on all of the disputed items or amounts set forth in a Notice of Dispute, then the following shall occur:

(A) Parent and the Securityholder Representative shall execute a memorandum (the “Working Capital Memorandum”) setting forth (1) the resolved items or amounts, if any; and (2) the items or amounts that remain in dispute following such good faith negotiations.

(B) At the request of either Parent or the Securityholder Representative, Parent and the Securityholder Representative shall submit all remaining disputed items and amounts set forth in the Working Capital Memorandum to Grant Thornton LLP or, if such firm refuses such assignment, to a nationally recognized accounting firm that has not performed work for, and is otherwise independent of, each of Parent, the Company and the Securityholder Representative and that is reasonably acceptable to Parent and the Securityholder Representative (the “Independent Accounting Firm”) for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm, including providing the Independent Accounting Firm with all relevant information, books and records and any work papers relating to the disputed items and amounts and all other items reasonably requested by the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator; (2) consider only those items and amounts identified in the Working Capital Memorandum as being in dispute between Parent and the Securityholder Representative; (3) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision; and (4) not (x) determine any liability claimed by the Securityholder Representative or asset claimed by Parent in an amount less than that claimed by such party; or (y) determine any asset claimed by the Securityholder Representative or liability claimed by Parent in an amount in excess of the amount claimed by such party except, in the case of each of (x) and (y), as may be necessary to make a corresponding adjustment to a disputed item in accordance with GAAP. All expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Parent and the Securityholder Representative (for and on behalf of the Company Securityholders). The Independent Accounting Firm shall determine all disputed items and amounts and its decision in respect thereof shall be final and binding upon Parent and the Securityholder Representative.

(iv) Except as set forth in Section 2.9(b)(i) or Section 2.9(b)(iii), for all purposes of this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital based upon (A) all amounts agreed upon by Parent and the Securityholder Representative in respect of any disputed items or amounts, as set forth in the Working Capital Memorandum; and (B) all other amounts determined by the Independent Accounting Firm pursuant to Section 2.9(b)(iii)(B).

(v) During the period of time from and after the date of the delivery of the Actual Closing Net Working Capital Statement to the Securityholder Representative until the Final Adjusted Closing Merger Consideration Amount has been finally determined, Parent shall provide the Securityholder Representative and his, her or its representatives (including accountants and counsel) (subject to the execution and delivery of a confidentiality agreement in form and substance reasonably acceptable to Parent) with reasonable access during normal business hours to the books and records of the Interim Surviving Entity, the Final Surviving Entity and the working papers used by Parent (or accountants and counsel retained by it), and access to such personnel or representatives of Parent, the Interim Surviving Entity or the Final Surviving Entity as the Securityholder Representative may reasonably require for the purposes of review of, resolving any dispute related to or responding to any matters or inquiries concerning Parent’s calculation of the Closing Net Working Capital, the Actual Closing Net Working Capital Statement and the preparation of any Notice of Dispute, and Parent shall use commercially reasonable efforts to respond to inquiries from the Securityholder Representative regarding the Actual Closing Net Working Capital Statement.

2.10 Closing Payment Procedures.

(a) Escrow Amount Deposit. Promptly following the Effective Time, Parent shall deposit the Escrow Amount, out of the Closing Merger Consideration deliverable pursuant to Section 2.7, with the Escrow Agent. Parent shall be deemed to have contributed with the Escrow Agent, on behalf of each Company Securityholder, such Company Securityholder’s Pro Rata Portion of the Escrow Amount.

(b) Closing Payments.

(i) Promptly following the Closing Date, but in no event later than four Business Days after the Closing Date, Parent or its agent shall mail a letter of transmittal in substantially the form attached hereto as Exhibit F (the “Letter of Transmittal”) to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet.

(ii) Upon surrender of a certificate that formerly represented shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent or its agent, together with the Letter of Transmittal, Form W-9 or the appropriate series of Form W-8 and any other instruments that Parent or its agent reasonably requests (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent or its agent in exchange therefor that portion of the Closing Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7 (determined, solely for purposes of this Section 2.10(b), as if the Final Adjusted Closing Merger Consideration Amount required to determine the Closing Merger Consideration in accordance with the definition thereof was the Estimated Adjusted Closing Merger Consideration Amount), less such Company Stockholder’s Pro Rata Portion of the Escrow Amount contributed with the Escrow Agent pursuant to Section 2.10(a). Parent or its agent shall deliver such consideration (which, for the avoidance of doubt, may be delivered in a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of such Company Stockholder) specified in the preceding sentence to such Company Stockholder. Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Merger Consideration into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7 plus the right to receive a portion of the Earnout Consideration as set forth in Section 2.16, when and if paid.

(c) Promptly following the determination of the Final Adjusted Closing Merger Consideration Amount, in the event that the Final Adjusted Closing Merger Consideration Amount is (i) less than the Estimated Adjusted Closing Merger Consideration Amount (such difference, the “Shortfall Amount”), Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to promptly release from the Escrow Fund and deliver to Parent such number of shares of Parent Common Stock (rounded up to the nearest whole share) as is equal to the Shortfall Amount divided by the Closing Price; or (ii) greater than the Estimated Adjusted Closing Merger Consideration Amount (such excess, the “Excess Amount”), Parent or its agent shall deliver to the Company Securityholders, in accordance with their respective pro rata portion (based on the number of Company Securities held by such Company Securityholder as of immediately prior to the Effective Time over the Total Outstanding Shares), an aggregate amount of shares of Parent Common Stock (rounded down to the nearest whole share) valued at the Closing Price or cash (at Parent’s sole discretion) equal to the Excess Amount.

2.11 No Further Ownership Rights in Company Capital Stock. All consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Interim Surviving Entity or the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

2.12 No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Subs, the Interim Surviving Entity, the Final Surviving Entity or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any shares transferred or amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. At any time following the last day of the twelve month period following the Effective Time, Parent shall be entitled to require its agent to deliver to Parent or its designated successor or assign any amounts payable under this Agreement that has been deposited with such agent pursuant to this Agreement and not disbursed pursuant to Section 2.7, and thereafter the Company Securityholders shall be entitled to look only to Parent (subject to the terms of Section 2.7) as general creditors thereof with respect to any shares of Parent Common Stock and cash amounts that may be payable to such Persons pursuant to Section 2.7 or Section 2.10. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.12 and that are subsequently delivered to the Company Securityholders.

2.13 Transfers of Ownership. If any payments are to be made to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the amounts payable under this Agreement in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.14 Surrender of Company Stock Certificates; Lost, Stolen or Destroyed Company Stock Certificates. No portion of the amounts payable under this Agreement shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. In the event that any Company Stock Certificates shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct (not to exceed 2.25% of the value of the aggregate Per Share Closing Merger Consideration payable in respect of the shares represented by such Company Stock Certificate); or (b) provide an indemnification agreement in a form and substance acceptable to Parent or its agent against any Claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.15 Additional Adjustments to Merger Consideration. The applicable portion of the amounts payable to holders of Company Capital Stock hereunder, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date of this Agreement and prior to the Effective Time.

2.16 Earnout.

(a) General Acknowledgement. The parties hereto acknowledge and agree that the Company’s projected manufacturing capability was a material factor in determining the valuation of the Company by Parent. As a result, notwithstanding any provision of this Agreement to the contrary, except as specifically provided in this Agreement, Parent shall pay to the Company Stockholders, the holders of Company Warrants, the holders of Vested Company Options and, as applicable, the holders of Unvested Company Options, in each case as of immediately prior the Effective Time, the Earnout Consideration, if any, in accordance with this Section 2.16.

(b) Earnout Determination. The Earnout Consideration will be payable as follows:

(i) If, during any fiscal quarter prior to or including the fiscal quarter ending December 31, 2015 (the “First Earnout”), the Company manufactures at least 50 megawatts of Qualified Panels with an average Fully Loaded Cost of production of no more than the amount set forth on Schedule 2.16(b)(i), then Company Stockholders, the holders of Company Warrants, the holders of Vested Company Options and, as applicable, the holders of Unvested Company Options, in each case as of immediately prior to the Effective Time will be entitled to receive an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) 33.33% of the Earnout Consideration Amount; by (B) the applicable Earnout Closing Price (such number of shares of Parent Common Stock, the “First Earnout Amount”), with (x) each Company Stockholder being entitled to receive an amount of shares of Parent Common Stock from the First Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (1) the applicable Per Share Earnout Consideration; by (2) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time; (y) each holder of Company Warrants being entitled to receive an amount of shares of Parent Common Stock from the First Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (A) the Per Share Earnout Consideration; by (B) the number of shares of Company Common Stock (after giving effect to the conversion of Company Preferred Stock into Company Common Stock, if applicable) issuable upon the exercise of such Company Warrant as of immediately prior to the Effective Time; and (z) each holder of Vested Company Options and, as applicable, each holder of Unvested Company Options being entitled to receive a number of whole shares of Parent Common Stock from the First Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option that were issuable upon exercise of such Company Option immediately prior to the Effective Time; multiplied by (B) the Per Share Earnout Consideration. Notwithstanding the foregoing, if a Funding Event has not occurred prior to January 1, 2016, then such percentage in Section 2.16(b)(i)(A) shall be 50% rather than 33.33%.

(ii) If, during any fiscal quarter prior to or including the fiscal quarter ending December 31, 2016 (the “Second Earnout”), the Company manufactures at least 50 megawatts of Qualified Panels with an average Fully Loaded Cost of production of no more than the amount set forth on Schedule 2.16(b)(ii), then the Company Stockholders, the holders of Company Warrants, the holders of Vested Company Options and, as applicable, the holders of Unvested Company Options, in each case as of immediately prior to the Effective Time will be entitled to receive an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) 33.33% of the Earnout Consideration Amount; by (B) the applicable Earnout Closing Price (such number of shares of Parent Common Stock, the “Second Earnout Amount”), with (x) each Company Stockholder being entitled to receive an amount of shares of Parent Common Stock from the Second Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (1) the applicable Per Share Earnout Consideration; by (2) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time; (y) each holder of Company Warrants being entitled to receive an amount of shares of Parent Common Stock from the Second Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (A) the Per Share Earnout Consideration; by (B) the number of shares of Company Common Stock (after giving effect to the conversion of Company Preferred Stock into Company Common Stock, if applicable) issuable upon the exercise of such Company Warrant as of immediately prior to the Effective Time; and (z) each holder of Vested Company Options and, as applicable, each holder of Unvested Company Options being entitled to receive a number of whole shares of Parent Common Stock from the Second Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option that were issuable upon exercise of such Company Option immediately prior to the Effective Time; multiplied by (B) the Per Share Earnout Consideration. Notwithstanding the foregoing, if a Funding Event has not occurred prior to January 1, 2016, then such percentage in Section 2.16(b)(ii)(A) shall be 50% rather than 33.33%.

(iii) If (A) a Funding Event occurs prior to January 1, 2016, and (B) during any fiscal quarter prior to or including the fiscal quarter ending December 31, 2016 ((A) and (B), the “Third Earnout”), the Company manufactures at least 100 megawatts of Qualified Panels with an average Fully Loaded Cost of production of no more than the amount set forth on Schedule 2.16(b)(iii), then the Company Stockholders, the holders of Company Warrants, the holders of Vested Company Options and, as applicable, the holders of Unvested Company Options, in each case as of immediately prior to the Effective Time will be entitled to receive an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (1) 33.34% of the Earnout Consideration Amount; by (2) the applicable Earnout Closing Price (such number of shares of Parent Common Stock, the “Third Earnout Amount”), with (x) each Company Stockholder being entitled to receive an amount of shares of Parent Common Stock from the Third Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (1) the applicable Per Share Earnout Consideration; by (2) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time; (y) each holder of Company Warrants being entitled to receive an amount of shares of Parent Common Stock from the Third Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (A) the Per Share Earnout Consideration; by (B) the number of shares of Company Common Stock (after giving effect to the conversion of Company Preferred Stock into Company Common Stock, if applicable) issuable upon the exercise of such Company Warrant as of immediately prior to the Effective Time; and (z) each holder of Vested Company Options and, as applicable, each holder of Unvested Company Options being entitled to receive a number of whole shares of Parent Common Stock from the Third Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option that were issuable upon exercise of such Company Option immediately prior to the Effective Time; multiplied by (B) the Per Share Earnout Consideration.

(c) Calculation of Earnout Distributions; Securityholder Representative Objections; Payment of Earnout Consideration.

(i) Promptly following the date of this Agreement, the parties hereto will cooperate to determine the Earnout Option Amount.

(ii) Within 45 days of the end of each fiscal quarter prior to and including the fiscal quarter ending December 31, 2016, Parent shall deliver, or cause to be delivered, to the Securityholder Representative a memorandum (the “Earnout Notice”) specifying in reasonable detail the Final Surviving Entity’s manufacturing production and the average Fully Loaded Cost of production for the prior fiscal quarter. If a portion of the Earnout Consideration is payable in respect of such prior fiscal quarter (such portion, an “Earnout Payment”), then the applicable Earnout Notice shall also include the calculation of the aggregate number of shares of Parent Common Stock payable in respect of such Earnout Payment valued at the applicable Earnout Closing Price.

(iii) The Securityholder Representative shall have 15 days to make an objection in writing to any item in the Earnout Notice, and that objection must be delivered to Parent prior to the expiration of such 15 day period. If no such objection is delivered to Parent within such 15 day period, then the applicable Earnout Notice shall become final and binding on Parent, the Company Securityholders and the Securityholder Representative.

(iv) At any time following delivery of an objection pursuant to Section 2.16(c)(iii), either Parent or the Securityholder Representative may elect to resolve any dispute regarding the Earnout Notice in accordance with the procedures set forth in Section 8.4(d).

(v) Promptly following the resolution of any objections to an Earnout Notice that includes an Earnout Payment, Parent shall distribute (or cause its agent to distribute) such Earnout Payment to the applicable Company Securityholders. Notwithstanding the foregoing, any portion of the Earnout Payment payable to holders of Unvested Company Options will be paid to the holder in accordance with the vesting schedule applicable to the Unvested Company Option prior to the Effective Time, subject to the satisfaction of any vesting conditions (including continued service) that applied to the Unvested Company Option prior to the Effective Time.

(vi) Notwithstanding Section 2.16(c)(v), if Parent delivers an Earnout Notice stating that an Earnout Payment is payable and Parent has a claim outstanding for Excess Losses that have not yet been paid, then Parent shall distribute (or cause its agent to distribute) the portion, if any, of such Earnout Payment that is in excess of such claimed and unpaid Excess Losses to the Company Securityholders, and that portion of such Earnout Payment that is equal to such claimed and unpaid Excess Losses may be retained by Parent. Upon final resolution of such claim, then any such amount in dispute shall either be (A) distributed to the Company Securityholders; or (B) permanently retained by Parent in accordance with such resolution.

(vii) If (A) prior to January 1, 2016, an Earnout Payment is made in respect of the First Earnout, the Second Earnout or both and (B) a Funding Event has not occurred prior to January 1, 2016, then the percentage used in the calculation of the First Earnout Amount, the Second Earnout Amount or both will be adjusted to 50% (rather than 33.33%) and Parent shall promptly distribute (or cause its agent to distribute) the appropriate amount of additional shares of Parent Common Stock, valued as of the First Earnout or the Second Earnout, as applicable (with all such payments rounded down to the nearest share of Parent Common Stock).

(viii) Notwithstanding anything to the contrary in this Section 2.16, Parent will be permitted, in its sole discretion, to satisfy any Earnout Payment in cash (based on the applicable Earnout Closing Price) rather than shares of Parent Common Stock; provided, however, that the total amount of Parent Common Stock paid to the Company Securityholders pursuant to this Agreement shall equal at least 40% of the total consideration paid to the Company Securityholders pursuant to this Agreement, calculated, for this purpose, based on the fair market value of any shares of Parent Common Stock included in each payment of consideration determined by averaging the high and low sales prices for a share of Parent Common Stock on the payment date.

(d) Earnout Rights Not Transferable. No Company Securityholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration, other than by operation of law; provided, however, that any Company Securityholders who are investment funds may transfer (through a book entry system maintained by or on behalf of Parent in accordance with Treasury Regulations Section 5f.103-1(c)) all or any portion of their right to receive the Earnout Consideration to any investment funds that are under the control of the same management company after providing written notice to Parent at least five days prior to making such transfer.

(e) Earnout Protections.

(i) Except as otherwise permitted by this Section 2.16(e), Parent will not take any action the principal purpose of which is to circumvent or adversely affect the Company’s ability to achieve the milestones required for the Earnout Consideration to be delivered; provided, however, that Parent’s obligation under this Section 2.16(e)(i) shall be subject in all respects to the prudent business judgment of Parent’s board of directors or management in connection with the business and operations of

Parent and its Subsidiaries (including the Interim Surviving Entity and the Final Surviving Entity), taken as a whole, and nothing in this Agreement shall obligate Parent to (A) operate the Interim Surviving Entity or the Final Surviving Entity as a separate business; or (B) make any investments in any of the Company’s operations in China.

(ii) Parent shall fund the operations of the Final Surviving Entity (or the Interim Surviving Entity, as applicable) in a manner that is materially consistent with the annual operating plan in the form provided to Parent by the Company and attached to Schedule 2.16 (the “Operating Plan”), with such changes as may be agreed upon by Parent and the management of the Final Surviving Entity (or the Interim Surviving Entity, as applicable), with the affirmative consent of Zheng Xu or, if he is no longer an employee of Parent or one of its Subsidiaries, another person that was a current employee of the Company on the Closing (Mr. Xu or such other employee, the “Management Representative”), which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding the foregoing or anything to the contrary in the Operating Plan, it is understood and agreed that Parent shall have the right to cease or reduce funding the operations other than ordinary course operating expenses) of the Final Surviving Entity (or the Interim Surviving Entity, as applicable) at any time if, in Parent’s prudent and reasonable business judgment, (A) the aggregate costs of the Company’s operations are more than 15% above the Operating Plan (as may be modified pursuant to Section 2.16(e)(ii)) for a particular fiscal quarter as of the end of such fiscal quarter (other than the first fiscal quarter following the Closing); (B) construction of the New York Manufacturing Facility or the Second Line is delayed by two or more quarters from that contemplated by the Operating Plan (as may be modified pursuant to Section 2.16(e)(ii)); (C) the funding contemplated by the New York Facility Agreement is not received; or (D) it is appropriate to do so to respond to Business Conditions. Notwithstanding anything to the contrary in this Section 2.16, if the First Earnout is not achieved and Parent reasonably determines in good faith that the Second Earnout is not likely to be achieved, then Parent shall have no obligation to provide any additional funding to the Final Surviving Entity (or the Interim Surviving Entity, as applicable).

(iv) Parent and the Securityholder Representative will reasonably cooperate to adjust the cost targets in Section 2.16(b) as necessary to minimize the effect of any increases in the market spot price for polysilicon and for any cost increases caused by Parent’s requirement that the Final Surviving Entity (or the Interim Surviving Entity, as applicable) change its manufacturing processes or procedures (including any requirement that the Final Surviving Entity (or the Interim Surviving Entity, as applicable) use Parent’s Zep system or develop Zep panels).

(v) In the event that the construction of the Second Line is delayed as a result of any war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, embargo or natural disaster, then the parties will cooperate to extend the deadlines associated with the First Earnout, the Second Earnout and the Third Earnout to account for any delays caused by such event, and the date of January 1, 2016 as it appears in this Section 2.16 will be changed to the date of determination of the Third Earnout, after giving effect to such extension.

(vi) Parent is entitled, in its sole discretion, to elect to delay the funding and construction of the Second Line by not more than six months, in which case the parties will cooperate to extend the deadlines associated with the First Earnout, the Second Earnout and the Third Earnout to account for such delay (on at least a day-for-day basis), and the date of January 1, 2016 as it appears in this Section 2.16 will also be adjusted to account for such delay (on at least a day-for-day basis).

(vii) If Parent decides to expand the size of the New York Manufacturing Facility (it being acknowledged that it is the intention of the parties to build a facility with the capacity to produce at least 1 gigawatt of Qualified Panels annually), then Parent, the Securityholder Representative and the

Management Representative will cooperate to make commensurate changes to the milestones and scope of the First Earnout, the Second Earnout and the Third Earnout, as well as the Fully Loaded Cost amounts set forth on Schedule 2.16. If Parent, the Securityholder Representative and the Management Representative are unable to agree on such commensurate changes, then any party may initiate mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other parties, which shall not be unreasonably withheld, conditioned or delayed. Mediation shall take place in Santa Clara County, California during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least 10 Business Days’ written notice to all parties. If one party initiates mediation, then all parties (A) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute; and (B) shall not pursue other remedies while such mediation is proceeding. The mediator shall also make a determination as how the costs of the mediation should be allocated between Parent, on the one hand, and the Securityholder Representative and the Management Representative (in each case, on behalf of the Company Securityholders), on the other hand. If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) after a reasonable period of time, then any party may demand arbitration of the differences between the parties related to this Section 2.16(e)(vii), and the final changes to the milestones and scope of the First Earnout, the Second Earnout and the Third Earnout, as well as the Fully Loaded Cost amounts set forth on Schedule 2.16 will be determined by binding arbitration. Arbitration shall take place in Santa Clara County, California in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent, the Securityholder Representative and the Management Representative. Alternatively, at the request of any party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent the Securityholder Representative and the Management Representative. Parent, on the one hand, and the Securityholder Representative and the Management Representative, on the other hand, shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. In any such arbitration, each party shall be limited to calling a total of three witnesses, both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the changes to the milestones and scope of the First Earnout, the Second Earnout and the Third Earnout, as well as the Fully Loaded Cost amounts set forth on Schedule 2.16, shall be final, binding and conclusive upon the parties to this Agreement and the Company Securityholders, and, if necessary, may be enforced in any court having competent jurisdiction by suit on the decision or in any other matter provided by applicable Law. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the determination of the arbitrator(s). The arbitrator(s) shall also make a determination as how the costs of the arbitration should be allocated between Parent, on the one hand, and the Securityholder Representative and the Management Representative (in each case, on behalf of the Company Securityholders), on the other hand, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including attorneys’ fees) for any arbitration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Subs, subject to such exceptions as are specifically disclosed in the disclosure letter dated as of the date of this Agreement and delivered to Parent and Merger Subs concurrently with the parties’ execution of this Agreement (the “Disclosure Schedule”) (it being agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate and appropriate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates; and (ii) the information set forth in each section or subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section of this Article III; (B) any other representations and warranties set forth in this Article III that are expressly cross-referenced; and (C) any other representations and warranties set forth in this Article III if and solely to the extent that it is reasonably apparent upon reading such disclosure that such disclosure is responsive to such other section or subsection of this Article III), as follows:

3.1 Organization of the Company and its Subsidiaries.

(a) Good Standing; Organizational Documents. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as currently conducted. The Company has made available to Parent a true, correct and complete copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and its bylaws, as amended to date, each of which are in full force and effect (collectively, the “Charter Documents”), and the organizational documents of each of its Subsidiaries as amended to date, each of which are in full force and effect. The Company is not in violation of any of the provisions of its Charter Documents, and its Subsidiaries are not in violation of any of the provisions of their respective organizational documents. The board of directors of the Company has not approved or proposed any amendment to any of the Charter Documents that is not reflected therein, and the board of directors (or similar governing body) of any of its Subsidiaries has not approved or proposed any amendment to any of their respective organizational documents that is not reflected therein. Section 3.1(a) of the Disclosure Schedule contains all of the names under which the Company has ever conducted its operations.

(b) Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(c) Locations. Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company or any of its Subsidiaries has current Employees or facilities or otherwise conducts its business (specifying the existence of Employees or facilities or the conduct of business in each such state or foreign jurisdiction).

(d) Directors and Officers. Section 3.1(d) of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries as of the date of this Agreement.

3.2 Company Capital Structure.

(a) Capital Structure. The authorized capital stock of the Company consists of an aggregate of 260,488,392 shares of Company Capital Stock, consisting of an aggregate of 149,000,000 shares of Company Common Stock and an aggregate of 111,488,392 shares of Company Preferred Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. As of the date of this Agreement, (i) an aggregate of 11,109,641 shares of Company Common Stock are issued and outstanding, none of which are Company Restricted Stock; (ii) an aggregate of 111,488,392 shares of Company Preferred Stock are issued and outstanding; and (iii) no shares of Company Capital Stock are held in the treasury of the Company. No Company Restricted Stock is issued or outstanding. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by Law, the Charter Documents or any Contract to which the Company is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. As of the date of this Agreement, the Company Capital Stock is held by the Persons as set forth on Section 3.2(a) of the Disclosure Schedule, which schedule also sets forth for each such Company Stockholder (A) the address of such Company Stockholder on record with the Company and, to the extent known by the Company, the electronic mail address of such Company Stockholder; (B) the number, class and series of shares held by stock certificate number; (C) the date of issuance of such shares; (D) the purchase price of such shares; (E) whether such shares were acquired pursuant the exercise of an incentive stock option (as defined in Section 422 of the Code); and (F) the percentage held by such Company Stockholder relative to each class or series of shares that such Company Stockholder owns and the total issued and outstanding shares of Company Capital Stock as of the date of this Agreement. The Company has reserved an aggregate of 27,066,601 shares of Company Common Stock for issuance under the Plan, of which (1) an aggregate of 23,380,688 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised options granted under the Plan; (2) 1,013,445 shares of Company Common Stock have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date of this Agreement; and (3) 2,672,468 shares remain available for future grant. The Company has not issued any Company Option (or other right to acquire any shares of Company Capital Stock) that may provide for the issuance of any Company Restricted Stock prior to the Effective Time. The Company has reserved a sufficient number of authorized and unissued shares of Company Capital Stock to allow for the issuance of all shares of Company Capital Stock issuable upon exercise and conversion of all outstanding shares of Company Preferred Stock, Company Options and Company Warrants. Except as set forth in this Section 3.2(a), the Company has no other capital stock authorized, issued or outstanding.

(b) Compliance. All currently and formerly outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued (or repurchased, in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable Laws, including federal securities Laws and any applicable state securities or “blue sky” Laws, and were issued and transferred (and repurchased, in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents or any other Contract to which the Company is a party. The Company has not repurchased any Company Capital Stock, Company Options or Company Warrants since its inception. No Company Stockholder has exercised any right of redemption, if any, provided in the Charter Documents with respect to shares of Company Capital Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights.

(c) Equity Plans. The Plan has been duly authorized, approved and adopted by the board of directors of the Company and its stockholders and is in full force and effect. Except for the Plan, neither the Company nor any of its Subsidiaries maintains, or has ever adopted, sponsored or maintained, any (i) stock option plan providing for equity compensation to any Person; or (ii) any other Contract providing for equity compensation to any Person that has not been fully satisfied.

(d) Identity of Holders. Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, (A) the name of the holder of such option or warrant; (B) the address of such holder that has been most recently provided by such holder to the Company; (C) the number and class or series of shares of Company Capital Stock issuable upon the exercise of such option or warrant; (D) the exercise price of such option or warrant; (E) the date of grant of such option or warrant; (F) the vesting schedule for such option or warrant, including the amount vested as of the date of this Agreement and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a summary description of any such acceleration provisions); (G) whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code; and (H) whether such option is early exercisable and if such option provides for a “deferral of compensation” as described in Treasury Regulations Section 1.409A-1(b)(5). True, correct and complete copies of all form agreements and instruments relating to the Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts from the forms thereof made available to Parent.

(e) Loans. There are no outstanding loans made by the Company to any Company Securityholder.

(f) No Other Securities. Except for the Company Options or Company Warrants listed on Section 3.2(d) of the Disclosure Schedule, there are no authorized or outstanding options, warrants, calls, rights, convertible securities, commitments, subscriptions or Contracts of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or such Subsidiary, or obligating the Company or such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, profit interest or other similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company. There are no Contracts to which the Company is a party relating to the acquisition (including Contracts relating to rights of first refusal or first offer or anti-dilution or pre-emptive rights) disposition (including co-sale rights), registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting (including voting trusts, proxies or “drag-along” rights) of any Company Capital Stock. As a result of the First Step Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(g) Correct Allocation. The allocation of the amounts payable under this Agreement set forth in Section 2.7(d) is in accordance with the Certificate of Incorporation.

(h) Spreadsheet. The information set forth in the Spreadsheet will be true, correct and complete as of immediately prior to the Effective Time.

(i) Subsidiaries. Section 3.2(i) of the Disclosure Schedule contains a true, correct and complete list of each present and former Subsidiary of the Company. Except for such Subsidiaries, the Company does not have and has never had any other Subsidiaries or affiliated companies and does not own, and has never otherwise owned, any shares of capital stock or other equity interests in any Person. Each such Subsidiary that is no longer in existence has been duly and validly dissolved in accordance with its organizational documents and the Laws of its jurisdiction of organization, and there are no outstanding Liabilities with respect to any such dissolved Subsidiary. All of the outstanding shares of capital stock or other equity interests of each such existing Subsidiary are owned of record and beneficially by the Company. All outstanding shares of capital stock or other equity interests of each such existing Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the organizational documents of such Subsidiary or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws.

(j) Convertible Notes. Section 3.2(j) of the Disclosure Schedule sets forth for each Convertible Note, (i) the name of the holder of such Convertible Note; (ii) the issue date of such Convertible Note; (iii) the maturity date of such Convertible Note; (iv) the principal amount of such Convertible Note; (v) the accrued stated interest on such Convertible Note as of the date of this Agreement; and (vi) whether the Convertible Note was issued as part of an investment unit. True, correct and complete copies of all Convertible Notes have been made available to Parent.

3.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party and, subject to obtaining the Required Stockholder Approval, to consummate the First Step Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the First Step Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to obtaining the Required Stockholder Approval. The board of directors of the Company has (i) unanimously resolved that the First Step Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) unanimously approved this Agreement, the First Step Merger and the transactions contemplated hereby in accordance with the DGCL and the Charter Documents; (iii) directed that this Agreement and the First Step Merger be submitted to the Company Stockholders for their approval and adoption; and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval and adoption of this Agreement and the First Step Merger. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 No Conflict.

(a) Absence of Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or require any consent from any Person pursuant to (any such event, a “Conflict”) (i) any provision of the Charter Documents; (ii) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets (whether tangible or intangible) are bound in any material respect; or (iii) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) that would have a Company Material Adverse Effect.

(b) Approvals. Section 3.4(b) of the Disclosure Schedule sets forth all necessary consents, notices, waivers and approvals of parties to any Material Contracts to which the Company or any of its Subsidiaries is a party that are required thereunder in connection with the Merger.

3.5 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the

Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (b) the approval and adoption of this Agreement and approval of the transactions contemplated hereby by the Required Stockholder Approval; (c) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under other applicable Antitrust Laws; (d) the receipt of a California Permit; and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

3.6 Company Financial Statements.

(a) Financials. Section 3.6 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2013, December 31, 2012 and December 31, 2011, and the related consolidated statements of income, cash flow and stockholders’ equity for the 12 month periods then ended (the “Audited Financials”); and (ii) unaudited consolidated balance sheet as of March 31, 2014 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the three month period then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”), which Audited Financials have been audited by Frank, Rimerman + Co. LLP, the Company’s independent auditors (the “Company Auditors”). The Financials are true, correct and complete in all material respects and have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and consistent with each other (except to the extent disclosed therein and subject, in the case of the Interim Financials, to normal year-end adjustments and the absence of footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Current Balance Sheet.” The Company has not had any disagreement (as such term is defined in Item 304 of Regulation S-K) with the Company Auditors or any of its other auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The Company is not a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K). The Company has identified all uncertain Tax positions contained in all Returns filed by the Company, and has established adequate reserves and made appropriate disclosures in the Financials in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109).

(b) Internal Controls. The Company has established, and maintains, adheres to and enforces, a system of internal accounting controls that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with general or specific authorizations of management and the board of directors of the Company; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has made available to Parent the most recent management representations letter delivered by the Company Auditors to the Company. Neither the Company (including any Employee) nor the Company Auditors has identified or been made aware of any (1) significant deficiency or material weakness in the system of internal accounting controls utilized by the Company; (2) fraud, whether or not material, that involves the Company management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company; or (3) Claim or allegation regarding any of the foregoing.

3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for (a) those which have been reflected in the Current Balance Sheet; (b) current Liabilities that have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date and that, individually or in the aggregate, would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole; (c) Liabilities that have arisen in connection with this Agreement and any Related Agreements or the actions contemplated to be taken hereby and thereby; (d) that have arisen in the ordinary course of business consistent with past practice and are reflected as current liabilities in the Estimated Closing Net Working Capital Statement; or (e) executory obligations arising in connection with the performance of any Material Contract.

3.8 No Changes. Since December 31, 2013, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been, occurred or arisen any:

(a) modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) expenditure, transaction or commitment exceeding $75,000 individually or $150,000 in the aggregate;

(c) payment, discharge, waiver or satisfaction in any amount in excess of $75,000 or $150,000 in the aggregate of any Liability, other than payments, discharges or satisfactions in the ordinary course of business consistent with past practice of Liabilities reflected or reserved against in the Current Balance Sheet or with respect to Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(d) destruction of, damage to, or loss of any material tangible assets of the Company or any of its Subsidiaries (whether or not covered by insurance), or the loss of any material business or material customer;

(e) employment claims, charges, grievances or matters raised by any individual, Governmental Entity, works council, employee or workers’ representatives, group of employees, bargaining unit, union or other labor organization regarding, claiming or alleging an unfair labor practice, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(f) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries;

(g) adoption of or change in any Tax election or accounting method, entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(h) revaluation by the Company or any of its Subsidiaries of any of their respective assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(j) (i) other than in the ordinary course of business consistent with past practice, increase in, decrease in or other change to the salary, wage rates, bonuses or fringe benefits or other compensation (including equity based compensation) payable or to become payable to any Employee; (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company or any of its Subsidiaries of a severance payment, change of control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its Employees; or (iii) promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee;

(k) any termination, extension, amendment or modification of the terms of any Material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of their respective assets are bound;

(l) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, including the sale of any accounts receivable of the Company or any of its Subsidiaries or any creation of any security interest in such assets or properties;

(m) loan by the Company or any of its Subsidiaries to any Person (except for reasonable advances to current employees for travel and business expenses in the ordinary course of business consistent with past practice), forgiveness by the Company or any of its Subsidiaries of any loan to any Person, purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement relating to any loan from the Company or any of its Subsidiaries to any Person;

(n) except for the Promissory Note, incurrence by the Company of any Indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(o) waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any account receivable of the Company by the Company or any of its Subsidiaries;

(p) commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, or commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to any of their respective businesses, properties or assets;

(q) notice of any claim or potential claim of ownership, interest or right by any Person other than the Company or one of its Subsidiaries of the Company Intellectual Property or of infringement by the Company or any of its Subsidiaries of any Intellectual Property owned, developed or created by an third Person;

(r) issuance, grant, delivery, sale or purchase, or proposal or Contract to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock; or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Options or Company Capital Stock upon the exercise of Company Options issued under the Plan and set forth in Section 3.2(d) of the Disclosure Schedule;

(s) (i) sale, lease, license or transfer of any Company Intellectual Property (or the execution, modification or amendment of any agreement with respect to the sale, lease, license or transfer of any Company Intellectual Property) other than non-exclusive end user licenses granted in the ordinary course of business consistent with past practice; (ii) purchase or license of any Intellectual Property by the Company or any of its Subsidiaries, or execution, modification or amendment of any agreement to which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property owned by or developed or created by any third Person other than licenses for Shrink-Wrap Code; or (iii) material change in pricing or royalties set or charged by (A) the Company or any of its Subsidiaries to its customers or licensees; or (B) Persons who have licensed any Intellectual Property to the Company or any of its Subsidiaries;

(t) agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products or Company Intellectual Property;

(u) a Company Material Adverse Effect;

(v) purchase or sale of any interest in real property, granting of any security interest in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Real Property or other real property by the Company or any of its Subsidiaries;

(w) acquisition by the Company or any of its Subsidiaries of, or agreement by the Company or any of its Subsidiaries to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(x) adoption, termination or amendment of any Company Employee Plan or collective bargaining agreement or other arrangement with any works council, union, employee or workers’ representatives, group of employees or other labor organization;

(y) increase in the rights to indemnification of any Employees;

(z) waiver of any stock repurchase rights or rights of first refusal, acceleration, amendment or change to the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including any long term incentive awards), or repricing options granted under any employee, consultant, director or other stock plans or the authorization of any cash or equity exchange for any options granted under any of such plans;

(aa) execution, termination or amendment of any Employee Agreement (other than the execution of the Company’s standard at-will offer letter and proprietary information and invention assignment agreement, the forms of which have been made available to Parent);

(bb) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or any of its Subsidiaries;

(cc) any action to accelerate the vesting schedule or extend the post-termination exercise period of any Company Options or any Company Common Stock or any similar equity awards;

(dd) hiring (including any change of status from an independent contractor to an employee), promotion, demotion or termination or any other change to the employment status or title of any Employees, excluding independent contractors who ceased performing services for the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(ee) alteration of any interest of the Company in any of its Subsidiaries or any Person in which the Company directly or indirectly holds any interest;

(ff) cancellation, amendment or non-renewal of any insurance policy of the Company or any of its Subsidiaries;

(gg) issuance, or agreement to issue, any refunds, credits, allowances or other concessions to customers with respect to amounts collected by or owed to the Company or any of its Subsidiaries in excess of $75,000 individually or $150,000 in the aggregate; or

(hh) agreement by the Company or any of its Subsidiaries to do any of the things described in this Section 3.8 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.9 Tax Matters.

(a) Tax Returns and Audits.

(i) The Company and its Subsidiaries have (A) prepared and timely filed all required Returns relating to any and all Taxes of the Company and its Subsidiaries, and such Returns are true, correct and complete in all material respects; and (B) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns. The Company has made available to Parent copies of all Returns for the Company and its Subsidiaries filed for all periods for which the applicable statute of limitations has not expired.

(ii) The Company and its Subsidiaries have registered with all appropriate Tax authorities and have reported, withheld and remitted, as applicable, with respect to Employees, stockholders and third parties and from any other Person all U.S. federal, state and local and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be reported, withheld and remitted, as applicable, and has timely paid over such withheld amounts to the appropriate Governmental Entity.

(iii) Neither the Company nor its Subsidiaries have been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(iv) No audit or other examination of a Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for an audit or other examination of any Return of the Company or any of its Subsidiaries. No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company, any of its Subsidiaries or any of its or their respective Representatives. No Claim has ever been made by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file a Return that such entity is or may be subject to taxation in that jurisdiction.

(v) Neither the Company nor any of its Subsidiaries have any Liabilities for unpaid Taxes for the period covered by the Current Balance Sheet that have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Current Balance Sheet, other than in the ordinary course of business consistent with past practice.

(vi) No assets of the Company or any of its Subsidiaries are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(vii) Neither the Company nor any of its Subsidiaries has (A) ever been a member of an Affiliated Group (other than an Affiliated Group of which the Company is the common parent); (B) ever been a party to any Tax sharing, indemnification or allocation agreement or arrangement, nor does the Company owe any amount pursuant to such an agreement or arrangement; (C) any Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, and including any arrangement for group or consortium relief or similar arrangement) other than any member of an Affiliated Group of which the Company is the common parent, as a transferee or successor, by Contract, by operation of Law or otherwise; and (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(viii) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011, or any similar transaction under any provision of applicable Law.

(xi) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its respective country of incorporation or formation by virtue of having a branch, permanent establishment, place of business or source of income in that country.

(xii) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of any (A) change in method of accounting made prior to the Closing; (B) closing agreement under Section 7121 of the Code executed prior to the Closing; (C) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (B) and (C), under any similar provision of applicable Law); (D) installment sale or open transaction disposition consummated prior to the Closing; (E) prepaid amount received prior to the Closing; or (F) election under Section 108(i) of the Code made prior to the Closing.

(xiii) Neither the Company nor any of its Subsidiaries has (A) agreed, and is not required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of the Code and, to the Knowledge of the Company, neither the IRS or any other taxing authority has proposed any such adjustment or change in accounting method; (B) an application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company and its Subsidiaries; or (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. Law with respect to the Company or any of its Subsidiaries.

(xiv) The Company has made available to Parent all documentation relating to, and the Company and its Subsidiaries are in full compliance with, all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order with respect to the Company and its Subsidiaries, as applicable.

(xv) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xvi) The Company and its Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein which could give rise to understatement of Tax within the meaning of Section 6662 of the Code.

(xvii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” with the meaning of Section 368(a) of the Code.

(xviii) Notwithstanding any other provision of this Agreement, the Company is not making, and shall not be construed to have made, any representation or warranty as to the amount or availability of any net operating loss, Tax credit, Tax basis or other Tax attribute of the Company or any of its Subsidiaries.

(xix) To the Knowledge of the Company, no Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Stockholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.

(b) Loss of Compensation Deduction. There is no Contract to which the Company or any ERISA Affiliate is a party, including the provisions of this Agreement, covering any Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

(c) Section 280G. None of the Company or any ERISA Affiliate has made any payments to any Employee, or is a party to a Contract, plan or arrangement with any Employee to make payments individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not reasonably be expected to be deductible under Section 280G of the Code. There is no Contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code. Section 3.9(c) of the Disclosure Schedule lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date of this Agreement.

(d) Section 409A. Section 3.9(d) of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any of its Subsidiaries. Each such nonqualified deferred compensation plan has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1; (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1); and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and any state law equivalent (together, “Section 409A”). No compensation shall be includable in the gross income of any Employee as the result of the operation of Section 409A with respect to any arrangements or agreements in effect prior to the Closing. Each Company Option, stock appreciation right or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation (A) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted; (B) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right; (C) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto); or (D) has been properly accounted for in accordance with GAAP in the Financials.

3.10 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Real Property. Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property or been a party to any Contract to purchase any real property. Section 3.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used, occupied or intended to be used by the Company or any of its Subsidiaries, including the New York Site (the “Leased Real Property” and, together with any owned real property, the “Real Property”), including the name of the lessor, licensor, sublessor, master lessor or lessee and the date and term of the lease, license, sublease or other occupancy right.

(b) Lease Agreements. The Company has made available Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). There are no other Lease Agreements for real property affecting the Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.10(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and, to the Knowledge of the Company, there is not, under any of such Lease Agreements, any existing material default, or material event of default (or event which with notice or lapse of time, or both, would constitute a material default), and no rentals are past due. Neither the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any such Lease Agreement that has not been fully remedied and withdrawn. There are no other parties occupying, or with a right to occupy, the Real Property. The Company and its Subsidiaries do not owe brokerage commissions or finder’s fees with respect to any Real Property and are not party to any Contract or subject to any Claim that may require the payment of any real estate broker commissions.

(c) Real Property. The Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operations of the Company on the Real Property nor, to the Knowledge of the Company, such Real Property, including the improvements thereon, violate any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such Real Property or operations thereon, and any such non-violation is not dependent on so called non-conforming use exceptions. There is not existing, the Company has not received any notice of and, to the Knowledge of the Company, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or, to the Knowledge of the Company, zoning action or proceeding, with respect to any portion of the Real Property.

(d) Valid Title. The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

(e) Assets. The equipment owned or leased by the Company and its Subsidiaries (i) is adequate for the conduct of the Company’s business as currently conducted; and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear. All inventory is good and merchantable and is of a quality and quantity presently usable or salable in the ordinary course of business consistent with past practice.

(f) New York Manufacturing Facility. To the Knowledge of the Company, the Foundation has satisfied its obligations under Section 5.1(a) and Section 5.1(c) of the New York Facility Agreement. No plans or specifications for the New York Manufacturing Facility have yet been completed (even in draft form), Exhibit B to the New York Manufacturing Agreement has not yet been agreed upon and there have been no discussions with the Foundation, its architect or contractor that indicate any material disagreement between the parties as to the specifications of the New York Manufacturing Facility. The Company and the Foundation have a verbal agreement as to the exact location of the New York Manufacturing Facility, which will be constructed in the portion of the Riverbend project site shown on the plan attached to Section 3.10(f) of the Disclosure Schedule. The Company is not required to reimburse the Foundation for the performance by the Foundation of its maintenance obligations under Section 15.7 of the New York Manufacturing Agreement. No rent or other payments are required by the Company or any of its Subsidiaries under the New York Manufacturing Facility until the Manufacturing Facility Completion (as defined in the New York Facility Agreement). Other than the New York Facility Agreement, there is no Contract between the Company and the Foundation.

3.11 Intellectual Property.

(a) Company Products. Section 3.11(a) of the Disclosure Schedule contains a true, correct and complete list (by name and version number) of (i) all Company Products that the Company or any of its Subsidiaries have manufactured, sold, offered for sale, or distributed in the last 36 months; and (ii) all Company Products that Company or any of its Subsidiaries, as of the date of this Agreement, plans to manufacture, sell, offer for sale, distribute, make commercially available, or otherwise dispose of in the next 12 months.

(b) Company Registered Intellectual Property. Section 3.11(b) of the Disclosure Schedule lists for each item Company Registered Intellectual Property: (i) a description (e.g., application or issuance number and title) of such item and the jurisdiction in which each has been filed or applied for; (ii)

the status of such item (e.g., application filed or issued); (iii) any proceedings or actions before any court, tribunal (including the United Stated Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto (other than regular proceedings associated with the prosecution of such items); (iv) the names of any other person having an ownership interest in such item; and (v) any action that must be taken within 120 days following the date of this Agreement (including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of the PTO or any equivalent authority anywhere in the world, documents, applications or certificates) for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property. Each item of Company Registered Intellectual Property is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees, proofs of use, and recordations of assignments) and, to the extent issued, is, to the Knowledge of the Company, subsisting, valid and enforceable. Neither the Company nor any of its Subsidiaries have taken or failed to take any action (including failure to disclose any information) that would limit the validity, scope or enforceability of any Patents that are Company Intellectual Property. All necessary documents and certificates currently due for filing as of the date of this Agreement in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has claimed “small entity status” in the application for, or registration of, any Registered Intellectual Property.

(c) Patents. All Patents included in the Company Registered Intellectual Property (i) have been prosecuted in good faith; (ii) are not subject to any terminal disclaimer; and (iii) to the Knowledge of the Company, disclose patentable subject matter. The Company, its Subsidiaries and its and their respective patent counsel, have complied with their duty of candor and disclosure to the PTO and equivalent authority anywhere in the world with respect to such Patents and have made no intentional misrepresentations in connection with the prosecution or maintenance of such Patents.

(d) Transferability. All Company Intellectual Property, including all Company Registered Intellectual Property, is fully transferable, alienable or licensable by the Company or Parent free and clear of all Liens and without restriction and without payment of any kind to any third Person.

(e) Exclusive Ownership. The Company and its Subsidiaries exclusively own, and, following the Closing, Parent and its Subsidiaries will exclusively own, all right, title and interest to all Company Intellectual Property, including all Company Registered Intellectual Property and Trade Secrets, free and clear of any Liens, except for Permitted Liens. To the extent that any Intellectual Property has been developed, supported or created independently or jointly by any Person other than the Company or its Subsidiaries for which the Company or such Subsidiary has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary has a written agreement with such Person with respect thereto, and the Company or such Subsidiary thereby has obtained a valid and enforceable assignment sufficient to transfer all right, title and ownership (including the right to seek past and future damages) of, and is the exclusive owner of, all such Intellectual Property Rights therein by operation of law or by valid assignment, and has obtained the waiver of all non-assignable rights, including all Moral Rights, as applicable. Neither the Company nor any of its Subsidiaries has (i) granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property to any other Person; or (ii) permitted its rights in any Intellectual Property Right that is or was Company Intellectual Property to lapse or enter into the public domain, except as a result of its exercise of reasonable business judgment. Neither the Company nor any of its Subsidiaries has, in the past 24 months, transferred sole or joint ownership of any Intellectual Property Right that is or was Company Intellectual Property to any other Person.

(f) Validity and Enforceability. To the Knowledge of the Company, there are no legal opinions to the effect that any of the subject matters of the Company Intellectual Property may be or are invalid or unenforceable, or official actions or other notices from any Governmental Entity that any of the subject matters or claims of pending applications for registration constituting any of such Company Intellectual Property are unregistrable (other than ordinary course proceedings associated with the prosecution of such items). No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries or that may affect the validity, use or enforceability of such Company Intellectual Property.

(g) IP Licenses. Section 3.11(g)(i) of the Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries is a party that grants the Company a license, ownership rights, an option to, or other rights in or to any Intellectual Property owned by a third Person (collectively, “In-Licenses”), other than Shrink-Wrap Code. Section 3.11(g)(ii) of the Disclosure Schedule lists all Contracts to which the Company or one of its Subsidiaries is a party under which Company or such Subsidiary grants any third Person license or other rights in or to any Intellectual Property (collectively, “Out-Licenses”), other than non-exclusive licenses for the sale or license of Company Products pursuant to written agreements in the ordinary course of business consistent with past practice that do not differ in substance from the Company’s standard form(s), which have been made available to Parent.

(h) Non-Infringement by Company IP. The operation of the business of the Company and its Subsidiaries, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture and sale of any Company Product: (i) has not and does not infringe or misappropriate any Intellectual Property Rights of any Person; and (ii) will not infringe or misappropriate, to the extent conducted by Parent or its Affiliates following the Closing in the same manner as currently conducted or currently proposed by the Company to be conducted (including pursuant to the Operating Plan), any Intellectual Property Rights of any Person that exist on or prior to the Closing (including any Patents that first issue after the Closing from pending applications that exist on or prior to the Closing). The operation of the business of the Company and its Subsidiaries, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture and sale of any Company Product, has not violated and will not, to the extent conducted by Parent or its Affiliates following the Closing in the same manner as currently conducted or currently proposed by the Company to be conducted (including pursuant to the Operating Plan), violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries have received notice from any Person claiming that such operation or any act, Company Product or Intellectual Property of the Company or any of its Subsidiaries conflicts with, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor, to the Knowledge of the Company, is there any basis therefor). The Company and its Subsidiaries have not obtained or sought any studies, reports or analyses with respect to actual or potential Patent coverage, freedom to operate, Patent infringement or otherwise with respect to any Patents of the Company, any of its Subsidiaries or any third Person, including opinions of counsel or reports of other advisors.

(i) Non-Infringement of Company IP. To the Knowledge of the Company, no Person is infringing or misappropriating any material Company Intellectual Property. The Company or one of its Subsidiaries has the exclusive right to bring actions against any Person that is infringing any Company Intellectual Property and to retain for itself any damages recovered in any such action.

(j) Effects of the Transaction. Neither this Agreement, the Merger nor any of the other transactions contemplated hereby, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in Parent or any of its

Affiliates (i) granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them; (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third Person in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement, the Merger or the transactions contemplated hereby.

(k) Employee Invention Assignment Agreements. The Company and its Subsidiaries have taken reasonable steps to protect the Company’s or such Subsidiaries’ rights in confidential information and trade secrets of the Company and its Subsidiaries or provided by any other Person to the Company or its Subsidiaries. Without limiting the foregoing, (i) the Company or one of its Subsidiaries has maintained, and enforces, a policy requiring each Employee to execute a valid and enforceable proprietary information, confidentiality and assignment agreement sufficient to irrevocably assign (except as limited by applicable Law) any Intellectual Property developed by such employee for the Company or such Subsidiary to the Company or such Subsidiary, substantially in the standard form for employees (a copy of which is has been made available to Parent) (the “Employee Proprietary Information Agreement”); (ii) the Company or one of its Subsidiaries has maintained, and enforces, a policy requiring each consultant or contractor to execute a valid and enforceable consulting agreement containing proprietary information, confidentiality and assignment provisions sufficient to irrevocably assign (except as limited by applicable Law) any Intellectual Property developed by such consultant for the Company or such Subsidiary to the Company or such Subsidiary, substantially in the standard form for consultants or contractors (a copy of which has been made available to Parent) (the “Consultant Proprietary Information Agreement”); and (iii) all Employees who have developed or contributed to any Company Intellectual Property have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate, without any exclusions or exceptions that would prevent the assignment of such developed or contributed Intellectual Property to the Company or its Subsidiaries. All Employees whose employment relationships are or were governed by Laws in countries that recognize Moral Rights have executed written agreements with the Company or one of its Subsidiaries that waive, for the benefit of the Company or such Subsidiary, and to the extent permitted by applicable Law, all Moral Rights in any works of authorship relating to the business of the Company and its Subsidiaries. No Employees have retained or are entitled to any rights in any Intellectual Property developed by such Employee for the Company or any of its Affiliates, including any license rights or economic interests, and no payments are due and no such Employee has any rights to receive any payments with respect to such Intellectual Property. To the Knowledge of the Company, no current Employee is obligated under any agreement, subject to any judgment, decree or order of any Governmental Entity or any similar restriction that would materially interfere with the use of his or her efforts to carry out his or her duties for the Company and its Subsidiaries, or to promote the interests of the Company and its Subsidiaries in their current businesses, or that would conflict with such businesses in a material manner.

(l) Government and University Funding. No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third Persons was used in the development of the Company Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any valid claim or right in or to the Company Intellectual Property. To the Knowledge of the Company, no Employee who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any government, university, college or other educational institution, or research center during a period of time during which such Employee was also performing services for the Company or one of its Subsidiaries.

(m) Standards Bodies Membership. Neither the Company nor any of its Subsidiaries is a member of, and has not actively participated in, any organization, body or group that is engaged in or that has, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights will be licensed. Neither the Company nor any of its Subsidiaries is committed, nor is it obligated or bound, to grant licenses of any current or future Company Intellectual Property to any third Person as a result of any such membership or participation. None of the Company Products require a license with respect to any industry standards. Without limiting the foregoing, neither the Company nor any of its Subsidiaries is under any obligation or duty, nor is it bound by any Contract, as a result of any such membership or participation, to grant licenses of any Company Intellectual Property under any terms, including “RAND” or “FRAND” terms.

(n) Open Source Software. Neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Software into, or combined Open Source Software with, any Company Product; (ii) distributed Open Source Software in conjunction with or for use with any Company Product or other Company Technology; or (iii) used any Open Source Software in any manner that creates, or purport to create, obligations for the Company or one of its Subsidiaries to grant to any third Person any rights or immunities under any Company Intellectual Property. The Company and its Subsidiaries have not used any Open Source Software in any manner that requires or purports to require (including as a condition of use, modification or distribution of such Open Source Software) that all or any part of any Company Product or that other Software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; or (C) redistributable at no charge or with any restriction on the consideration charged therefor.

(o) No Disclosure of Source Code. Neither the Company or any of its Subsidiaries nor any Person acting on its or their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or permitted the disclosure or delivery to any escrow agent or other Person of any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on its or their behalf to any Person of any Source Code that is Company Intellectual Property. Section 3.11(o) of the Disclosure Schedule identifies each Contract pursuant to which the Company or one of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby could result in the release from escrow of any Source Code that is Company Intellectual Property.

(p) Warranty and Indemnification Obligations. Neither the Company nor any of its Subsidiaries has any obligation to warrant, indemnify, reimburse or hold harmless any customer with respect to the infringement or misappropriation of the Intellectual Property Rights of any third Person or with respect to any Company Product (i) that materially differs in substance from such obligation in the Company’s or such Subsidiaries’ standard form of end-user license agreement (a copy of which has been made available to Parent); or (ii) for which the maximum liability of Company and its Subsidiaries exceeds the amounts paid to Company and its Subsidiaries under the Contract containing such obligation.

(q) Compliance with Warranties. All Company Products sold, licensed, leased or distributed by the Company and its Subsidiaries to customers, and all services provided by or through the Company and its Subsidiaries to customers, on or prior to the Closing, conform in all material respects to applicable contractual commitments, express and implied warranties, service level commitments, product specifications and product documentation and to any representations made by the Company or any of its Subsidiaries to its respective customers. The Company and its Subsidiaries have no Liability (and, to the Knowledge of the Company, there is no basis for any present or future Claim against the Company or its Subsidiaries giving rise to any Liability) for replacement, repair or redelivery thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Financials.

(r) No Material Defects. The Company has made available to Parent all information relating to any problem or issues with respect to any of the Company Products under warranty that does, or may reasonably be expected to, materially adversely affect the value, functionality or fitness for the intended purpose of such Company Product. Without limiting the foregoing, (i) there are no material defects, malfunctions or nonconformities in any of the Company Products under warranty; (ii) there have been, and are, no claims asserted against the Company, any of its Subsidiaries or any of its or their respective distributors related to the Company Products or other Company Technology; and (iii) the Company and its Subsidiaries have not received and, to the Knowledge of the Company there is no basis for, any requirements to recall any Company Products. All Company Products perform in all respects in accordance with the design specifications to which the Company Products were developed. All services performed by or on behalf of the Company or any of its Subsidiaries for any other Person, including all installation services, integration services, repair services, maintenance services, support services, training services and upgrade services, have been performed properly and in conformity with applicable Laws.

(s) No Contaminants. To the Knowledge of the Company, all Company Products and other Company Technology (and all parts thereof) are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that allow unauthorized access or the unauthorized disablement or erasure of such Company Product or other Company Technology (or all parts thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed (collectively, “Contaminants”).

(t) Technology Systems. The Company and its Subsidiaries have information technology systems sufficient to operate their respective businesses as it is currently conducted. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for their businesses and have taken reasonable steps to safeguard the information technology systems utilized in the operation of their businesses as currently conducted. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such information technology systems. The Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for the Company’s and its Subsidiaries’ information technology systems.

(u) Privacy. The Company and its Subsidiaries have not collected any personally identifiable information from any third Persons. True, correct and complete copies of all applicable privacy policies have been made available to Parent. The Company and its Subsidiaries have materially complied with all applicable privacy Laws and its and their respective internal privacy policies, and none of the disclosures made or contained in any such privacy policies have been inaccurate, misleading or deceptive or in material violation of any applicable Laws. Any transfer of personally identifiable information by the Company and its Subsidiaries pursuant to the Merger and the other transactions contemplated hereby are not in breach of applicable privacy Laws or the internal privacy policies of the Company or any of its Subsidiaries. There is no complaint to or audit, proceeding, investigation or claim against, or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or its or their respective businesses by any Governmental Entity or by any Person in respect of the collection, use or disclosure of personal information by any Person in connection with the Company, any of its Subsidiaries or its or their respective businesses.

3.12 Material Contracts.

(a) Material Contracts. Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts (other than Company Benefits Plans and Employee Agreements set forth on Section 3.18(a) of the Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of its or their respective assets are otherwise bound (any Contract of a nature described below (whether or not set forth in the Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or otherwise bound, a “Material Contract”):

(i) any (A) Employee Agreement granting any bonus, severance benefits, change of control benefits or termination pay (in cash or equity or otherwise) to any Employee with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation; and (B) contractor, consulting or sales Contract, in each case with a firm or other organization or with an individual if the amount to be paid by the Company thereunder is in excess of $75,000 annually;

(ii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased or for which vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any events related to this Agreement) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) the Lease Agreements and any lease of personal property involving future annual payments in excess of $75,000 individually or $150,000 in the aggregate;

(v) any Contract of indemnification or guaranty with respect to the Liabilities of any other Person (other than (A) indemnification agreements entered into with directors and officers of the Company or any of its Subsidiaries; (B) indemnities granted by the Company or any of its Subsidiaries with respect to Intellectual Property matters in the ordinary course of business consistent with past practice; and (C) indemnities included in the Company’s sales, licensing and distribution agreements for the Company Products);

(vi) any Contract (A) that restricts or prohibits the Company or any of its Subsidiaries from hiring or soliciting any individual to perform employment or consulting services for the Company or any of its Subsidiaries; or (B) limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person, or to develop, distribute or sell any product, including any Contract containing any exclusivity or non-competition provision or any right of first refusal or negotiation (the Contracts in (A) and (B) together, the “Restrictive Contracts”);

(vii) any Contract relating to capital expenditures and involving future payments in excess of $75,000 individually or $150,000 in the aggregate;

(viii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the business of the Company;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any purchase order or Contract for the purchase by the Company or any of its Subsidiaries of materials involving future payments in excess of $75,000 individually or $150,000 in the aggregate;

(xi) any real estate construction Contracts;

(xii) any Contracts that contain “most favored nation” or similar preferred pricing provisions in favor of the other party to such Contract;

(xiii) any dealer, distribution, joint marketing, strategic alliance, affiliate or development Contract;

(xiv) any Contract to alter the Company’s interest in any Subsidiary or other Person in which the Company directly or indirectly holds any interest;

(xv) any sales representative, original equipment manufacturer, manufacturing, remarketer, reseller or other agreement for distribution by another Person of the Company Products;

(xvi) any other Contract not disclosed in response to this Section 3.12(a) that involves future payments to or from the Company or any of its Subsidiaries in excess of $75,000 individually or $150,000 in the aggregate that is not cancellable without penalty within 30 days;

(xvii) any Contract granting exclusive sales, distribution or marketing rights to any Person other than the Company and its Subsidiaries;

(xviii) any Contract that contains warranties and indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries, other than non-exclusive licenses, sales, distribution and related Contracts with respect thereto (including maintenance and support agreements) for the Company Products pursuant to a written Contract that has been entered into in the ordinary course of business that does not materially differ from the Company’s standard forms;

(xix) any Contract for the purchase by customers of products or services that involves future revenue in excess of $75,000 individually or $150,000 in the aggregate;

(xx) any Contract with any current or former stockholder, employee, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party, but excluding (A) agreements with respect to the grant of Company Options to, or the exercise of Company Options by, any Employee, officer or director; and (B) employment agreements entered into with any such Persons in the ordinary course of business consistent with past practice; and

(xxi) any Contract relating to the acquisition, use, transfer, development, sharing or license of any Intellectual Property other than Contracts under which the Company receives the right to Shrink-Wrap Code; or

(xxii) any Contract that is otherwise material to the Company, including the New York Facility Agreement.

(b) Validity. Each Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, each of the other parties thereto in accordance with its terms, and is in full force and effect, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company or such Subsidiary is in material compliance with, and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor, to the Knowledge of the Company, is any party obligated to the Company or such Subsidiary pursuant to any such Contract subject to any breach, violation or default thereunder, nor, to the Knowledge of the Company, is there event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, such Subsidiary or any such other party. True, correct and complete copies of each Material Contract (whether or not set forth in the Disclosure Schedule) have been made available to Parent.

(c) Disputes. There are no, and, to the Knowledge of the Company, there are no threatened, Claims, disputes or disagreements with respect to any Contract to which the Company or any of its Subsidiaries is a party or any of its or their respective properties or assets (whether tangible or intangible) is subject.

(d) Sublicenses. The Company and its Subsidiaries do not sublicense any products, services or rights to their respective customers.

(e) Other Payments. No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the Company’s business or the delivery or provision of any products, services or rights delivered or provided thereby or thereunder, except for obligations relating solely to end-user operating systems and application software, the license of which is obtained with the acquisition or license thereof. Immediately following the Effective Time, the Interim Surviving Entity (and after the effective time of the Second Step Merger, the Final Surviving Entity) will be permitted to exercise all of its rights under the Contracts to which the Company or any of its Subsidiaries is a party or any of its or their respective properties or assets (whether tangible or intangible) is subject without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to such Contracts had the transactions contemplated by this Agreement not occurred.

(f) Exclusive Rights. Neither the Company nor any of its Subsidiaries has granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or proposed Company Products or to provide the services or proposed services of the Company’s business.

3.13 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any Company Stockholder or immediate family member of any of the foregoing has or has had, directly or indirectly, (a) any interest in any entity that furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell; or (b) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services; or (c) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that the ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.13.

3.14 Governmental Authorization; Government Funding.

(a) Government Authorizations. Each Permit (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or currently contemplated to be conducted, or the holding of any such interest (collectively, “Company Authorizations”), has been issued or granted to the Company or one of its Subsidiaries. The Company and its Subsidiaries have at all times been in material compliance with all Company Authorizations. The Company and each of its Subsidiaries has made available to Parent true, correct and complete copies of each Company Authorization.

Neither the Company nor any of its Subsidiaries has received any notice or other written communication from any Person regarding (A) any actual or possible violation of Law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization; or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Company entering into this Agreement or consummating the Merger or the other transactions contemplated hereby. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its or their respective businesses as currently conducted or hold any interest in its or their respective properties or assets.

(b) Government Funding. Neither the Company nor any of its Subsidiaries has applied for or received any financial assistance from any Governmental Entity.

3.15 Litigation.

(a) No Litigation. There is no Claim of any nature pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of its or their respective properties or assets (tangible or intangible) or any of its or their officers or directors (in their capacities as such), nor, to the Knowledge of the Company, is there any reasonable basis therefor. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of its or their properties or assets (tangible or intangible) or any of its or their respective officers or directors (in their capacities as such) by or before any Governmental Entity, nor, to the Knowledge of the Company, is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no Claim of any nature pending or, to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to applicable Law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time, nor, to the Knowledge of the Company, are there any facts or circumstances that would give rise to such Claim. There is no Claim of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that challenges or seeks to enjoin the Merger or any of the other transactions contemplated by this Agreement.

(b) No Indemnification Claims. There is no Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries for indemnification made by any officer or director of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is there any reasonable basis therefor.

3.16 Environmental Matters.

(a) Condition of Property. Except in material compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to Liability, including Remedial Action or Removal, no Hazardous Materials are present in, on, or under any Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no underground storage tanks, asbestos or polychlorinated biphenyls present on any Real Property or on any other real property as a consequence of the acts of the Company, any of its Subsidiaries or any of its or their agents.

(b) Hazardous Materials Activities. The Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance with all applicable Environmental Laws. The Hazardous Material Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner that has caused or could reasonably be expected to result in any Liability to the Company or any of its Subsidiaries.

(c) Environmental Permits. Section 3.16(c)(i) of the Disclosure Schedule contains a true, correct and complete list of all the Environmental Permits currently held by the Company and its Subsidiaries, and such Environmental Permits are all of the Environmental Permits necessary in all material respects for the continued conduct of the Company or its Subsidiaries as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any such Environmental Permit. To the Knowledge of the Company, no circumstances exist that could cause any such material Environmental Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee. Section 3.16(c)(ii) of the Disclosure Schedule contains a true, correct and complete list of all material Environmental Permits required for the operation of the New York Manufacturing Facility at Full Production Output and the expected dates when such material Environmental Permits will be obtained, and there are no circumstances or conditions that would reasonably be expected to delay the issuance of such material Environmental Permits beyond the dates identified.

(d) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, investigation or claim is pending, or to the Knowledge of the Company, threatened concerning or relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Law, any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries or any Real Property.

(e) Environmental Liabilities. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that could reasonably be expected to result in a material liability of the Company or any of its Subsidiaries pursuant to any applicable Environmental Law. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any third party with respect to material Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company and its Subsidiaries.

(f) Reports and Records. The Company has made available to Parent all records in the custody, possession or control of the Company or any of its Subsidiaries concerning the Hazardous Materials Activities of the Company and its Subsidiaries, as well as all Environmental Permits and environmental health and safety audits and assessments. The Company has requested from the Foundation all environmental and health and safety reports and assessments in its custody, possession or control relating to the New York Facility (and, if received, has made available to Parent any such reports).

3.17 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Merger or any of the other transactions contemplated hereby, nor will Parent, the Interim Surviving Entity or the Final Surviving Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.18 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.18(a)(i) of the Disclosure Schedule contains a true, correct and complete list of each Company Employee Plan and each Employee Agreement (it being understood that the Company’s obligation to schedule such documents shall apply as to any former employee or other service provider of the Company only to the extent that the Company or an ERISA Affiliate has or may have any Liability or obligation under the applicable plan or agreement with respect to such former employee or other service provider). Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 3.18(a)(ii) of the Disclosure Schedule sets forth a true, correct and complete table that provides next to each current Employee’s name as of the date of this Agreement: (i) the full-time or part-time status of such Employee; (ii) the current salary, wage, actual bonus or target bonus opportunity, or commission rate, as applicable, for such Employee (the “Compensation Schedule”); (iii) accrued vacation/paid-time off for such Employee; (iv) the date of hire for such Employee; (v) the location where such Employee performs services; and (vi) the amount of any unpaid bonus to which such Employee is entitled (the “Specified Bonuses”). To the Knowledge of the Company, no Employee listed on Section 3.18(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 3.18(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all non-vendor independent contractors and Persons that have a consulting or advisory relationship with the Company.

(b) Documents. The Company has made available to Parent true, correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan’s assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS or equivalent non-U.S. Tax authority determination, opinion, notification and advisory letters currently in effect; (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company and to the extent not set forth in a document provided under clause (i) above; and (viii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan. In each case, the Company to provide the foregoing documents pursuant to this Section 3.18(b) shall apply as to a former employee or other service provider of the Company or its Subsidiaries only to the extent that the Company or an ERISA Affiliate has or may have any Liability or obligation under the applicable plan or agreement with respect to such former employee or other service provider.

(c) Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination; and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (excluding individual award agreements entered into under such plan that require the Employee’s consent to amend or terminate such agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or the Company or any of its ERISA Affiliates (other than ordinary notice and administration requirements and expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliate, threatened by the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

(e) International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. No International Employee Plan required to be funded has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan (excluding individual award agreements entered into under such plan that require the Employee’s consent to amend or terminate such agreement) at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary notice and administration requirements and expenses or routine claims for benefits or provision of vested benefits under such plan).

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability of the Company or any of its ERISA Affiliates to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee for any reason, except as may be required by COBRA or other applicable Law, and the Company and its ERISA Affiliates have never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person(s) would be provided with life insurance, health or other employee welfare benefits following termination of employment, except to the extent required by COBRA or other applicable Law.

(g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996 or any amendment to each such act or any similar provisions of state Law applicable to its Employees.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events that would not, in and of themselves, trigger such payment, acceleration or other benefit or obligation) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(i) Employment Matters.

(i) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, collective bargaining agreements and other agreements or arrangements with any works council, employee representative or other labor organization or group of employees, extension orders and binding customs respecting labor and employment, including Laws, its own policies, practices, handbooks, work rules and internal regulations relating to fair employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any Employee (A) have withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees; (B) are not liable for any: arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (C) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, in each case with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business consistent with past practice). There are no Claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any Employees relating to any employee or Employee Agreement. There are no Claims pending or to, the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy maintained by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other written agreement or order with any Governmental Entity with respect to employment practices. The services provided by the Company’s and each ERISA Affiliate’s Employees in the United States are terminable at will, and outside the United States each ERISA Affiliate’s Employees are terminable in compliance with applicable Laws. Neither the Company nor any ERISA Affiliate has misclassified any person as an independent contractor rather than as an employee under applicable Law, or with respect to any employee leased from another employer or any Employee currently or formerly classified as exempt from overtime wages or the equivalent under applicable Law.

(ii) The Company and its ERISA Affiliates have properly paid all wages, and salaries and employment Taxes (including social security taxes and other payroll taxes owed by the Company and its ERISA Affiliates or required to have been withheld by the Company or its ERISA Affiliates from the compensation paid to Employees), and are not liable for any penalties.

(j) Labor Matters. Neither the Company nor any of its Subsidiaries are a party to any collective bargaining or other agreements with any union, works council, employee representative or other labor organization or group of employees. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize any Employees. There are no Claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including with respect to charges of unfair labor practices or the equivalent under applicable Law. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar Law, whether domestic or foreign. Neither the Company nor any of its Subsidiaries is presently, nor has the Company or any of its Subsidiaries in the past been, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.

(k) No Severance Due to Employees. No Employee, officer or advisor of the Company or any of its Subsidiaries is entitled to any severance payments pursuant to any Contract in the event of the termination of such Employee, officer or advisor’s relationship with the Company or any of its Subsidiaries.

(l) Work Authorization. The Employees are authorized and, to the Knowledge of the Company, have appropriate documentation to work in each jurisdiction in which they are working.

(m) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere in any material manner with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, the carrying on of the Company’s business as presently conducted or proposed to be conducted by the Company and its Subsidiaries nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Employees or consultants is now bound.

(n) No Foreign Employees. The Company and its Subsidiaries have no Contracts of employment or for services with any Employee who resides and primarily provides services outside the United States, or with any director or consultant of or to the Company or its Subsidiaries who resides and primarily provided services outside the United States.

3.19 Insurance. Section 3.19 of the Disclosure Schedule contains a true, correct and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no material Claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past three years and remain in full force and effect. To the Knowledge of the Company, there is no threatened in writing termination of any of such policies or bonds.

3.20 Compliance with Laws.

(a) Compliance. The Company and its Subsidiaries have complied with all Laws in all material respects, and are not in material violation of, and have not received any notices of violation with respect to, any Law.

(b) Product Certifications. The Company and its Subsidiaries have sought and received:

(i) for all Company Products sold or distributed in the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety by Underwriters Laboratories (or equivalent certifying organization); or (B) as to electromagnetic compatibility compliance by the Federal Communications Commission; and

(ii) for all Company Products sold or distributed outside the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification as to safety and electromagnetic compatibility compliance by (A) the appropriate Governmental Entity of the European Union (or any of its member states); or (B) an internationally recognized certifying organization.

(c) Export Approvals. The Company and its Subsidiaries have at all times conducted its and their respective export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations; and (ii) all other applicable import/export controls in other countries in which the Company or one of its Subsidiaries conducts business. Without limiting the foregoing:

(i) the Company and its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export and re-export of products, services, software and technologies; and (2) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii) the Company and its Subsidiaries are in compliance with the terms of all applicable Export Approvals;

(iii) there are no pending or, to the Knowledge of the Company, threatened Claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(v) no Export Approvals for the transfer of export licenses to Parent, the Interim Surviving Entity or the Final Surviving Entity are required, or such Export Approvals can be obtained expeditiously without material cost.

(d) Export Control Classifications. Section 3.20(d) of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s products, services, software and technologies.

(e) Anticorruption Laws. Neither the Company or its Subsidiaries nor any of its or their respective officers, directors, agents, Employees, Affiliates or other Persons associated with or acting on its or their behalf has, directly or indirectly, (i) taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, any domestic commercial bribery statute, or any other applicable law from any jurisdiction relating to anti-corruption or anti-bribery law or regulation, including the U.K. Bribery Act of 2010 or any similar rules or regulations (collectively, the “Anticorruption Laws”); (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment or other thing of value to foreign or domestic government officials or employees; (iv) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person; or (v) taken any action that would cause it to be in violation of the Anticorruption Laws. Neither the Company or its Subsidiaries nor any of its or their respective officers, directors, agents, Employees, Affiliates or other Persons associated with or acting on its or their behalf has used any corporate funds to maintain any funds not reflected in the Company’s books and records or engage in any transactions not reflected in the Company’s books and records. There are no pending or, to the Knowledge of the Company, threatened in writing Claims, charges, investigations (internal or government-initiated), violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiaries with respect to the Anticorruption Laws. There are no actions, conditions or circumstances pertaining to the Company’s or its Subsidiaries’ activities that may give rise to any future Claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Anticorruption Laws. The Company and its Subsidiaries have established and maintain a compliance program and reasonable internal controls and procedures appropriate to the requirements of the Anticorruption Laws and has made available all of such documentation.

3.21 Substantial Customers and Suppliers; Adequacy of Supply.

(a) Customers. Section 3.21(a) of the Disclosure Schedule lists the 20 largest customers of the Company and its Subsidiaries, taken as a whole, on the basis of revenues for the 12 month period ending on the Balance Sheet Date.

(b) Suppliers. Section 3.21(b) of the Disclosure Schedule lists the 20 largest suppliers of the Company and its Subsidiaries, taken as a whole, on the basis of cost of goods or services purchased for the 12 month period ending on the Balance Sheet Date.

(c) No Changes. No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company or its Subsidiaries since the beginning of such 12 month period; (ii) to the Knowledge of the Company, threatened in writing to cease or materially reduce such purchases or sales or provision of services; or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

(d) To the Knowledge of the Company, there are no facts or circumstances that would make it difficult for the Company or its Subsidiaries to obtain, in reasonable quantities and necessary quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of any existing Company Product.

3.22 Banking Relationships. Section 3.22 of the Disclosure Schedule contains a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement and the names of all persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. On or prior to the Closing Date, the Company will have provided Parent with the account numbers and on-line access to all such accounts. There are no material outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

3.23 No Indebtedness. Neither the Company nor any of its Subsidiaries has any Indebtedness.

3.24 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Charter Documents is applicable to the Company, any shares of Company Capital Stock, this Agreement, the Merger or any of the other transactions contemplated hereby

3.25 Complete Copies of Materials. The Company has made available to Parent true, correct and complete copies of (a) all documents identified on the Disclosure Schedule; (b) the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and each of its Subsidiaries; (c) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries; and (d) all material Permits, orders and consents issued by any Governmental Entity with respect to the Company and each of its Subsidiaries, or any securities of the Company or any of its Subsidiaries, and all applications for such Permits, orders and consents. The minute books of the Company and each of its Subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company or the respective Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and each of its Subsidiaries (i) are true, correct and complete in all material respects; (ii) have been maintained in accordance with reasonable business practices on a basis consistent with past practice; (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and each of its Subsidiaries; and (iv) accurately and fairly reflect the basis for the Financial Statements.

3.26 Representations Complete. To the Knowledge of the Company, none of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Each of Parent, Merger Sub One and Merger Sub Two hereby represents and warrants to the Company on the date of this Agreement and as of the Effective Time, as though made at the Effective Time (other than representations and warranties made as of a specific date, which are made as of such date), as follows:

4.1 Organization. Each of Parent and Merger Sub One is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub Two is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Sub One and Merger Sub Two has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.

4.2 Authority. Each of Parent, Merger Sub One and Merger Sub Two has all requisite corporate power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, Merger Sub One and Merger Sub Two of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub One and Merger Sub Two, and no further action is required on the part of Parent, Merger Sub One and Merger Sub Two to authorize this Agreement and any Related Agreements to which Parent, Merger Sub One or Merger Sub Two is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent, Merger Sub one or Merger Sub Two is a party have been duly executed and delivered by Parent, Merger Sub One or Merger Sub Two and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent, Merger Sub One and Merger Sub Two, enforceable against each of Parent, Merger Sub One and Merger Sub Two in accordance with their respective terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. The execution and delivery by Parent, Merger Sub One and Merger Sub Two of this Agreement and any Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with any of the following in such a manner as to materially adversely affect the ability of Parent, Merger Sub One or Merger Sub Two to consummate the Merger: (a) any provision of the organizational documents of Parent, Merger Sub One or Merger Sub Two, as amended; or (b) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent, Merger Sub One, Merger Sub Two or any of their respective properties or assets (whether tangible or intangible).

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to, Parent, Merger Sub One or Merger Sub Two in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent, Merger Sub One or Merger Sub Two is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (b) the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under other applicable Antitrust Laws; (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws or the rules and regulations of The NASDAQ Global Select Market; (d) the receipt of a California Permit; and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably expected to have a Parent Material Adverse Effect.

4.5 Brokers’ and Finders’ Fees. None of Parent, Merger Sub One or Merger Sub Two has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby, nor will the Company or any Indemnifying Party incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent, Merger Sub One or Merger Sub Two.

4.6 Litigation. There is no material Claim or proceeding pending against Parent, Merger Sub One, Merger Sub Two or any of their respective properties or assets (tangible or intangible) or any of their officers, directors, members or managers (in their capacities as such). There is no material investigation, audit or other proceeding pending against Parent, Merger Sub One or Merger Sub Two or any of their respective properties or assets (tangible or intangible) or any of their officers, directors, members or managers (in their capacities as such) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Parent to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no Claim of any nature pending against Parent, Merger Sub One or Merger Sub Two that challenges or seeks to enjoin the Merger or any of the other transactions contemplated by this Agreement.

4.7 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the First Step Merger have been duly authorized by all necessary action on the part of Parent, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable.

Such Parent Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than restrictions on transfer created by applicable securities Laws, and will not have been issued in violation of any preemptive rights or rights of first refusal or similar rights.

4.8 Parent SEC Reports. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2013. All such required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including those that Parent may file subsequent to the date of this Agreement until the Closing) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (a) were prepared in accordance and complied in all material respects with the requirements of Laws applicable to such Parent SEC Reports; and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

4.9 No Parent Material Adverse Effect. Since the date of the most recent Parent SEC Report prior to the date of this Agreement, there has not been any Parent Material Adverse Effect.

4.10 Tax Matters.

(a) Neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to purchase, redeem or otherwise acquire, directly or indirectly, any of the Parent Common Stock that will be issued pursuant to the First Step Merger. Following the Merger, no dividends or other distributions will be made to the Company Securityholders by Parent other than regular, normal dividends or distributions made to all holders of Parent Common Stock.

(b) The Merger Subs are each entities newly formed for the purpose of participating in the Merger and are wholly owned Subsidiaries of Parent, and at no time prior to the Effective Time have the Merger Subs had assets (other than nominal assets contributed upon the formation of the Merger Subs, and assets that are part of the consideration to be distributed to the Company Securityholders in the Merger) or business operations.

(c) Parent’s plan or intention is to continue to the historic business of the Company (or alternatively, if the Company has more than one line of business, to continue at least one significant line of the Company’s historic business) or use a significant portion (at least 33 1⁄3% by value) of the Company’s historic business assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d).

(d) Parent and the Merger Subs have not taken any action and do not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Affirmative Conduct of Business.

(a) Conduct of Business. From the time of the execution of this Agreement until the first to occur of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Company shall (i) conduct its and its Subsidiaries’ business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, in any event, in compliance with all applicable Laws; (ii) pay the debts and Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of any income or other material Tax Return); (iii) pay or perform other obligations when due; (iv) use commercially reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries; (v) use commercially reasonable efforts to keep available the services of the current officers and Employees; (vi) use commercially reasonable efforts to preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them; and (vii) use commercially reasonable efforts to perform all obligations under the New York Facility Agreement or any other agreement with any agency of the State of New York, including the Foundation, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company and its Subsidiaries at the Effective Time.

(b) Notification. The Company shall promptly notify Parent of any material event that would have a Company Material Adverse Effect.

5.2 Restrictions on Conduct of Company Business. From the time of the execution of this Agreement until the first to occur of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Parent requested and provided pursuant to Section 5.3 (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) undertake (i) any expenditure, transaction or commitment exceeding $75,000 individually or $150,000 in the aggregate; or (ii) any commitment or transaction of the type described in Section 3.12(a);

(c) undertake any capital expenditure in excess of $75,000 individually or $150,000 in the aggregate;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e) make or change any Tax election, adopt or change any Tax accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any Tax Claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment or file any income or other material Return or amend any Return unless a copy of such income or other material Return or amended Return has been made available to Parent for review, a reasonable time prior to filing, and Parent has approved such Return;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable, except in the ordinary course of business consistent with past practice;

(g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or capital stock of any Subsidiary, or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Capital Stock pursuant to the exercise of outstanding Company Warrants;

(h) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the agreements evidencing Company Options;

(i) waive any stock repurchase rights or right of first refusal, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize any cash or equity exchange for any options granted under any of such plans;

(j) except as contemplated by this Agreement, terminate any Offered Employee, or knowingly encourage any Offered Employee to resign from the Company or any of its Subsidiaries;

(k) except as contemplated by this Agreement or as required by applicable Law (and as previously disclosed to Parent), (i) adopt, amend or terminate any Company Employee Plan; (ii) enter into, terminate or amend any Employee Agreement or collective bargaining agreement; (iii) pay or promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee; (iv) increase, decrease or otherwise change the salary, wage rates, bonuses, fringe benefits or other compensation (including equity-based compensation) payable or to become payable by the Company or any of its Subsidiaries to any of its or their respective Employees; (v) make any declaration, promise, commitment or obligation of any kind for the payment of, or acceleration by, the Company or any of its Subsidiaries of severance, termination, change of control, or bonus pay (whether in cash or equity or otherwise), except payments made pursuant to written agreements existing on the date of this Agreement and disclosed in Section 3.12(a)(i) of the Disclosure Schedule; (vi) increase rights to indemnification for any Employee; or (vii) take any action to accelerate the vesting or extend the post-termination exercise period of any Company Options or any other equity awards under the Plan;

(l) enter into any contractor or consulting Contract with any Person other than contractor or consulting Contracts that do not involve the payment in the aggregate of more than $10,000 on a monthly basis;

(m) other than entering into non-exclusive licenses and related end user agreements with respect to the Company Products pursuant to written agreements in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) including attachments (which have been made available to Parent) involving aggregate payments to the Company of less than $25,000, (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company or any of its Subsidiaries, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person; (ii) purchase or license any Intellectual Property of any Person or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any other Person (other than, in each case, licenses for open source software and licenses for commercial, off-the-shelf software that is generally commercially available at a fee of less than $10,000 per year); or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;

(n) enter into, amend or modify any (i) Restrictive Contract; or (ii) Contract of indemnification or guaranty with respect to the Liabilities of any other Person (other than (A) indemnification agreements entered into with directors and officers of the Company or any of its Subsidiaries; (B) indemnities granted by the Company with respect to Intellectual Property matters in the ordinary course of business consistent with past practice; or (C) indemnities included in the Company’s sales, licensing and distribution agreements for the Company Products);

(o) enter into, amend or modify any Contract (i) that contains “most favored nation” or similar preferred pricing provisions; (ii) granting exclusive sales, distribution or marketing rights to any Person; (iii) relating to the disposition or acquisition of any interest in any Person or material assets of the Company or any of its Subsidiaries that is outside the ordinary course of the business of the Company; or (iv) that contains warranties or indemnities relating to products or technology sold or services rendered by the Company and any of its Subsidiaries, other than non-exclusive licenses, sales, distribution and related agreements with respect thereto (including maintenance and support agreements) for Company Products pursuant to a written Contract that has been entered into in the ordinary course of business consistent with past practice;

(p) enter into, amend or modify any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices, which limits, or purports to limit, the ability of Parent or the Surviving Entity to disclose any information relating to the Company or any of its Subsidiaries;

(q) other than in the ordinary course of business consistent with past practice, issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company or any of its Subsidiaries;

(r) except for reasonable advances to employees for travel and business expenses in the ordinary course of business consistent with past practice, make any loan to any Person or purchase debt securities of any Person or forgive any loan owed to the Company or any of its Subsidiaries by any Person;

(s) (i) incur any Indebtedness (other than (A) pursuant to the Promissory Note; and (B) the obligation to reimburse employees for travel and business expenses or Indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business consistent with past practice), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person; or (ii) enter into, amend or modify any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(t) waive or release any material right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company;

(u) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to any of its business, properties or assets;

(v) enter into any Contract to (i) purchase or sell any interest in real property; (ii) grant any security interest in any real property; (iii) lease, sublease, license or otherwise occupy any real property; or (iv) amend or modify, in any material respect, or terminate any of the terms of, any Lease Agreement;

(w) enter into, amend or modify any real estate construction Contracts;

(x) enter into, amend or modify any lease of personal property other than entering into, amending or modifying any leases of personal property under which the aggregate amount payable by the Company or its Subsidiaries on a monthly basis does not exceed $10,000;

(y) terminate, amend or otherwise modify (or agree to do so), or violate in any respect, the terms of, or make any payments resulting from agreed upon early termination of, any Material Contract; provided, however, that this provision shall not require the Company to seek or obtain Parent’s consent in order to operate in the ordinary course of business consistent with past practices; and provided further, however, that this provision shall not require the Company to seek or obtain Parent’s consent in order to set or change the prices at which the Company sells Company Products to customers;

(z) acquire or agree to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities;

(aa) enter into, amend or modify any dealer, distribution, strategic alliance, affiliate agreement or joint marketing arrangement or Contract;

(bb) enter into, amend or modify any Contract pursuant to which the Company or any of its Subsidiaries or any third party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any third party’s products or Company Products, respectively;

(cc) enter into, amend or modify any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(dd) cancel or amend in any material respect (other than in connection with (i) the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practice or (ii) the Tail Policy) any insurance policy of the Company or any of its Subsidiaries;

(ee) enter into, amend or modify any purchase order or Contract for the (i) purchase by the Company or any Subsidiary of materials, except in the ordinary course of business consistent with past practice; or (ii) the purchase by customers of products or services;

(ff) enter into, amend or modify any Contract with any Related Party, including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party;

(gg) enter into or amend any fidelity or surety bond or completion bond;

(hh) terminate, amend or modify any agreement with any agency of the State of New York, including the Foundation;

(ii) enter into any Contract that would be a Material Contract if in existence on the date of this Agreement; or

(jj) take, commit, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through Section 5.2(ii).

5.3 Procedures for Requesting Parent Consent.

(a) Requesting Consent. If the Company desires to take an action that would be prohibited pursuant to Section 5.2 without the written consent of Parent, prior to taking such action the Company may request such written consent by sending a fax or email to each of the following individuals specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken):

Tanguy Serra

Fax: (650) 560-6573

Email address: tserra@solarcity.com

Seth Weissman

Fax: (650) 560-6573

Email address: sweissman@solarcity.com

(b) Approval. Either of the individuals set forth above may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to Section 5.2 by fax or email. For the avoidance of doubt, the failure by either of such individuals to respond to any request from the Company pursuant to this Section 5.3 shall not operate as, or be deemed to operate as, any type of consent by Parent.

5.4 No Solicitation.

(a) No Solicitation. The Company shall (and shall cause its Subsidiaries and its and their respective directors, officers, employees, stockholders, members, partners, managers, agents, representatives and Affiliates (collectively, “Representatives”) to) not, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, facilitate, seek, encourage, support, assist, initiate or participate in any inquiry, negotiations or discussions with any third Person, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company or its Subsidiaries, or any amount of the Company Capital Stock or the capital stock of any Subsidiary of the Company (whether or not outstanding but other than in connection with the exercise of Company Options or Company Warrants outstanding on the date of this Agreement), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction; (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, technologies, properties or assets of the Company or its Subsidiaries, or afford to any Person access to its or their properties, assets, technologies, books or records not customarily afforded such access; (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock, any capital stock of any Subsidiary of the Company or any assets of the Company or its Subsidiaries (other than the exercise of Company Options and Company Warrants outstanding on the date of this Agreement); or (iv) enter into any agreement with any Person providing for the acquisition of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise.

(b) No Other Discussions. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 5.4(a).

(c) Certain Information. In the event that the Company or any of the Company’s Affiliates or Representatives shall receive any offer, proposal or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.4(a), or any request for disclosure or access as referenced in clause (ii) of Section 5.4(a), the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests; and (ii) immediately thereafter, notify Parent thereof (subject, in each case, to compliance with the terms of any confidentiality agreements in effect as of the date of this Agreement), which notice, subject to such obligations, shall contain (A) the pricing, terms, form of consideration, conditions and other material provisions of such proposed transaction; (B) the identity of the proposed party or parties to such proposed transaction; (C) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction; and (D) such other information related thereto as Parent may reasonably request.

(d) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Required Stockholder Approval; Fairness Hearing.

(a) California Permit. As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file (the date of such filing, the “Permit Filing Date”), the necessary documents with the Commissioner of Corporations of the State of California (the “California Commissioner”) to request a hearing (the “Hearing”) to be held by the California Commissioner to consider the terms, conditions and fairness of the Merger pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), together with an application for a permit (a “California Permit”) from the California Commissioner, so that the issuance of Parent Common Stock in the First Step Merger shall be exempt from registration under the Securities Act, by virtue of the exemption provided by Section 3(a)(10) thereof (such documents to be filed by Parent pursuant to this Section 6.1(a), collectively, the “Permit Application”). The Company shall deliver, or cause to be delivered, the notice of the Hearing (the “Notice”), in the form approved and signed by the California Commissioner, to the Company Stockholders as promptly as practicable and in any event within three Business Days following its approval by the California Commissioner. The Company shall provide to Parent any necessary update that the Company becomes aware of with respect to the identity of the Company Stockholders at least three Business Days prior to such mailing; provided, however, that, unless otherwise agreed by Parent and the Company in writing, the delivery of any notice pursuant to this Section 6.1(a) or Section 6.3 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice provided hereunder; or (ii) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. Parent and the Company shall prepare a draft of the Permit Application within seven Business Days of the date of this Agreement and use their respective commercially reasonable efforts to finalize such draft as promptly as practicable thereafter. Within one Business Day after finalizing the draft Permit Application, Parent shall file the Permit Application with the California Commissioner.

(b) Information Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”). The Company shall prepare a draft of the Information Statement within seven Business Days of the date of this Agreement and each of Parent and the Company shall use commercially reasonable efforts to finalize such draft as promptly as practicable thereafter. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders in the First Step Merger and an information statement for solicitation of stockholder consent with respect to the adoption of this Agreement and the approval of the First Step Merger and the transactions contemplated hereby. The Information Statement shall be accompanied by the notice required by applicable Law (including the DGCL and Chapter 13 of the CCC) along with such other information as required by applicable Law and shall include a reference to the unanimous recommendation of the board of directors of the Company (i) for the approval and adoption of this Agreement and the approval of the First Step Merger and the transactions contemplated hereby by the stockholders of the Company; and (ii) against the exercise of dissenter’s rights in connection with the First Step Merger. Each party hereto agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the stockholders of the Company, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

(c) Cooperation. The Company shall cooperate with, and provide the information reasonably requested by, Parent in connection with Parent’s application for a California Permit. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Permit Application or Information Statement, the Company and Parent shall cooperate in delivering any such amendment or supplement to all stockholders of the Company or filing any such amendment or supplement with the California Commissioner or its staff or any other government officials. Parent, with the reasonable cooperation of the Company, will respond to any comments from the California Commissioner or the California Department of Business Oversight, and Parent and the Company shall work together in good faith and use their commercially reasonable efforts to have a California Permit granted as soon as practicable after such filing. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the Fairness Hearing Law for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. Each of the Company and Parent shall use commercially reasonable efforts to cause the above-referenced documents, including the Permit Application, the Notice and the Information Statement to comply with all requirements of applicable federal and state securities Laws. In addition, each of the Company and Parent shall cause to appear and testify at the Hearing each such party’s executives, as in such party’s reasonable judgment may be necessary to obtain a California Permit.

(d) Election Notice. Subject to compliance by the Company with this Section 6.1, in the event that, (i) after working in good faith and using commercially reasonable efforts to obtain a California Permit for at least 120 days from the Permit Filing Date, Parent or the Company reasonably determines that they are not able to receive a California Permit under terms that permit the consummation of the transactions contemplated hereby within 150 days after the date of this Agreement; or (ii) the California Commissioner has denied Parent’s application for a California Permit following the exercise of commercially reasonable efforts by Parent to appeal any such denial, then Parent or the Company, as applicable, shall promptly provide to the other a notice (the “Election Notice”) that it is abandoning the process to obtain a California Permit. After providing an Election Notice, Parent will promptly take all actions necessary to, in Parent’s sole discretion, either (A) register the offer and sale of the securities to be issued pursuant to the First Step Merger on a registration statement on Form S-4; or (B) issue the shares of Parent Common Stock to be issued pursuant to the First Step Merger in reliance on a private placement exemption. If Parent elects to issue shares of Parent Common Stock pursuant to clause (ii)(B) of the preceding sentence, Parent will file a registration statement registering the resale of such shares of Parent Common Stock and use commercially reasonable efforts to cause such registration statement to become effective within 15 days after the Closing Date and remain effective until all such shares may be resold pursuant to Rule 144 of the Securities Act without regard to volume or other limitations set forth in such Rule. In the event that Parent issues an Election Notice, the parties hereto agree to cooperate to take such other actions necessary to complete the transactions contemplated by this Agreement.

(e) Securities Laws Filings. As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable blue sky Laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.

(f) Stockholder Written Consent. As promptly as practicable after the receipt of a California Permit, but in no event later than one Business Day thereafter, the Company shall obtain the Stockholder Written Consent.

(g) Soliciting Materials. Any materials to be submitted to the stockholders of the Company in connection with the solicitation of their approval of the First Step Merger and this Agreement, including the Information Statement and, if required pursuant to Section 6.9, any materials submitted to the stockholders of the Company in connection with obtaining the 280G Approval (collectively, the “Soliciting Materials”), shall be subject to reasonable review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, the unanimous recommendation of the board of directors of the Company in favor of the First Step Merger and this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates the form and content of which shall not have been approved by Parent prior to such inclusion. The Soliciting Materials and all information furnished on or in any document mailed, delivered or otherwise furnished or to be mailed, delivered or otherwise furnished to the Company Stockholders in connection with the solicitation of their consent to this Agreement, the Merger and the other transactions contemplated hereby will not contain any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading; provided, however, that the foregoing does not extend to any information supplied by Parent or Merger Subs that is contained in any of the foregoing documents. The Company and Parent shall promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law; provided, however, that Parent shall only be required to provide notice of any such facts to the extent such facts relate to information furnished in writing by Parent or Merger Subs for the express purposes of including in such Soliciting Materials; and provided further, however, that the Company shall only be required to provide notice to Parent of any such facts to the extent that such facts relate to information included by the Company in the Soliciting Materials.

(h) Other Required Notices. Promptly following receipt of the Stockholder Written Consent, the Company shall deliver notice of the approval of the First Step Merger and the other actions approved by the Stockholder Written Consent to the Company Shareholders pursuant the DGCL.

6.2 Access to Information. The Company shall provide Parent and its accountants, counsel and other representatives (a) reasonable access during normal business hours to (i) all of the properties including the right to perform environmental, health and safety assessments and audits and invasive testing (subject to the Company’s reasonable security and insurance requirements), books, Contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property; (ii) all other reasonably available information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request; and (iii) all Employees as identified by Parent; and (b) copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to amend or modify any representation or warranty set forth herein, the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise limit, affect or prejudice in any way the rights and remedies of Parent. All requests for information made pursuant to this Section 6.2 shall be directed to a designated officer of the Company or such Person as may be designated by the Company’s officers.

6.3 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused or is reasonably likely to cause any of the conditions set forth in Section 7.2(a) or Section 7.3(a), as applicable, to be inaccurate or unsatisfied at or prior to the Effective Time; provided, however, that, unless otherwise agreed to by Parent and the Company in writing, the delivery of any notice pursuant to this Section 6.3 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice provided hereunder; or (ii) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the Confidentiality Agreement. To the extent necessary, the Confidentiality Agreement is deemed to be amended to permit Parent to discuss and obtain insurance from insurance brokers (and Parent will be responsible for any breach of the Confidentiality Agreement by such brokers). In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of due diligence and negotiation of this Agreement and the Related Agreements could be considered to be material nonpublic information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities Laws.

6.5 Public Disclosure. The Company shall not (nor will it permit its Representatives to), directly or indirectly, issue any statement or communication to any third Person (other than their respective Representatives that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including with respect to any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof) without the consent of Parent; provided, however, that, notwithstanding the foregoing, (a) the Company may, subject to Parent’s prior written consent, issue communications regarding the existence or subject matter of this Agreement, the Merger or the other transactions contemplated hereby to its Employees, customers, suppliers and other parties to Material Contracts as reasonably necessary for the Company to maintain its business relationships with such Persons or to comply with its obligations under this Agreement; (b) any information reasonably relevant for enforcing the Company’s rights or defending against assertions by Parent may be disclosed by the Company to any Governmental Entity or an arbitrator or other party involved in connection with any legal proceedings involving a dispute between Parent and the Company concerning the interpretation, making, performance, breach or termination hereof; and (c) unless otherwise prohibited by this Agreement, the Company may make statements to third parties (but not public statements or announcements) in compliance with the terms of this Agreement (including Section 5.4) to the extent that such information has been made public by Parent. Parent shall not issue any statement or communication to any third Person (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement, the Merger or the other transactions contemplated hereby (including with respect to any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof) without first consulting the Company, except that this restriction shall be subject to Parent’s and its Affiliates’ obligation to comply with applicable securities Laws and the rules of The NASDAQ Global Select Market; provided, however, that, notwithstanding the foregoing, Parent may, after consultation with the Company, issue communications regarding the existence or subject matter of this Agreement or the transactions contemplated hereby to its or the Company’s or its Subsidiaries’ employees, customers and suppliers, as reasonably necessary for Parent to maintain business relationships with such Persons or to comply with its obligations under this Agreement.

6.6 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective reasonable best efforts to (a) take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to satisfy all of the conditions to the obligations of the other parties hereto and to consummate and make effective the Merger and the other transactions contemplated hereby in the most expeditious manner practicable; (b) obtain all necessary waivers, consents and approvals of any Governmental Entity with respect to the consummation of the Merger; and (c) effect all necessary registrations and filings with any Governmental Entity to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company; (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company; or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.

6.7 Contract Consents, Amendments and Terminations. Prior to the Effective Time, the Company shall (a) use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract (including those listed on Schedule 6.7 and Schedule 7.2(e)(i)) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, including those consents, waivers and approvals of any parties to any Contract listed on Schedule 6.7 and Schedule 7.2(e)(i); (b) use commercially reasonable efforts to modify each of the agreements listed on Schedule 7.2(e)(ii) in the manner set forth therein effective as of and contingent upon the Closing so that the required modifications are in effect immediately following the Effective Time; (c) use commercially reasonable efforts to terminate each of the agreements listed on Schedule 7.2(e)(iii) effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time; (d) send each of the notices set forth in Schedule 7.2(e)(iv) and any other notices required under any Contract in connection with the Merger promptly following the date of this Agreement. Such requests for consents, waivers, approvals, modifications, terminations or notices shall be in a form reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review and comment on the foregoing. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, modification, waiver, termination or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent, modification or termination request regarding the Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all such payments (the “Consent and Modification Fees”). Prior to or in connection with the Closing, the Company shall pay (using the Company’s cash) (i) all Consent and Modification Fees; and (ii) all change of control, bonus, severance or other similar payments that are or will be incurred by the Company, Parent, the Interim Surviving Entity or the Final Surviving Entity with respect to Employees as of the Effective Time as a result of the consummation of the Merger and the other transactions contemplated by this Agreement, and any Transaction Payroll Taxes related to the amounts in this clause (ii) (the items in clause (i) and (ii), the “Change of Control Fees”). In the event that the Merger does not close for any reason other than the termination of this Agreement pursuant to Section 9.1(g), Parent shall not have any liability to the Company, the Company Securityholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers, approvals, modifications or terminations or providing such notices.

6.8 Expenses and Fees.

(a) Payment. If the First Step Merger is consummated, all fees and expenses incurred by the Company and its Subsidiaries in connection with the First Step Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company and its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the Company. The Company shall provide Parent with a statement of Estimated Third Party Expenses and an estimate of all Change of Control Fees showing in reasonable detail both the paid and unpaid Third Party Expenses and Change of Control Fees incurred by the Company as of the Closing Date (or anticipated to be incurred or payable by the Company after the Closing Date) (the “Statement of Expenses”) at least five Business Days prior to the Closing Date, and on the Closing Date the Statement of Expenses shall be certified by the Company’s Chief Financial Officer as true, correct and complete as of the Closing Date. The Company shall pay (using the Company’s cash) all Third Party Expenses and any Change of Control Fees on or prior to the Closing Date, or, if not so paid, shall be paid by Parent at the Closing (in which case such Third Party Expenses or Change of Control Fees that are paid by Parent will, without duplication, be included as liabilities in the calculation of Closing Net Working Capital). Any Third Party Expenses or Change of Control Fees that are not reflected on the Statement of Expenses and not otherwise accounted for in the calculation of the Base Closing Merger Consideration Amount (“Excess Expenses and Fees”) may be paid out of the Escrow Fund, and Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to make such payment to Parent.

(b) Non-consummation. If the First Step Merger is not consummated, each party hereto shall pay its own fees and expenses incurred in connection herewith, and neither party shall be liable to the other party for any costs or expenses incurred in connection herewith.

6.9 280G Approval. The Company shall promptly, submit to the Company Stockholders for approval by the requisite vote (in a manner satisfactory to Parent), by such number of the Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the transactions contemplated by this Agreement (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that all such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that, as to any such Section 280G Payments, a vote of the Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and either (a) that such requisite stockholder approval was obtained with respect to any Section 280G Payment (the “280G

Approval”); or (b) that the 280G Approval was not obtained with respect to any Section 280G Payment and, as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the 280G Waivers, which were executed by the affected individuals prior to the vote of the stockholders of the Company.

6.10 Pre-Closing Employee Matters.

(a) Existing Employees. The Company shall cause each Continuing Employee listed on Schedule 6.10(a) to execute a proprietary information agreement reasonably acceptable to Parent with the Company or one of its Subsidiaries that is enforceable and effective as of such employee’s first date of employment or service.

(b) New Employees and Contractors. Each person who becomes an employee of the Company or any of its Subsidiaries after the date of this Agreement and prior to the Closing shall be required by the Company or one of its Subsidiaries to enter into and execute a proprietary information agreement reasonably acceptable to Parent with the Company or one of its Subsidiaries that is enforceable and effective as of such employee’s first date of employment or service. Each Person who becomes a consultant or contractor of the Company or any of its Subsidiaries after the date of this Agreement and prior to the Closing shall be required by the Company or one of its Subsidiaries to enter into and execute, a proprietary information agreement with the Company enforceable and effective as of such consultant or contractor’s first date of service.

(c) Resignation Letter. The Company shall, prior to the Closing, cause each officer and director of the Company and its Subsidiaries to execute a resignation and release letter in substantially the form attached as Exhibit H (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time.

(d) Severance. The Company and each of its Subsidiaries shall, prior to the Closing, pay in full all severance obligations that are required to be paid under applicable Law to any Employee who has been terminated prior to the Closing.

6.11 Post-Closing Employee Matters. Parent or its Affiliates may offer certain U.S. Employees, including the Key Employees, employment by Parent, one of its Subsidiaries, the Interim Surviving Entity or the Final Surviving Entity as a Continuing Employee, to be effective as of the Closing Date, upon proof of a legal right to work in the United States (such employees offered such employment, the “Offered Employees”). Such employment will: (a) be set forth in offer letters on Parent’s standard form; (b) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement governing employment conduct and performance; (c) have terms, including the position and salary, that will be determined by Parent; (d) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been entitled; and (e) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date. Notwithstanding the foregoing, the offers provided to the Offered Employees shall provide for terms and conditions that maintain substantially (i) the aggregate economic value of the total cash compensation (including base salary, base hourly wage, target bonus and other cash-based incentive payments, but excluding equity compensation) of each Continuing Employee; and (ii) the aggregate economic value of the benefits under the employee benefit plans, programs and arrangements for the benefit of such Continuing Employee and his or her dependents and beneficiaries, in each case as provided to such Continuing Employee immediately prior to the Effective Time so as to not implement any substantial aggregate reduction in the value of compensation, benefits, rights or entitlements during such period (the “Offered Terms”) and, following the Closing Date, Parent shall, or shall cause its Affiliate who is employing such Continuing Employee to maintain such Offered Terms. After the Effective Time, nothing contained in the foregoing sentence shall prohibit Parent or its Affiliates from reducing or otherwise modifying any component of compensation or benefits of any Continuing Employee. Effective as of, and following, the Closing, to the extent permitted or required by applicable Law, Parent or one of its Affiliates will cause any employee benefit plans, programs, policies and arrangements in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Parent Welfare Plans”) to (A) waive all limitations as to preexisting conditions, requirements for insurability, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees (and their eligible dependents); (B) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Employee Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Parent Welfare Plan during the same plan year in which such payments, charges and expenses were made; and (C) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing. No Continuing Employee or other Employee, including any beneficiary or dependent thereof, or any other Person that is not a party to this Agreement, shall be entitled to assert any claim hereunder and nothing in this Agreement shall be interpreted as limiting the power of Parent or its Affiliates to amend or terminate any particular employee benefit plan, program, agreement or policy, or interpreted as requiring the Company or Parent or any of their Affiliates to continue the employment of any Continuing Employee for any period of time.

6.12 Termination of Certain Benefit Plans.

(a) 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company no later than 10 Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than seven Business Days prior to the Closing Date.

(b) PEO Arrangement. The Company shall terminate its services agreement with TriNet, Inc. (the “PEO Arrangement”), effective as of the Closing Date. The Company shall ensure that all employee benefits under the PEO Arrangement shall continue to be provided to Continuing Employees through the Closing Date. Parent shall have received from the Company evidence reasonably satisfactory to Parent that the PEO Arrangement has been timely and properly terminated in accordance with this Section 6.12(b) pursuant to resolutions of the board of directors of the Company and any other appropriate entity. Any termination fee or similar expense resulting from the termination of the PEO Arrangement shall be borne solely by the Company, and no such fee or expense shall be borne by the Employees or by Parent.

6.13 Agreements and Documents Delivered at Signing or Immediately Following Signing. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause each agreement and document that was executed by any Person and delivered to Parent prior to, contemporaneously with, or immediately following, the execution of this Agreement, as the case may be, to remain in full force and effect through the Closing Date.

6.14 Spreadsheet. At least seven Business Days prior to the Closing Date, the Company shall deliver to Parent a draft Spreadsheet in a form reasonably acceptable to Parent. At least five Business Days prior to the Closing Date, the Company shall deliver to Parent a final spreadsheet in a form reasonably acceptable to Parent (the “Spreadsheet”) (with the information relating to the Per Share Closing Merger Consideration to be completed by the Company and delivered to Parent one Business Day prior to the Closing Date), which Spreadsheet shall be certified as complete and correct by the Chief Executive Officer or the Chief Financial Officer of the Company as of immediately prior to the Effective Time and which shall include, among other things, as of the Closing:

(a) with respect to each Company Stockholder: (i) such Person’s last known address and email address (to the extent available); (ii) whether such Person is a Continuing Employee; (iii) the number and type of shares of Company Capital Stock held by such Person; (iv) the respective certificate numbers of the Company Capital Stock held by such Person; (v) the date of acquisition of such shares; (vi) the purchase price of such shares; (vii) whether such shares were acquired pursuant to the exercise of an incentive stock option (as defined in Section 422 of the Code); (viii) the aggregate Per Share Closing Merger Consideration payable to Person; (ix) such Person’s Pro Rata Portion expressed as a percentage and dollar amount of the Escrow Amount; (x) the amount of any loans outstanding from the Company to such Person; (xi) the amount, if any, to be withheld from any distribution to such Person; (xii) with respect to shares acquired on or after January 1, 2011, or any other security, in each case that would be deemed a “covered security” under Treasury Regulation Section 1.6045-1(a)(15), the cost basis of such shares; (xiii) the amount, if any, to be withheld from any distribution to such Person; and (xiv) such other information that Parent, its agent or the Escrow Agent may reasonably request;

(b) with respect to each holder of a Company Option, Company Warrant or any other similar equity award from the Company (i) such Person’s last known address and email address (to the extent available); (ii) whether such Person is a Continuing Employee; (iii) if available to the Company, the social security number (or tax identification number, as applicable) of such Person; (iv) the number and type of Company Capital Stock underlying each such Company Option, Company Warrant or other similar equity award; (v) the grant dates or issue dates of such Company Option, Company Warrant or other similar equity award; (vi) the aggregate Per Share Closing Merger Consideration payable to Person; (vii) such Person’s Pro Rata Portion expressed as a percentage and dollar amount of the Escrow Amount; (viii) with respect to each Company Option, the vesting arrangement with respect thereto; (ix) with respect to Company Options, whether such Company Options are incentive stock options or non-qualified stock options; (x) the exercise price of such Person’s Company Options, Company Warrants or any other similar equity award from the Company; (xi) the aggregate Per Share Closing Merger Consideration payable to such Person, if any; and (xii) such other information that Parent, its agent or the Escrow Agent may reasonably request; and

(c) with respect to each Convertible Note, (i) such Person’s last known address and email address (to the extent available); (ii) if available to the Company, the social security number (or tax identification number, as applicable) of such Person; (iii) the jurisdiction of organization or residency of such Person for Tax purposes; (iv) the classification of such Person for U.S. income Tax; (v) the principal amount of such Convertible Note; (vi) the accrued interest on such Convertible Note as of the Closing Date (taking into account both stated interest and any amount treated as interest or original issue discount for U.S. federal income Tax purposes); (vii) the amount of any “change of control” or similar payment with respect to such Convertible Note; (viii) whether the Convertible Note was issued as part of an investment unit or otherwise with original issue discount, and the value as of the issue date of the Convertible Note of any warrants or other property comprising a component of any such investment unit; (ix) the amount of any withholding and the basis for any exemption from or reduction in withholding; and (x) such other information that Parent or its agent may reasonably request.

6.15 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.15.

6.16 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”), in a form reasonably acceptable to Parent, certifying the interests in the Company are not U.S. real property interests for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

6.17 Tax Matters.

(a) Preparation of Returns for Pre-Closing Tax Periods. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Returns for the Company and its Subsidiaries required to be filed after the Closing Date, and shall timely remit, or cause to be remitted, to the appropriate Governmental Entity all Taxes reflected on such Returns, subject to Parent’s right to indemnification pursuant to Section 8.2(a). To the extent that such Returns include any Tax period (or portion thereof) ending on or before the Closing Date, such Returns shall be prepared in accordance with applicable Law and consistent with the past practice of the Company and its Subsidiaries in all material respects, except to the extent necessary in Parent’s reasonable judgment to avoid the imposition of penalties.

(b) No Amended Returns. Unless necessary in Parent’s reasonable judgment to avoid the imposition of penalties, Parent shall not, and shall not cause or permit the Company or its Subsidiaries to, amend any previously filed Return of the Company or any of its Subsidiaries for any Tax period (or portion thereof) ending on or before the Closing Date without the prior written consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned or delayed.

(c) Tax Sharing Agreements. In Parent’s sole discretion, any Tax sharing, indemnification or allocation agreement or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound shall be terminated as of the Closing Date, and none of the Company or its Subsidiaries shall have any liability or obligation pursuant thereto.

(d) Transfer Taxes. Any sales, use, value-added, goods and services, gross receipts, excise, registration, recording, conveyance, stamp, duty, transfer and other similar Taxes and governmental fees imposed or levied by reason of, in connection with or attributable to, the transactions contemplated by this Agreement (“Transfer Taxes”) shall be 50% the responsibility of the Company Securityholders and 50% the responsibility of Parent. The parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The party required by applicable Law to file any Return with respect to Transfer Taxes shall do so in the time and manner prescribed by applicable Law, subject to the other party’s right to be reimbursed for such Transfer Taxes.

(e) Cooperation. The parties to this Agreement shall provide assistance as reasonably requested in preparing and filing Returns and responding to any audit, Claim, dispute, controversy or proceeding relating to Taxes (“Tax Contest”), provide reasonably detailed notice of any Tax Contest sufficient to apprise the other parties of the nature of the Claim, make available as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of the Company, and retain until the expiration of the applicable statute of limitations any books and records that could reasonably be expected to be necessary or useful in connection with the preparation of any Return, or for any Tax Contest. Prior to the Closing Date, the Company shall prepare and deliver to Parent a list and contact information of all third party providers of Tax services (each a “Tax Service Provider”) that have been engaged by the Company within the last four years, together with an executed notice addressed to each such Tax Service Provider permitting such Tax Service Provider to disclose to Parent and its agents confidential information relating to the Taxes of the Company.

(f) Intended Tax Treatment. The parties intend the Merger to qualify as a “reorganization” under Section 368(a) of the Code. Each party and its Affiliates shall file all Tax Returns consistent with, and take no Tax position inconsistent with, such treatment. Parent and the Company and each of their respective Affiliates shall not take any action that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(g) Survival. The covenants set forth in this Section 6.17 (other than Section 6.17(a)) shall survive the Closing and the Effective Time until 30 days after the expiration of the applicable statute of limitations (including extensions thereof) applicable to the Tax matters in question.

6.18 Form S-8 Registration. If necessary, Parent shall use commercially reasonable efforts to file with the SEC, within 15 Business Days after the Closing Date, a registration statement on Form S-8, if available for use by Parent, registering the number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock underlying the Parent Substitute Options.

6.19 NASDAQ Global Select Market Listing. Parent shall promptly after the date of this Agreement apply for the listing on The NASDAQ Global Select Market of the shares of Parent Common Stock issuable, and, if necessary, those subject to the Parent Substitute Options, in connection with the First Step Merger, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

6.20 Conversion or Amendment of Certain Securities.

(a) Company Preferred Stock. Prior to the Effective Time, the Company shall take any and all actions necessary to cause all of the outstanding shares of Company Preferred Stock to be converted into shares of Company Common Stock such that shares of Company Common Stock shall be the only outstanding shares of Company Capital Stock as of the Effective Time.

(b) Convertible Notes. Prior to the Effective Time, the Company shall take any and all actions necessary to cause the terms of each issued and outstanding Convertible Note to be amended, in a manner reasonably acceptable to Parent, to provide that the Convertible Notes will be settled in shares of Parent Common Stock in connection with the Merger and that the holder of such Convertible Note shall have no rights thereunder after the Closing, except to be issued the shares of Parent Common Stock into which such Convertible Note is being settled, it being understood that the shares of Parent Common Stock issuable upon settlement of the Convertible Notes will not be entitled to any portion of the Earnout Consideration and that Parent shall have no obligation or liability under the Convertible Notes other than the issuance of the shares of Parent Common Stock issuable pursuant to this Agreement.

6.21 Repayment of Company Indebtedness. Parent shall be entitled to recover the amount of any and all Closing Indebtedness to the extent that such Closing Indebtedness is not paid in full and finally discharged by the Company (or is paid by Parent on the Company’s behalf) as of immediately prior to the Effective Time by reducing the Base Closing Merger Consideration Amount by the amount of any such unpaid Closing Indebtedness (or the amount of any such Closing Indebtedness paid by Parent on the Company’s behalf). The Company shall deliver to Parent, at least one Business Day prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Closing Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions; (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item; and (c) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item.

6.22 Joinder and Waiver Agreement. The Company shall use commercially reasonable efforts to cause the Joinder and Waiver Agreement to be executed on or prior to the Closing Date by the holders of at least 95% of the Company Capital Stock that would be issued and outstanding immediately prior to the Effective Time.

6.23 Indemnification of Company Officers and Directors.

(a) Indemnification. For six years following the Closing, Parent shall, and shall cause the Company, to fulfill and honor all rights to indemnification for acts or omissions occurring on or prior to the Effective Time now existing in favor of the current or former officers and directors (including, if applicable, their directors, officers, partners, employees, agents, spouses and controlling persons) of the Company and its Subsidiaries currently indemnified by the Company or its Subsidiaries under the agreements between the Company and such Persons existing as of the date of this Agreement and set forth on Schedule 6.23(a) (such Persons, the “Company Indemnitees”), including any provisions existing in the Charter Documents as of the date of this Agreement. Notwithstanding the foregoing, the obligations of Parent, the Interim Surviving Entity, the Final Surviving Entity and their successors (i) shall be subject to any limitation imposed by applicable Law (including any limits imposed by applicable Law on the Company and its Subsidiaries as of immediately prior to the Effective Time); and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from Parent, the Interim Surviving Entity, the Final Surviving Entity or any of their successors with respect to any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as a Company Stockholder pursuant to this Agreement or any Related Agreement. The foregoing shall not in any way limit any Company Indemnitee’s rights to coverage under the Tail Policy. Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Interim Surviving Entity or the Final Surviving Entity for any specified period following the Effective Time.

(b) Tail Policy. The Company shall purchase prior to or concurrent with the Closing a prepaid directors’ and officers’ liability policy or policies (the “Tail Policy”) that will remain in effect until the six year anniversary of the Effective Time the material terms of which, including coverage and amount, are comparable to those of the Company’s current directors’ and officers’ liability insurance policy; provided, however, that to the extent any payments with respect to such Tail Policy have not been made by the Company prior to or concurrent with the Closing, then such payments shall be deemed Third Party Expenses or Excess Expenses and Fees, as the case may be.

6.24 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Entity and, after the Second Step Merger, the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then Parent, Merger Subs, and the officers and directors of the Company, Parent and Merger Subs are fully authorized, in the name of their respective corporations or otherwise, to take, and will take, all such lawful and necessary action.

6.25 Estoppel Certificate. The Company shall use commercially reasonable efforts to obtain an estoppel certificate in form reasonably acceptable to Parent from the Foundation with respect to the New York Manufacturing Facility.

6.26 Withholding Tax Matters.

(a) As soon as reasonably practicable after the date hereof (but in no event less than 30 days prior to the Closing), the Company shall provide Parent with a schedule of the Convertible Notes, which such schedule shall set forth, for each Convertible Note, (i) the name of the holder of such Convertible Note; (ii) the address of such holder that has been most recently provided by such holder to the Company; (iii) the jurisdiction of organization or residency of the holder for Tax purposes; (iv) the classification of the holder for U.S. income Tax purposes; (v) the issue date of such Convertible Note; (vi) the maturity date of such Convertible Note; (vii) the principal amount of such Convertible Note; (viii) whether the Convertible Note was issued as part of an investment unit or otherwise with original issue discount, and the value as of the issue date of the Convertible Note of any warrants or other property comprising a component of any such investment unit; (ix) the accrued interest on such Convertible Note as of the date of such schedule (taking into account both stated interest and any amount treated as interest or original issue discount for U.S. federal income Tax purposes); and (x) an estimate of the amount of any withholding and the basis for any exemption from or reduction in withholding.

(b) To the extent that the Spreadsheet reflects, with respect to any Convertible Note, that accrued interest (including any amounts treated as interest for U.S. federal income Tax purposes) is exempt from withholding or is subject to withholding at a reduced rate, the Company shall provide, or cause the holders of such Convertible Notes to provide, at least seven Business Days prior to the Closing Date, all required Tax forms in connection with such exemption or reduction, including IRS Forms W-9, from any such holder that is a U.S. person, and the appropriate series of IRS Forms W-8 from any such holder that is not a U.S. person (and all supporting documentation, such as IRS Form W-8IMY and the underlying Forms W-8BEN, W-8BENE and W-9 of the beneficial owners of such Convertible Notes) and any similar information (the “Tax Forms”). In the absence of such Tax Forms, the Company, Parent, the Interim Surviving Entity, the Final Surviving Entity and the Escrow Agent shall withhold at the statutory rate of 30% against any amount determined by Parent to constitute interest for U.S. federal income Tax purposes.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the First Step Merger. The respective obligations of the Company, Parent and Merger Subs to effect the First Step Merger shall be subject to the satisfaction or waiver (to the extent legally permitted) at or prior to the Effective Time of each of the following conditions:

(a) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger, any of the Related Agreements or any of the transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Merger or any of the transactions contemplated hereby.

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any of the Related Agreements or any of the transactions contemplated hereby or thereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be threatened or pending.

(c) Any waiting periods, proceedings or investigations by any Governmental Entity relating to the transactions contemplated hereby will have expired or otherwise terminated without any condition or requirement for any restraint pursuant to Antitrust Laws.

(d) Either (i) a California Permit shall have been issued by the California Commissioner and not withdrawn, suspended or revoked, and no proceeding to withdraw, suspend or revoke such California Permit shall have been initiated or threatened; (ii) the SEC shall have declared a registration statement on Form S-4 covering the securities to be issued in the First Step Merger to be effective, no stop order suspending the effectiveness of such registration statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC; or (iii) Parent shall have been advised by its legal counsel that the offer and sale of the securities in connection with the First Step Merger can be completed pursuant to the registration exemption set forth in Section 4(a)(2) of the Securities Act, in each case as set forth in Section 6.1.

7.2 Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the First Step Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived (to the extent legally permitted), in writing, exclusively by Parent and Merger Subs:

(a) Representations, Warranties and Covenants.

(i) Each of the representations and warranties of the Company in this Agreement (other than the Fundamental Representations and the Core Representations) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties of the Company which address matters only as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for inaccuracies that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar concept set forth therein).

(ii) Each of the representations and warranties of the Company in (A) Section 3.1(a), Section 3.1(b), Section 3.2 (other than Section 3.2(e)), Section 3.3 and Section 3.9 (collectively, the “Fundamental Representations”) and (B) Section 3.11 and Section 3.16 (together, the “Core Representations”) shall have been true and correct in all material respects on the date they were made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct, individually and in the aggregate, in all material respects as of such specified date) (and without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar concept set forth therein).

(iii) The Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(c) Stockholder Approval; Joinder and Waiver Agreement; Dissenters’ Rights.

(i) Holders representing at least 95% of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall have approved the First Step Merger, approved and adopted this Agreement and approved the transactions contemplated hereby.

(ii) No more than 5% of the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall have perfected, or continue to have a right to exercise, dissenters’ or other similar rights under applicable Law with respect to their Company Capital Stock by virtue of the First Step Merger.

(iii) Parent shall have received an executed Joinder and Waiver Agreement signed by holders that constitute at least 95% of the shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time; provided, however, that if a holder breaches or repudiates the Joinder and Waiver Agreement prior to the Effective Time, then such holder shall be deemed, for purposes of this Section 7.2(c)(iii), to not have executed the Joinder and Waiver Agreement, and any shares of Company Capital Stock held by him, her or it as of immediately prior to the Effective Time shall not be counted for purposes of determining whether the condition set forth in this Section 7.2(c)(iii) has been satisfied.

(d) Conversion or Amendment of Certain Securities.

(i) Each issued and outstanding share of Company Preferred Stock shall have been converted into one share of Company Common Stock in accordance with the Certificate of Incorporation, and each holder thereof shall have received or waived any applicable prior notice of the consummation of the First Step Merger.

(ii) The terms of each issued and outstanding Convertible Note shall have been amended in accordance with Section 6.20(b).

(e) Third Party Contracts.

(i) The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to the Contracts set forth in Schedule 7.2(e)(i).

(ii) The Company shall have delivered to Parent all necessary modifications of the Contracts set forth in Schedule 7.2(e)(ii).

(iii) The Company shall have terminated each of the Contracts set forth in Schedule 7.2(e)(iii) and Parent shall have received evidence thereof reasonably satisfactory to Parent.

(iv) The Company shall have sent the notices set forth in Schedule 7.2(e)(iv) and Parent shall have received evidence thereof reasonably satisfactory to Parent.

(f) 280G Stockholder Approval. Each Person who might receive any payments or benefits referred to in Section 6.9 as Section 280G Payments shall have executed and delivered to the Company a 280G waiver (the “280G Waiver”), pursuant to which each such Person will waive any right or entitlement to such payments or benefits unless the requisite stockholder approval of those payments or benefits is obtained pursuant to Section 280G of the Code so that such payment and benefits do not constitute “parachute payments” thereunder and such 280G Waiver shall be in effect immediately prior to the Effective Time. With respect to any payments or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(g) Employee Matters.

(i) Each of the Key Employees (A) shall have entered into an at-will employment arrangement with Parent, one of its Subsidiaries, the Interim Surviving Entity or the Final Surviving Entity pursuant to his or her execution of a Key Employee Offer Letter, and such Key Employee Offer Letter shall be in full force and effect immediately prior to the Effective Time; (B) shall have agreed to be an employee of Parent, one of its Subsidiaries, the Interim Surviving Entity or the Final Surviving Entity after the Closing pursuant to the terms of such Key Employee Offer Letter; (C) shall be an employee of the Company immediately prior to the Effective Time; and (D) shall not have taken any action prior to the Effective Time or provided written notice to Parent, one of its Subsidiaries or the Company that is not withdrawn to dispute, repudiate, terminate or modify such acceptance or to express any intent in writing to leave the employ of Parent, one of its Subsidiaries or the Company with one year following the Effective Time.

(ii) Each of the Key Employees shall have executed and delivered to Parent a Key Employee Non-Competition and Non-Solicitation Agreement, and such Key Employee Non-Competition and Non-Solicitation Agreement shall be in full force and effect immediately prior to the Effective Time.

(iii) At least 80% of the Offered Employees who are not Key Employees and who perform services to the Company or its Subsidiaries in the United States shall be employees of the Company immediately prior to the Effective Time, and shall not have provided notice to the Company of the intent to terminate such employment and to not accept employment with Parent or its Subsidiaries.

(iv) Parent shall have received a duly executed Director and Officer Resignation and Release Letter from each of the officers and directors of the Company effective as of the Effective Time.

(h) Termination of 401(k) Plans and PEO Arrangement. Unless Parent has explicitly instructed otherwise pursuant to Section 6.12, Parent shall have received from the Company evidence reasonably satisfactory to Parent that (A) effective as of no later than the day immediately preceding the Closing Date, all 401(k) Plans have been terminated pursuant to resolution of the board of directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent); and (B) effective as of the Closing Date, the Company has taken all action necessary to terminate the PEO Arrangement and the PEO Arrangement shall have been terminated, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.12.

(i) Closing Certificates and Deliverables.

(i) Parent shall have received the following documents from the Company in the time period applicable to such deliverable as provided in this Agreement: (A) the Estimated Closing Net Working Capital Statement; (B) the Statement of Expenses; (C) the Spreadsheet; and (D) the FIRPTA Compliance Certificate, in each case duly executed by a duly authorized officer of the Company as specified in this Agreement.

(ii) Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(iii) Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (A) the terms and effectiveness of the Charter Documents; (B) the valid adoption of resolutions of the board of directors of the Company (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors of the Company); and (C) the Required Stockholder Approval having been obtained.

(iv) Parent shall have received, with respect to the Company, (A) a long-form certificate of good standing from the Secretary of State of the State of Delaware; and (B) a certificate of good standing from the applicable Governmental Entity in each jurisdiction where the Company is qualified to do business, in each case, dated within five Business Days prior to the Closing.

(j) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company covering the matters set forth on Exhibit I.

(k) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all payoff letters in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to provide for the release of all Liens set forth in Schedule 7.2(k).

(l) Payment of Indebtedness of the Company. The Company shall have complied with Section 6.21 in all respects.

(m) Reporting Requirements. In the event that Parent requires financial statements for the Company and its Subsidiaries in order to satisfy Parent’s public company reporting requirements under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any rules and regulations promulgated under the Securities Act or the Exchange Act, or the rules of The NASDAQ Global Select Market, the Company shall have delivered financial statements for the Company and its Subsidiaries sufficient to satisfy such requirements.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the First Step Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived (to the extent legally permitted), in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants.

(i) Each of the representations and warranties of Parent and Merger Subs in this Agreement (other than the representations and warranties of Parent and Merger Subs in Section 4.1, Section 4.2 and Section 4.7) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for any inaccuracies therein that could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or similar concept set forth therein).

(ii) Each of the representations and warranties of Parent and Merger Subs in Section 4.1, Section 4.2 and Section 4.7 shall have been true and correct in all material respects on the date they were made and shall be true and correct, individually or in the aggregate, in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent or Merger Subs as of a specified date, which shall be true and correct as of such date) (and without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or similar concept set forth therein).

(iii) Each of Parent and Merger Subs shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an officer for and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) have been satisfied.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1 Survival.

(a) Survival Periods. The representations and warranties of the Company set forth in this Agreement, or in any certificate, agreement, document or other instrument required to be delivered pursuant to this Agreement (the “Certificates”) by the Company, shall survive the Closing and the Effective Time and remain in full force and effect until 11:59 p.m., Pacific time, on the date that is 15 months after the Closing Date (the “Survival Date”); provided, however, that: (i) the Fundamental Representations shall survive the Closing and the Effective Time and remain in full force and effect until 30 days after the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein (and with respect to the Fundamental Representations, the Survival Date shall mean such expiry of the applicable statutes of limitations (including extensions thereof)); and (ii) in the event of fraud or intentional misrepresentation of or by the Company with respect to any representation or warranty set forth in this Agreement or any Certificate, such representation or warranty shall survive indefinitely. If a Claim Certificate asserting a breach of a representation or warranty is delivered before the date on which such representation or warranty ceases to survive, then the claims arising out of the underlying facts specifically set forth in such Claim Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty until such claims are resolved in accordance with this Article VIII. Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties hereto that the foregoing survival periods supersede any applicable statute of limitations applicable to such representations or warranties.

(b) Parent’s Representations. The representations and warranties of Parent and Merger Subs set forth in this Agreement, or in any certificate or other instrument required to be delivered by Parent or Merger Subs pursuant to this Agreement, shall terminate at the Effective Time, other than Section 4.1, Section 4.3 and Section 4.7, which shall survive shall survive the Closing and the Effective Time and remain in full force and effect until 30 days after the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein. In the event of fraud or intentional misrepresentation of or by Parent or Merger Subs with respect to any representation or warranty set forth in this Agreement or certificate described above, such representation or warranty shall survive indefinitely.

(c) Covenants. The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms and Section 6.17(g).

8.2 Indemnification.

(a) Indemnification. By virtue of the First Step Merger, subject to the provisions of this Article VIII, from and after the Effective Time, the Company Stockholders and holders of Company Warrants (each, an “Indemnifying Party”) agree to severally and not jointly, in accordance with their respective Pro Rata Portions, indemnify, defend and hold harmless Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Interim Surviving

Entity and the Final Surviving Entity (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, Taxes, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing, excluding any punitive damages other than to the extent actually paid by an Indemnified Party to a third Person) (individually a “Loss” and collectively “Losses”) paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with the following (the “Indemnifiable Matters”):

(i) (A) any failure of any representation or warranty (other than any Fundamental Representations or Core Representations) made by the Company in this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same force and effect as if such representation or warranty had been made at and as of the Closing Date; and (B) any failure of any representation or warranty made by the Company in any Certificate to be true and correct at and as of the date of such Certificate;

(ii) (A) any failure of any Core Representations to be true and correct as of the date of this Agreement or as of the Closing date with the same force and effect as if such representation or warranty had been made at and as of the Closing Date; and (B) any failure of any Core Representation made by the Company in any Certificate to be true and correct at and as of the date of such Certificate;

(iii) (A) any failure of any Fundamental Representations to be true and correct as of the date of this Agreement or as of the Closing Date with the same force and effect as if such representation or warranty had been made at and as of the Closing Date; and (B) any failure of any Fundamental Representation made by the Company in any Certificate to be true and correct at and as of the date of such Certificate;

(iv) any breach of or failure by the Company or any Indemnifying Party to perform or comply with any covenant or agreement applicable to it set forth in this Agreement or any Certificate;

(v) any (A) claims by or purportedly on behalf of any current or former holder or alleged holder of any security of the Company or any of its Subsidiaries (including any predecessors) (1) relating to or arising out of this Agreement, any Certificates, the transactions contemplated hereby or thereby, the allocation of the amounts payable under this Agreement; or (2) of or for breach of fiduciary duty by the directors of the Company or similar claims; and (B) without duplication, any Dissenting Share Payments in excess of the value that such Person would have received in the First Step Merger for such Dissenting Shares had such shares been converted pursuant to Section 2.7(d), and all interest, costs, reasonable expenses and reasonable fees incurred by Parent, the Company, the Interim Surviving Entity or the Final Surviving Entity in connection with the exercise or attempted exercise of any dissenters’ rights;

(vi) any claim by any actual or purported holder of Company Options for consideration in respect of such Company Options different than as provided in this Agreement, including pursuant to the Plan;

(vii) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to this Agreement or any amounts that a Person was entitled to receive pursuant to this Agreement that was omitted from the Spreadsheet;

(viii) any (A) Excess Expenses and Fees; (B) Closing Indebtedness to the extent that such Closing Indebtedness did not reduce the Base Closing Merger Consideration Amount; and (C) any Shortfall Amount;

(ix) any Pre-Closing Taxes except to the extent that such amount was reflected as a liability in the calculation of the Closing Net Working Capital; or

(x) any fraud or intentional misrepresentation with respect to this Agreement, any Related Agreement or any Certificate on the part of the Company or its officers or directors (in their capacities as such).

(b) No Reimbursement. Notwithstanding any provision of this Agreement, the Charter Documents or any agreement between the Company and any Company Securityholder to the contrary, in no event shall the Interim Surviving Entity, as the successor in interest to the Company by virtue of the First Step Merger, the Final Surviving Entity, as the successor in interest to the Interim Surviving Entity by virtue of the Second Step Merger, Parent or any of its Affiliates be obligated to reimburse, contribute, advance expenses, indemnify or hold harmless any Company Securityholder or any of the Company’s directors or officers for or in connection with any Losses claimed by any Indemnified Party under this Article VIII, other than as permitted pursuant to director and officer indemnification insurance policies or as permitted or required pursuant to Section 6.23.

(c) Materiality Scrape. For the purpose of this Article VIII, only when determining the amount of Losses paid, suffered, incurred or sustained by an Indemnified Party as a result of, arising out of or in connection with any breach or inaccuracy of a representation or warranty of the Company or any failure by the Company or any Indemnifying Party to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality or Company Material Adverse Effect (excluding the definition of Material Contracts), such representation or warranty shall be deemed to be made without such qualification or limitation (but such qualification or limitation shall be taken into account in determining the existence of any breach, inaccuracy or failure of such representation, warranty, covenant or agreement).

(d) Purchase Price Adjustment. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income Tax purposes unless otherwise required by Law.

8.3 Indemnification Limitations.

(a) Aggregate Limitations. Except as otherwise provided in this Section 8.3, (i) the Escrow Fund shall constitute the sole and exclusive remedy of the Indemnified Parties for Indemnifiable Matters pursuant to Section 8.2(a)(i); and (ii) the maximum amount that the Indemnified Parties may recover from any Indemnifying Party for Losses in respect of any Indemnifiable Matters under (A) Section 8.2(a)(i) shall be limited to an amount equal to such Indemnifying Party’s Pro Rata Portion of the property in the Escrow Fund; (B) Section 8.2(a)(ii) shall be limited to an amount equal to such Indemnifying Party’s Pro Rata Portion of the property in the Escrow Fund plus up to $36,000,000 of the Earnout Consideration Amount (and such amount shall be satisfied first from the Escrow Fund and then from the Earnout Consideration Amount) (such excess amount, “Excess Losses”); and (C) Section 8.2(a)(ii) through Section 8.2(a)(x) shall be limited to the portion of the amounts payable under this Agreement actually received by such Indemnifying Party (it being understood that, for purposes of this clause (C), the amount actually received in respect of any Convertible Notes held by an Indemnifying Party shall be deemed to be part of the amount actually received by such Indemnifying Party). Notwithstanding anything to the contrary in this Agreement, there will be no limit on the ability of the Indemnified Parties to recover from an Indemnifying Party if such Indemnifying Party commits, participates in, was responsible for, was complicit in the commission of or had actual knowledge of any fraud or intentional misrepresentation.

(b) Threshold. Except as otherwise provided in this Section 8.3, no Indemnified Party shall be entitled to recover any Losses in respect of any Indemnifiable Matters under Section 8.2(a)(i) unless and the aggregate amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to this Agreement exceeds $1,000,000 (the “Threshold”), in which case the Indemnified Parties shall be entitled to the full amount of all such Losses from the first dollar (including the amount of the Threshold).

(c) Other Limitations. Notwithstanding anything to the contrary in this Agreement:

(i) nothing in this Agreement shall limit the liability of the Company or Parent for any willful or intentional breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements or in any certificates or other instruments required to be delivered pursuant to this Agreement if the First Step Merger is not consummated;

(ii) (A) any Indemnifying Party committing, or having actual knowledge of, any fraud or intentional misrepresentation with respect to this Agreement or the transactions contemplated hereby shall indemnify, and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred or sustained by the Indemnified Parties a result of such fraud or intentional misrepresentation; and (B) none of the Indemnified Party’s equitable or legal claims arising out of fraud or intentional misrepresentation shall be limited or waived by this Article VIII or any other provision in this Agreement with respect to any Person committing such fraud or intentional misrepresentation or any Person who has actual knowledge of such fraud or intentional misrepresentation;

(iii) any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had Knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto;

(iv) if an Indemnified Party’s claim under this Article VIII may be brought under different sections of Section 8.2(a), then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Article VIII;

(v) nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder; and

(vi) nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(d) Taxes Imposed by Parent. Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Parties shall not have any liability or indemnification obligation for any Taxes of the Company or any of its Subsidiaries (i) with respect to any taxable period (or portion thereof) beginning after the Closing Date, other than (A) penalties, interest and additions to Tax incurred in such period that relate to Pre-Closing Taxes; (B) Taxes resulting from breaches of the representations and warranties set forth in Section 3.9(a)(vii), Section 3.9(a)(ix), Section 3.9(a)(x), Section 3.9(a)(xii), Section 3.9(a)(xiii), Section 3.9(a)(xvii), Section 3.9(a)(xix), Section 3.9(b), Section 3.9(c) and Section 3.9(d); and (C) any Taxes attributable to the transactions contemplated by this Agreement, including Transaction Payroll Taxes; or (ii) resulting solely from any action taken by Parent, the Company or any of their Affiliates after the Closing on the Closing Date.

(e) Insurance. For purposes of calculating the amount of Losses, there shall be deducted therefrom an amount equal to the amount of any proceeds actually received by any Indemnified Party from any third party insurer in connection with such Losses (net of applicable costs of recovery or collection thereof as well as any reserves, deductibles, premium adjustments and retrospectively rated premiums).

(f) Non-reliance. For purposes of this Agreement and the transactions contemplated hereby, Parent and Merger Subs acknowledge and agree that (i) they are not entitled to rely on any representations or warranties or other statements of fact or opinion other than the representations and warranties expressly set forth in Article III, as modified by the Disclosure Schedule; (ii) in connection with the transactions set forth herein, Parent and Merger Subs have received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the Company and no representation or warranty (other than as explicitly set forth in Article III, as modified by the Disclosure Schedule) is being made by or on behalf of the Company or any other Person with respect to such matters, it being understood that this clause (ii) will not affect the ability of Parent or Merger Subs to rely on the representations and warranties actually set forth in Article III, as modified by the Disclosure Schedule. For the avoidance of doubt, the parties hereto agree that no Indemnified Person shall be entitled to any recovery for any Losses to the extent already taken into account in the calculation of the Final Adjusted Closing Merger Consideration Amount.

(g) Offset. Subject to this Section 8.3, Parent shall have the right to offset amounts that would otherwise be payable as an Earnout Payment to satisfy any Loss owed to any Indemnified Party under this Article VIII (other than Section 8.2(a)(i)) that is in excess of the property in the Escrow Fund (but only after the Escrow Fund is first depleted). Following the payment of an Earnout Payment, if Parent reasonably determines that one or more future Earnout Payments will not be made, then Parent may recover any Loss owed to any Indemnified Party by recovery of the applicable portion of such paid Earnout Payment (but subject in all cases to the limitations contained in this Section 8.3 and only after the Escrow Fund is first depleted).

8.4 Indemnification Claims Procedures.

(a) Making a Claim for Indemnification; Claim Certificate. If an Indemnified Party believes that it has or may acquire a right to indemnification under this Article VIII, such Indemnified Party may make an indemnification claim pursuant to Section 8.2(a) by delivering a certificate (a “Claim Certificate”) to the Securityholder Representative, with a copy to the Escrow Agent (if and to the extent that the Losses described in the Claim Certificate are recoverable by seeking recourse against the Escrow Fund), or to one or more Indemnifying Parties (if and only to the extent that the Losses described in the Claim Certificate are recoverable by seeking recourse directly against any such Indemnifying Party), (i) stating that such Indemnified Party has paid, sustained, suffered or incurred (or reasonably anticipates that it will have to pay, sustain, suffer or incur) Losses; and (ii) specifying in reasonable detail, to the extent known, the individual items of Losses included in the amount so stated, the date that each such item was paid, sustained, suffered or incurred, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related; provided, however, that the Claim Certificate need only specify such information to the knowledge of such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claim Certificate to the Securityholder Representative or applicable Indemnifying Parties, as the case may be, with a copy to the Escrow Agent (if and to the extent that the Losses described in the Claim Certificate are recoverable by seeking recourse against the Escrow Fund). The date of delivery of a Claim Certificate is referred to herein as the “Claim Date” of such Claim Certificate (and the claims for indemnification set forth therein).

(b) Objecting a Claim for Indemnification; Objection Notice.

(i) Following its receipt of a Claim Certificate, the Securityholder Representative (or in the case of a claim directly against one or more Indemnifying Parties, such Indemnifying Parties) may object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the addresses of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Losses described in the Claim Certificate are recoverable only by seeking recourse against the Escrow Fund); provided, however, that to be effective such Objection Notice must (i) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to 5:00 p.m., Pacific time, on the 30th day following the Claim Date of the Claim Certificate (such deadline, the “Objection Deadline”); and (ii) set forth in reasonable detail the nature of the objections to the claims in the Claim Certificate in respect of which the objection is made.

(ii) If the Securityholder Representative (or the Indemnifying Party, if indemnification is validly being sought hereunder directly from such Indemnifying Party) does not object as provided in Section 8.4(b)(i) to any item or amount set forth in an Claim Certificate prior to the Objection Deadline for such Claim Certificate, then such failure to so object shall be an irrevocable acknowledgement by the Securityholder Representative (or the Indemnifying Party, if indemnification is being validly sought hereunder directly from such Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Claim Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the Indemnifying Party against whom indemnification has been sought (any such claim, an “Unobjected Claim”).

(iii) With respect to an Unobjected Claim against the Escrow Fund, promptly following the Objection Deadline for the Claim Certificate, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Party that has previously delivered such Claim Certificate an amount equal to the amount of Losses set forth in such Unobjected Claim (not to exceed the amount then remaining in the Escrow Fund). With respect to an Unobjected Claim for which the Indemnifying Party is directly liable beyond the amount of the Escrow Fund, Parent shall first exercise its right of offset contained in Section 8.3(g) and thereafter, if and to the extent that the Losses included in the Unobjected Claim are not covered in full by such recovery, then within 30 days of a claim becoming an Unobjected Claim, the applicable Indemnifying Party shall make the applicable payment to such Indemnified Party, subject to the limitations contained in Section 8.3 and Section 8.6.

(c) Procedure Following an Objection. If the Securityholder Representative (or the Indemnifying Party, if indemnification is being validly sought hereunder directly from such Indemnifying Party) does object as provided in Section 8.4(b) to any item(s) or amount(s) set forth in any Claim Certificate, then the Securityholder Representative (or the objecting Indemnifying Party) and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative (or the objecting Indemnifying Party) and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Securityholder Representative (or the objecting Indemnifying Party) and the Indemnified Party and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof.

(d) Resolution of Conflicts.

(i) If the Securityholder Representative (or the Indemnifying Party, in the case of a claim for indemnification validly sought directly from an Indemnifying Party) timely delivers an Objection Notice in accordance with Section 8.4(b)(i), then the Securityholder Representative (or such objecting Indemnifying Party) and Parent (for itself and on behalf of any other Indemnified Party) shall attempt in good faith to agree upon the rights of the respective parties to resolve the objections in the Objection Notice with respect to each such claim. Either the Securityholder Representative (or such objecting Indemnifying Party) and Parent may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld, conditioned or delayed. Mediation shall take place in Santa Clara County, California during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least 10 Business Days’ written notice to all parties. If one party initiates mediation, the parties (A) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute; and (B) shall not pursue other remedies while such mediation is proceeding. If the Securityholder Representative (or the objecting Indemnifying Party) and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by the Securityholder Representative (or the objecting Indemnifying Party) and the Indemnified Party and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent and, in the case of a claim directly against the Indemnifying Parties, to the Indemnifying Parties. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to 90 days following the date an Objection Notice is deemed properly delivered, given and received pursuant to Section 10.1, either Parent or the Securityholder Representative (or the objecting Indemnifying Party) may bring suit in the courts identified in Section 10.7 to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute the amounts from the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

8.5 Third-Party Claims. In the event that any Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that such Indemnified Party in good faith believes may result in a claim for indemnification, such Indemnified Party shall, as promptly as practicable, notify the Securityholder Representative (or, in the event indemnification is validly being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim. The failure to so notify the Securityholder Representative (or such Indemnifying Party, if applicable) of the commencement of any such Third Party Claim will relieve the Indemnifying Parties from liability in connection therewith only if and to the extent that such failure materially and adversely affects the ability of the Indemnifying Parties to defend their interests in such Third Party Claim. The Securityholder Representative shall be entitled on behalf of the Indemnifying Party (or, in the event indemnification is being validly sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at its or their expense, to participate in, but not to determine or conduct, the defense of, or settlement negotiations with respect to, such Third Party Claim. The Securityholder Representative or the Indemnifying Party, as applicable, shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to the other party and the Indemnified Party shall keep the other party reasonably informed and updated as to the status of the Third Party Claim at all times pending resolution thereof. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Securityholder Representative (or, in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party), no settlement of any such Third Party Claim with third party claimants shall be determinative of (i) the amount of Losses relating to such matter; or (ii) unless otherwise previously agreed in writing by the Securityholder Representative or the Indemnifying Party, the existence of an Indemnifiable Matter. Subject to the foregoing sentence, if there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses, then any amounts paid, sustained, suffered or reasonably incurred by the Indemnified Party in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed to be Losses. In the event that the Securityholder Representative has consented to any such settlement with respect to an Indemnifiable Matter under Section 8.2(a), then the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by the Indemnified Parties against the Escrow Fund or against the Indemnifying Parties directly, as the case may be, with respect to such settlement.

8.6 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the Indemnified Parties under Section 8.2(a), at the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount without any act of the Indemnifying Parties in accordance with Section 2.10(a). Such deposit of the Escrow Amount will constitute an escrow fund (together with any interest accrued thereon, the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate the Indemnified Parties for any claims for any Losses paid, sustained, suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date of this Agreement and prior to the Closing, and such later execution shall not affect the binding nature of this Agreement as of the date of this Agreement between the other parties hereto.

(b) Distribution of the Escrow Fund.

(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m., Pacific time, on the Survival Date (such period, the “Escrow Period”).

(ii) Within three Business Days following the end of the Escrow Period, Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to distribute any Parent Common Stock remaining in the Escrow Fund to the Indemnifying Parties in accordance with their respective Pro Rata Portions following such termination as provided in Section 8.6(b)(iii); provided, however, that the Escrow Fund shall not terminate, and the Escrow Agent shall not disburse any shares of Parent Common Stock from the Escrow Fund with respect to any amount in respect of any unsatisfied claims specified in any Claim Certificate delivered prior to any applicable disbursement date or termination date (“Unresolved Claims”) with respect to facts and circumstances existing prior to such disbursement date or termination date or the Survival Date, and any such amount shall not be distributed to the Indemnifying Parties at such time.

(iii) As soon as all Unresolved Claims have been resolved, Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims (A) first, to the Securityholder Representative for any Securityholder Representative Expenses; and (B) second, to the Indemnifying Parties. Deliveries of shares of Parent Common Stock out of the Escrow Fund to the Indemnifying Parties pursuant to this Section 8.6 shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Company Securityholder rounded down to the nearest share of Parent Common Stock. Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall be entitled to deduct and withhold from any property in the Escrow Fund deliverable pursuant to this Agreement to any Company Securityholder such amounts as are required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any applicable legal requirement. To the extent that such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(iv) For purposes of this Agreement, the amount of shares of Parent Common Stock in the Escrow Fund to be paid to the Indemnified Parties in respect of any Losses, if any, shall equal the applicable amount of the Losses divided by the Closing Price (rounded down to the nearest whole share).

(c) Protection of the Escrow Fund; Tax Reporting.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such funds as trust funds in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII and Section 2.10.

(ii) Parent and the Escrow Agent will cooperate to maintain an appropriate ledger of the shares of Parent Common Stock held in the Escrow Fund and the applicable Company Securityholder to which those shares are allocated. The Escrow Agent will be shown as the registered owner of all shares of Parent Common Stock in the Escrow Fund on the certificate(s) evidencing such shares (if such shares are certificated) and on the books and records of Parent, but the applicable Company Securityholders will have all rights with respect to the shares of Parent Common Stock held in the Escrow Fund during the period of time in which such shares have not been transferred or repurchased (including the right to instruct the Escrow Agent how to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such shares), except the right of possession or transfer thereof. The parties hereto agree that the applicable Company Securityholder is the owner of such shares issued to such Company Securityholder pursuant to this Agreement and held by the Escrow Agent.

(iii) Each of Parent and, prior to the Closing, the Company and, after the Closing, the Securityholder Representative shall use commercially reasonable efforts to cause each Indemnifying Party to provide to the Escrow Agent any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable (which must be originally executed), or any similar form requested by the Escrow Agent; provided, however, that the Escrow Agent shall rely upon (and obtain copies from Parent as necessary, to the extent that Parent has received such forms prior to the Closing) all tax forms used and collected by Parent in connection with Closing payments pursuant to Section 2.10(b)(ii).

(iv) The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Company hereby represent and warrants to the Escrow Agent that (A) there is no sale or transfer of a United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (B) except as provided in the Spreadsheet, no Indemnifying Party is subject to withholding on payments made in connection with the Merger, other than backup withholding on failure to provide any required tax documentation. The Indemnifying Parties agree to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, except to the extent such amounts relate to the Escrow Agent’s fraud or gross negligence, failure to withhold, or failure to perform any backup withholding. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(d) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except as a result of gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith; or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and that the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses, then Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses and recover an amount equal from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) Parent and the Indemnifying Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid out of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Parent and the Securityholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent by Parent (which appointment shall be subject to the reasonable consent of the Securityholder Representative). The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e) Fees. Parent shall pay all initial setup and ongoing maintenance fees of the Escrow Agent for performance of its duties hereunder in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that (i) the conditions of this Agreement are not promptly fulfilled, (ii) the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, (iii) the parties request a substantial modification of the terms of this Agreement or (iv) any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.7 Securityholder Representative.

(a) Terms of Appointment. By virtue of the adoption and approval of this Agreement and the approval of the First Step Merger by the Indemnifying Parties, each of the Indemnifying Parties shall be deemed to have agreed to appoint the Securityholder Representative as his, her or its agent and attorney-in-fact, as the Securityholder Representative with full power and authority to act for and on behalf of the Indemnifying Parties to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by such Indemnified Party pursuant to Section 8.2(a), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and request mediation as provided in this Agreement and comply with orders of courts and awards of mediators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and request mediation and comply with orders of courts and awards of mediators with respect to, any other claim by any Indemnified Party against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, to authorize the sale of all of the shares of Parent Common Stock in the Escrow Fund and deliver an Escrow Sale Instruction Letter to the Escrow Agent, and to execute all documents necessary or appropriate in the sole opinion of the Securityholder Representative for the accomplishment of the foregoing, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Securityholder Representative may resign at any time. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Securityholder Representative may not be removed unless holders of a majority of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representative may be filled by the vote of the holders of a majority of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time. No bond shall be required of the Securityholder Representative. After the Closing, notices or communications to or from the Securityholder Representative shall constitute notice to or from the Indemnifying Parties.

(b) Securityholder Representative Expenses. The Securityholder Representative shall not be liable for any act done or omitted hereunder as Securityholder Representative while acting in good faith and without gross negligence or willful misconduct. The Indemnifying Parties shall severally and not jointly indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs or expenses (including the fees and expenses of counsel and experts and all expenses with respect to document location, duplication and shipment) arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative (collectively, “Securityholder Representative Expenses”), in each case as such Securityholder Representative Expense is suffered or incurred; provided, that in the event that any such Securityholder Representative Expense is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Securityholder Representative Expenses to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Indemnifying Parties, any such Securityholder Representative Expenses shall be recovered by the Securityholder Representative from if then available after satisfaction of all claims of an Indemnified Party, the amounts in the Escrow Fund prior to any distribution thereof to the Indemnifying Parties; provided, however, that while the Securityholder Representative Expenses may be paid from the Escrow Fund, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Securityholder Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance his own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or the termination of this Agreement. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative.

(c) Expense Fund. At the Closing, the Company will wire transfer to the Securityholder Representative an amount equal to $200,000 (the “Expense Fund”), which the Securityholder Representative will use solely for the purpose of paying directly, or reimbursing the Securityholder Representative for, any third party expenses incurred by the Securityholder Representative pursuant to this Agreement. The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of his gross negligence or willful misconduct. The Securityholder Representative will hold the funds in the Expense Fund separate from his other funds, will not use such funds for his operating expenses or any other purposes and will not voluntarily make the Expense Fund available to his creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the release in full of the Escrow Fund, the Securityholder Representative will deliver the balance of the Expense Fund to Parent (or such other entity selected by Parent) for further distribution to the Company Securityholders and among them in proportion to their respective Pro Rata Portion. The Expense Fund will be considered a Third Party Expense.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the First Step Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the First Step Merger shall not have been consummated by March 31, 2015 (such date, the “End Date”); provided, however, that if the Effective Time shall not have occurred before the End Date, but as of the End Date all of the conditions to the obligations of the parties to consummate the First Step Merger pursuant to Article VII, other than (i) those conditions that by their nature are to be satisfied at the Closing, and (ii)(A) either any of the conditions set forth in Section 7.1(b) or Section 7.1(c) (but only to the extent the matter giving rise to the failure of such condition to be satisfied is related to Antitrust Laws); or (B) the conditions set forth in Section 7.1(d) have, in each case, been satisfied or waived in writing, then at the election of either Parent or the Company, the End Date shall be extended for a period of 60 days; and provided further, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the First Step Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent, if any requirement under Law makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint is in effect and that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in such requirement under Law or such action;

(d) by Parent if the Stockholder Written Consent is not delivered to Parent within three Business Days after the receipt of a California Permit;

(e) by Parent if there shall be any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would constitute an Action of Divestiture;

(f) by Parent if Parent and Merger Subs are not in material breach of any of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within 20 days after written notice thereof has been provided to the Company; provided, however, that no cure period shall be required for a breach that by its nature cannot be cured and in no event shall the cure period extend beyond the End Date; or

(g) by the Company if the Company is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Subs set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within 20 days after written notice thereof has been provided to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend beyond the End Date.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Subs, the Company or any of their respective directors, officers, employees, stockholders, representatives, agents or Affiliates; provided, however, that each party hereto and thereto shall remain liable for any willful or intentional breaches of this Agreement, any Related Agreements or any Certificate or other instrument delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Section 6.4, Section 6.5, Section 6.8, Article X and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Indemnifying Parties agree that any amendment of this Agreement following the Effective Time that is signed by the Securityholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent and Merger Subs, on the one hand, and the Company, on the other hand, and at any time following the Effective Time, Parent and the Company, on the one hand, and the Securityholder Representative, on the other hand, may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations of the other party hereto; (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Indemnifying Parties agree that any extension or waiver signed by the Securityholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver. No delay or failure by any party hereto to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):

(a)	if to Parent, Merger Subs or the Company (after the Closing), to:

SolarCity Corporation

3055 Clearview Way

San Mateo, CA 94402

Attn:   Tanguy Serra and Seth Weissman

Fax:    (650) 560-6573

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:   Steven V. Bernard

Fax:    (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, NY 10019-6022

Attn:   Sacha D. Ross

Fax:    (212) 999-5899

(b)	if to the Company (prior to the Closing), to:

Silevo, Inc.

45655 Northport Loop East

Fremont, CA 94538

Attn:   Chief Executive Officer

Fax:    (510) 771-1370

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attn:   Paul L. Sieben

Fax:    (650) 473-2601

(c)	if to the Securityholder Representative, to

Richard Lim

c/o GSR Ventures

245 Lytton Ave., Suite 350

Palo Alto, CA 94301

Fax:    (650) 331-7301

(d)	if to an Indemnifying Party, to the addresses set forth in the Spreadsheet; and

(e)	If to the Escrow Agent, to:

U.S. Bank National Association

One California Street, Suite 1000

San Francisco, CA 94044

Attn:   Sheila K. Soares, with reference to Project Sunflower

Fax:    (415) 677-3768

10.2 Counterparts; Execution. This Agreement and any amendments may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.3 Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement, the Exhibits and Schedules to this Agreement, the Disclosure Schedule, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior Contracts among the parties with respect to the subject matter hereof; (b) are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, other than (i) as set forth in Section 6.23 and Section 10.11; (ii) the Indemnifying Parties; and (iii) the Indemnified Parties with respect to the rights under Article VIII; and (c) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to any of its Affiliates so long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Other Remedies. Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

10.7 Dispute Resolution. The parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in any state or federal court located in New Castle County, Delaware. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The parties hereto waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of such courts for any reason, or that it or any of its property is immune from the above-described legal process; (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts; or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.9 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses and identification and authorization documents from individuals claiming authority to represent the Person or other relevant documentation. The parties hereto each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

10.10 Escrow Security Procedures.

(a) Security Procedures. Parent and the Securityholder Representative shall each deliver to the Escrow Agent a fully executed incumbency certificate naming the officers who have the authority to execute and amend this Agreement. Exhibit K names the authorized representatives who are authorized to provide disbursement instructions with respect to the Escrow Fund, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer or authorized representative. In the event funds transfer instructions are given, whether in writing or by fax, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to one or more of the persons designated in Schedule 10.10 who is different from the person who gave the transfer instruction, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer to Parent may rely solely upon any account numbers or similar identifying numbers provided by Parent to identify (i) the beneficiary; (ii) the beneficiary’s bank; or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Fund for any payment order it executes using any such identifying number in a manner consistent with the written instructions from (A) Parent, to the extent that it relates to payments to Parent; or (B) the Securityholder Representative, to the extent that it relates to payments to the Securityholder Representative or the Indemnifying Parties. Parent and the Securityholder Representative each acknowledge that the security procedures set forth in this Section 10.10 are commercially reasonable.

(b) Disbursement to Parent. Unless the Escrow Agent is otherwise instructed in writing by Parent, Parent acknowledges that the Escrow Agent is authorized to use the funds transfer instructions to disburse any funds due to Parent under this Agreement without a verifying call-back as set forth on Exhibit K.

10.11 Representation of Company Securityholders and the Company. Each of the parties to this Agreement hereby acknowledges and agrees, on its own behalf and on behalf of each of its Affiliates, that (a) O’Melveny & Myers LLP (“OMM”) represents and has represented the Company and various of the Company Securityholders in other matters; (b) OMM may serve as counsel to each and any Company Securityholder and its respective Affiliates in the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby; and (c) following the consummation of the Merger and the other transactions contemplated hereby, OMM (or any successor) may serve as counsel to any Company Securityholder or to the Securityholder Representative in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Merger and the other transactions contemplated hereby notwithstanding such representation or any continued representation of any Company Securityholder or any of their Affiliates in matters relating to the Company, its Subsidiaries, the Merger and the other transactions contemplated hereby, and each of the parties hereto (on its own behalf and on behalf of its respective affiliates) consents to the foregoing and irrevocably waives any conflict of interest arising therefrom. For the avoidance of doubt, the foregoing does not constitute a waiver by Parent or any of its Affiliates of any conflict arising out of OMM’s representation of Parent or any of its Affiliates (including the Surviving Corporation) following the Effective Time. OMM is an intended third party beneficiary of this Section 10.11.

10.12 Privileged Information. Parent, for itself, Merger Subs, the Interim Surviving Entity and the Final Surviving Entity and its and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all attorney-client privileged communications between the Company Stockholders, the Company and counsel to the Company made exclusively in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement that immediately prior to the Closing would be deemed to be privileged communications of the Company Stockholders, the Company or its counsel and would not be subject to disclosure to Parent, the Interim Surviving Entity or the Final Surviving Entity in connection with any process relating to a dispute arising under or in connection with this Agreement or any of the Related Agreements shall continue after the Closing to be privileged communications with such counsel, and none of Parent, the Interim Surviving Entity or the Final Surviving Entity shall seek to obtain such communications by any process on the grounds that the privilege attaching to such communications belongs to the Company and not the Company Stockholders. Other than as explicitly set forth in this Section 10.12, the parties hereto acknowledge that any attorney-client privilege attaching as a result of counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Interim Surviving Entity and the Final Surviving Entity, and not the Company Stockholders, after the Closing.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub One, Merger Sub Two, the Company, the Securityholder Representative and the Escrow Agent have executed this Agreement as of the date first written above.

SOLARCITY CORPORATION

By:	/s/ Lyndon R. Rive
	Name:	Lyndon R. Rive
	Title:	Chief Executive Officer

SUNFLOWER ACQUISITION CORPORATION

By:	/s/ Lyndon R. Rive
	Name:	Lyndon R. Rive
	Title:	President

SUNFLOWER ACQUISITION LLC

By:	/s/ Lyndon R. Rive
	Name:	Lyndon R. Rive
	Title:	President

[Signature Page Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub One, Merger Sub Two, the Company, the Securityholder Representative and the Escrow Agent have executed this Agreement as of the date first written above.

SILEVO, INC.

By:	/s/ Zheng Xu
	Name:	Zheng Xu
	Title:	Chief Executive Officer

[Signature Page Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub One, Merger Sub Two, the Company, the Securityholder Representative and the Escrow Agent have executed this Agreement as of the date first written above.

RICHARD LIM,
solely in his capacity as the Securityholder Representative

/s/ Richard Lim
Name:	Richard Lim

[Signature Page Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub One, Merger Sub Two, the Company, the Securityholder Representative and the Escrow Agent have executed this Agreement as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION,
with respect to Article VIII, Article IX and Article X only

By:	/s/ Sheila K. Soares
	Name:	Sheila K. Soares
	Title:	Vice President

[Signature Page Merger Agreement]